          As filed with the Securities and Exchange Commission on June 15, 1999
                                                     Registration No. 333-42689

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                   POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         PRECEPT BUSINESS SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                 TEXAS                                   7389                               75-2487353
    (State or Other Jurisdiction of          (Primary Standard Industrial                (I.R.S. Employer
    Incorporation or Organization)           Classification Code Number)               Identification No.)

                                                                            WILLIAM W. SOLOMON, JR.
             PRECEPT BUSINESS SERVICES, INC.                            PRECEPT BUSINESS SERVICES, INC.
           1909 WOODALL RODGERS FRWY. SUITE 500                      1909 WOODALL RODGERS FRWY. SUITE 500
                   DALLAS, TEXAS 75201                                        DALLAS, TEXAS 75201
                      (214) 754-6600                                            (214) 754-6600
     (Address and telephone of registrant's principal          (Address and telephone of registrant's principal
                    executive offices)                                        executive offices)


                          COPIES OF COMMUNICATIONS TO:

                             CHARLES D. MAGUIRE, JR.
                              JACKSON WALKER L.L.P.
                           901 MAIN STREET, SUITE 6000
                            DALLAS, TEXAS 75202-3797
                            TELEPHONE: (214) 953-6000
                           TELECOPIER: (214) 953-5822

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                   SUBJECT TO COMPLETION, DATED JUNE 15, 1999

                                   PROSPECTUS

                                7,118,181 SHARES

                         PRECEPT BUSINESS SERVICES, INC.

                              CLASS A COMMON STOCK

                             ----------------------

         This Prospectus relates to our offer and issuance of up to 6,366,428 shares of our Class A Common Stock from time to time in connection with future business combinations, mergers and/or acquisitions.

         - The stock will be issued at the prices and on the terms that we negotiate with the owners or officers of the businesses we plan to acquire.

         - We will value the shares issued in each acquisition based on prices reasonably related to market prices of the Class A Common Stock at the time of the acquisition agreement, delivery of the shares or otherwise. We have not fixed a period of time within which the shares may be offered or sold.

         - We will pay all of the expenses of this offering. There will not be any underwriting discounts or commissions in connection with the issuance of shares in business acquisitions.

         _ We will provide a prospectus supplement each time we issue shares in an acquisition. The prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this Prospectus.

         When we issue shares under this Prospectus, we may promise the recipient that the amount the recipient receives from a later sale of such shares will not be lower than the valuation (or a specific amount related to such valuation) we used at the time we originally issued the shares. This guaranty will be limited in duration and may require us to make up any shortfall (including any shortfall attributable to brokers' commissions and selling expenses) in cash or by issuing additional shares under this Prospectus.

         Certain of our shareholders listed under "Principal and Selling Shareholders" on page 40, below, are offering and selling up to 751,753 shares of Class A Common Stock under this Prospectus. The selling shareholders acquired the shares in connection with certain of our recent acquisitions. Additionally, with our consent, persons who will receive shares under this Prospectus in connection with acquisitions may use this Prospectus to sell such shares at a later date. The selling shareholders may offer their shares through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of shares by the selling shareholders. The selling shareholders will pay any selling commissions from the sales, and we will pay all other registration expenses relating to the offer and sale of the stock.

         Our Class A Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "PBSI" On June 8, 1999, the closing sale price of the common stock was $4.81 per share.

                                 --------------

         INVESTING IN THE CLASS A COMMON STOCK INVOLVES RISK. BEFORE YOU INVEST, YOU SHOULD CONSIDER CAREFULLY THE "RISK FACTORS" ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE CLASS A COMMON STOCK OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is _______________, 1999.

The information contained in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.


                                                 TABLE OF CONTENTS

Where You Can Find More Information...............................................................................2
Prospectus Summary................................................................................................3
Risk Factors......................................................................................................6
Dividend Policy .................................................................................................13
Price Range of Common Stock......................................................................................13
Selected Consolidated Financial Data.............................................................................14
Management's Discussion and Analysis of Financial Condition and Results of Operations........................... 16
Business.........................................................................................................25
Management.......................................................................................................33
Certain Relationships and Related Transactions...................................................................38
Principal and Selling Shareholders ..............................................................................40
Description of Securities........................................................................................42
Shares Eligible for Future Sale..................................................................................47
Plan of Distribution.............................................................................................48
Legal Matters....................................................................................................48
Experts..........................................................................................................48
Index to Financial Statements...................................................................................F-1


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any documents we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Additionally, the SEC maintains a Website at http://www.sec.gov where certain information regarding issuers, including Precept, may be found.

         This Prospectus is part of a Registration Statement that we filed with the SEC. This Prospectus does not contain all the information set forth in the Registration Statement, such as certain exhibits and schedules. You can get a copy of the Registration Statement from the SEC at the address listed above or from its Website.

         NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PRECEPT OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                               PROSPECTUS SUMMARY

         THE FOLLOWING IS ONLY A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND IS NOT COMPLETE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, CONTAINED ELSEWHERE IN THIS PROSPECTUS. THE TERM "PRECEPT" REFERS TO PRECEPT BUSINESS SERVICES, INC. AND ITS WHOLLY OWNED SUBSIDIARIES. ALL SHARE NUMBERS REFLECT A 1 FOR 7 REVERSE STOCK SPLIT EFFECTED ON DECEMBER 4, 1998. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADER "RISK FACTORS" ON PAGE 6, BELOW.

                                   THE COMPANY

         Precept is an independent distributor offering single source solutions for automated document management services, inventory control and order processing via the internet, as well as many other E-commerce services, while providing top quality custom and stock business products to companies of all sizes throughout the United States. We also operate various corporate transportation services companies focusing on chauffeured town car and limousine services. We were founded in 1988 as a regional business products distributor in Dallas, Texas, and since that time have grown, both internally and through acquisitions, to 58 locations throughout the United States. Business products we distribute include custom business forms, commercial printing/graphic arts, electronic forms, custom stock labels, computer supplies, envelopes and advertising specialty products. We provide comprehensive information solutions for our customers' business products, inventory control and document management needs. In addition, we provide electronic forms capabilities and integration of our customers accounting operations to streamline information flow and reduce overall operating costs. Our business strategy is (1) to act as a premier sole source "corporate outsourcer" providing a broad array of business products to our customers while reducing overall procurement costs and providing a high level of customer service, (2) to continue to expand the transportation operations, emphasizing executive town car and limousine chauffeured services, particularly in the tri-state New York area, the Northeastern United States, and pursue selected acquisition opportunities focusing on the 30 to 40 largest population centers in the United States, and (3) to continue our expansion through strategic acquisitions and internal growth.

         Our goal in the business products and document management business has been to acquire or establish centrally managed networks of regional offices and warehouses in major metropolitan markets throughout the United States. As a result, we have completed 21 acquisitions of these regional business products distributors since inception. Once a regional office/warehouse is acquired or established, we seek to leverage our distribution capabilities by acquiring smaller companies or opening satellite sales offices in the surrounding areas. We also seek to increase the sales and profitability of our acquired companies by integrating our business strategy and through elimination of redundant operating expenses. We plan to continue to actively pursue this consolidation strategy within the business products distribution and document management industries.

         We believe that the acquisition and operational experience of our management team provides us with the ability to execute upon the growth component of our business strategy. In our fifth year of existence, we were recognized as the largest independent business products distributor by a national business products magazine and are currently one of the top three independent distributors in the United States. Our management team brings extensive experience in the acquisition and integration of businesses. We believe we can and will become the "consolidator of choice" in the business products distribution and document management industries.

         The industry in which we operate is large, fragmented and, we believe, rapidly consolidating. We believe that opportunities exist to consolidate participants in the industry and that our principal competitors are direct manufacturers and independent distributors of business products. We also believe the market for the business products we distribute is in excess of $20 billion annually with the top 100 independent distributors representing $1.6 billion annually, or 7.8% of the total market. We believe independent distributors' market share will continue to grow in the future as more target customers make the decision to outsource the distribution of their business products and document management needs.

         We believe that similar consolidation possibilities exist in the corporate transportation services industry. We believe the chauffeured vehicle service industry, in particular, presents an attractive opportunity for consolidation. In 1998, the chauffeured vehicle service business accounted for approximately $4.0 billion in revenues to at least 3,000 companies throughout the United States. We believe that no one company currently represents more than 2% of the overall market.

         Precept was incorporated under the laws of the State of Texas in May 1993. We previously operated under the name "Precept Investors, Inc." which name was changed to "Precept Business Services, Inc." on February 6, 1998. We became a publicly-owned company on March 20, 1998, when we completed the acquisition of substantially all of the operations of U.S. Transportation Systems, Inc. ("USTS"). Our principal corporate offices are located at 1909 Woodall Rodgers Frwy, Suite 500, Dallas, Texas 75201, and our telephone number at that address is (214) 754-6600.

                               RECENT DEVELOPMENTS

         In March 1998, we acquired nearly all of the assets of USTS and listed our Class A Common Stock and warrants to purchase Class A Common Stock on the Nasdaq SmallCap Market. As part of the acquisition of USTS, we issued 1,373,214 shares of Class A Common Stock to USTS and assumed 259,286 warrants held by former shareholders of USTS. In April 1998, USTS distributed the shares of Class A Common Stock to USTS' shareholders.

         On June 1, 1998, we sold our 75% interest in the common stock of U.S. Trucking, Inc., a long-haul trucking business, which we acquired from USTS in March of the same year. We have also completed the following recent acquisitions: (1) on April 13, 1998, we acquired all of the issued and outstanding stock of InfoGraphix, Inc., a Boston-based business product and service provider and document management service distributor, (2) on June 19, 1998, we acquired all of the issued and outstanding stock of MBF Corporation, a Louisiana-based provider of printed products, distribution services and information solutions, (3) on September 4, 1998, we acquired through a merger Creative, Inc., a New England-based provider of printed business forms, distribution services and information solutions, (4) on September 18, 1998, we acquired through a merger Southern Systems Business Forms & Data Supply, Inc., a South Carolina-based provider of printed products, distribution services and information solutions, (5) on October 1, 1998, we acquired through a merger Garden State Leasing & Rent-A-Car Corporation, a New Jersey-based provider of corporate transportation services and (6) on May 5, 1999, we acquired through mergers Ambassador Limousine Services, Inc. and Ambassador Transportation Services, Inc., both Connecticut corporations, and we acquired the assets of Ambassador Executive Coaches, L.L.C., a Connecticut limited liability company. In 1999, we also acquired two additional business products companies and two additional transportation services companies.

         On March 22, 1999, we entered into a Revolving Line of Credit Agreement with Bank One, Texas, N.A. which provides us up to $40 million for borrowing to be used for acquisitions, working capital and general corporate purposes.

         In the third quarter of fiscal 1999, we recorded goodwill write-down and other non-recurring charges totaling $14.3 million relating to events which occurred during that quarter.

         In April 1999, David Neely, our former Chairman and Chief Executive Officer, resigned from his position as an officer and director.

         On December 4, 1998, we effected a 1 for 7 reverse stock split of our Class A Common Stock. Our Class A Common Stock is traded through the Nasdaq SmallCap Market, and we have applied to have our Class A Common Stock approved for quotation on the Nasdaq National Market.

                                                    THE OFFERING


Class A Common Stock offered.............................     7,118,181 shares (of which up to 751,753 shares may
                                                              be sold by selling shareholders)

Class A Common Stock outstanding as of May 15, 1999 .....     8,557,045 shares


                                       4



Class A Common Stock offered.............................     7,118,181 shares (of which up to 751,753 shares may
                                                              be sold by selling shareholders)

Nasdaq SmallCap Market symbol............................     PBSI


                                RISK FACTORS

         The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 6, below.

                     SUMMARY FINANCIAL AND OPERATING DATA

         The following table presents summary financial and operating information from continuing operations as of and for each of the five years in the period ended June 30, 1998 as well as the nine month periods ended March 31, 1999 and 1998. This financial information is significantly affected by the businesses acquired by Precept for each of the periods presented. The historical financial statements of Precept for all periods presented have been restated to combine the financial statements of two businesses acquired in 1998 that have been accounted for following the pooling of interests method. The amounts presented below are in thousands, except per share data.

                                                                                                       NINE MONTHS ENDED
                                                      FISCAL YEAR ENDED JUNE 30,                           MARCH 31,
                                        -------------------------------------------------------        -----------------
                                        1998        1997         1996         1995         1994        1999         1998
                                        ----        ----         ----         ----         ----        ----         ----
Statement of Operations data:

  Total revenue..............        $122,992    $115,963     $111,304     $93,397      $81,021     $121,865     $86,180
  Total operating expenses...         119,080     113,361      109,452      90,665       77,925      130,600      84,641
                                     --------    --------     --------     -------      -------     --------     -------
  Operating income (loss)....           3,912       2,602        1,852       2,732        3,096       (8,735)      1,539

  Interest and other expense.           1,936         618          929         357        1,937        1,857         543
  Income tax provision(benefit)           790         828           16         356          791       (1,532)        398
                                     --------    --------     --------     -------      -------     --------     -------
  Net income (loss)..........        $  1,186    $  1,156     $    907     $ 2,019      $   368      $(9,060)    $   598
                                     --------    --------     --------     -------      -------     --------     -------
                                     --------    --------     --------     -------      -------     --------     -------
  Net income (loss) per share:

    Basic.....................       $   0.18    $   0.19     $   0.15     $  0.33      $  0.06       $(1.10)    $  0.09
    Diluted...................       $   0.18    $   0.19     $   0.15     $  0.33      $  0.06       $(1.10)    $  0.09
Weighted average shares:

    Basic.....................          6,480       6,089        6,071       6,116        6,135        8,208       6,392
    Diluted(1)................          6,599       6,089        6,071       6,116        6,135        8,208       6,437


                                                                                                          AS OF
                                                             AS OF JUNE 30,                              MARCH 31,
                                          -------------------------------------------------------        ---------
                                          1998        1997         1996         1995         1994           1999
                                          ----        ----         ----         ----         ----           ----
Balance sheet data:
Trade accounts receivable...            $15,595      $14,235      $15,089      $13,115      $4,073         $20,464
Inventory...................              5,133        3,225        2,621        3,062         535           5,598
Working capital.............             13,837       13,394       15,288       14,583       7,609           6,279
Property and equipment, net.              5,751        3,549        2,427        1,961         870           7,531
Intangible assets, net......             19,558        5,040        4,774        2,290          --          38,785
Total assets................             56,487       37,292       39,740       31,745      31,224          80,877
Long-term debt..............             20,085        7,821        5,397        1,128       1,047          29,677
Shareholders' equity........             22,002       16,102       19,059       18,846      18,545          24,870


---------------------

         (1) Weighted average common outstanding shares for the year ended June 30, 1994 represent the number of shares outstanding as of June 30, 1994, since the actual weighted average common outstanding shares during those years in which Precept was a division of a previous consolidated group is not useful. Pro forma per share and weighted average common outstanding shares reflect the 1 for 7 reverse stock split effected in December 1998.

                                  RISK FACTORS

         AN INVESTMENT IN THE CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE PURCHASING ANY OF THE SHARES OF CLASS A COMMON STOCK. FURTHER, THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, GOALS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. YOU ARE CAUTIONED THAT, WHILE THE FORWARD-LOOKING STATEMENTS REFLECT OUR GOOD FAITH BELIEFS, THEY ARE NOT GUARANTEES OF FUTURE PERFORMANCE, AND INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES. YOU SHOULD NOT PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENT. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROSPECTUS. SOME OF THE FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THE RISK FACTORS DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD SUFFER AND THE TRADING PRICE OF OUR CLASS A COMMON STOCK MAY DECLINE.

COMPETITION FOR ACQUISITIONS MAY IMPEDE OUR BUSINESS STRATEGY

         We believe that the fragmentation of our industries and the consolidation trend has intensified competition for acquisition targets. This results in fewer acquisition targets and increased acquisition expectations by potential targets. Thus, it will be more difficult to purchase acquisition targets at reasonable prices or at all. Because our success is based on our ability to grow quickly, and we intend to grow primarily through acquisitions, this competition could negatively affect our profitability. Furthermore, increased acquisitions in the industry will make it more difficult to maintain and internally grow our customer base due to a reduced available market share.

         Since 1991, we have completed the acquisition of 33 businesses. Since the end of our 1998 fiscal year, we have completed the acquisition of four business products distributors and four transportation services companies. We have continued to actively negotiate to acquire additional businesses that offer business products distribution and transportation services. However, there can be no assurance that future acquisitions will occur at the same pace or be available to us on favorable terms, or at all. Also, there can be no assurance that we will complete acquisitions in a manner that coincides with the end of our fiscal quarters. The failure to complete acquisitions on a timely basis could have a material adverse effect on our ability to meet our quarterly projected results and the projected results estimated by investors and analysts. Likewise, delays in implementing planned integration strategies and activities could also affect our quarterly earnings.

         Furthermore, the volatility of our stock price may impede our ability to complete acquisitions. For example, if we are unable to use our Class A Common Stock as consideration in acquisitions because we believe the market price of such stock is too low or because the acquisition targets conclude that the market price of such stock is too volatile, we would need to use cash and/or notes to make acquisitions. In that case, we would be unable to account for such acquisitions under the pooling-of-interest method of accounting (which is available only for all-stock acquisitions). This condition and the unavailability of cash or debt financing might adversely affect the pace of our acquisition program and the impact of acquisitions on our quarterly results.

IF WE FAIL TO INTEGRATE OUR ACQUISITIONS SUCCESSFULLY, OUR RESULTS OF OPERATIONS WILL SUFFER; WE WILL HAVE A LIMITED COMBINED OPERATING HISTORY

         One of our business strategies, to grow through acquisitions of existing business products distributors and transportation service companies, involves numerous risks, including, among others, the following:

         - the difficulty of assimilating the acquired operations and personnel;
         -        the potential disruption of our ongoing business;
         - the potential inability of management to successfully incorporate acquired products and services into our product and service offerings and to maintain uniform standards, controls, procedures and policies;
         - the risks of entering markets in which we have little or no direct prior experience;

         - the potential impairment of relationships with employees and customers as a result of changes in management;
         - the risk that critical members of the sales force of the acquired operations leave and become competitors of our ongoing business; and
         - the risk that our management and financial controls, personnel, computer systems and other corporate support systems will not be adequate to manage the increase in the size and scope of increased operations.

         We may not be successful in overcoming these risks or any other problems encountered in connection with future acquisitions. In addition, any such transaction could negatively affect our operating results due to dilutive issuances of equity securities, the incurrence of additional debt and the amortization of expenses related to goodwill and other intangible assets, if any.

         Since our inception, we have acquired 33 companies and continue to execute our acquisition strategy. In most cases, the managers of the acquired companies have continued to operate their companies after being acquired. We have integrated the businesses acquired prior to April 1998; however, there can be no assurance that we will be able to integrate all of the companies acquired since April 1998 within our operations without substantial costs, delays or other problems. In addition, our executive management group may not be able to continue to oversee and effectively implement our operating or growth strategies in each of the markets we serve. Finally, the rapid pace of acquisitions may adversely affect our continuing efforts to integrate and manage those acquisitions profitably.

WE HAVE EXPERIENCED SIGNIFICANT GOODWILL WRITE-DOWNS

         In the third quarter of fiscal 1999, we recorded goodwill write-downs and other non-recurring charges totaling $14.3 million relating to acquisitions and other events which occurred during that quarter. For example, a customer's nonrenewal of its contract with us and the departure of substantially all of the management and sales force of a company we acquired necessitated a write-down of the goodwill associated with those acquisitions. Although management does not expect further write-downs, it is possible that they may occur in connection with future acquisitions or other events.

RISKS RELATED TO EXPANSION INTO NEW PRODUCT AND SERVICE AREAS, PARTICULARLY BY ACQUISITIONS

         Our ability to manage an aggressive consolidation program in our industries has not yet been fully tested. We have increased the range of products and services we offer through acquisitions of companies offering products and services that are complementary to ours. Our efforts to sell additional products and services to existing customers are ongoing and there can be no assurance that such efforts will be successful.

         In addition, there can be no assurance that companies that have been acquired or that may be acquired in the future will achieve sales and profitability levels that justify the purchase prices paid by us. Acquisitions may involve a number of special risks that could have a material adverse effect on our operations and financial performance, including (1) adverse short-term effects on our reported operating results, (2) diversion of management's attention, (3) difficulties with the retention, hiring and training of key personnel, particularly sales personnel, (4) risks associated with unanticipated problems or legal liabilities and (5) amortization of acquired intangible assets. Finally, although we conduct due diligence and generally receive representations, warranties and indemnification from the former owners of acquired companies, there can be no assurance that such owners will have accurately represented the financial and operating conditions of their companies. If an acquired company's financial or operating results were misrepresented, the acquisition could have a material adverse effect on our results of operations and financial condition.

INTENSE COMPETITION AND INDUSTRY CONSOLIDATION MAY RESULT IN REDUCED REVENUES AND PROFITABILITY

         We operate in a highly competitive environment. In our markets, we generally compete with numerous larger and smaller companies offering business products and transportation services, many of which are well-established in their markets. In addition, in the business products distribution markets, we compete with several national retail office products companies and national contract stationers. Many of these competitors possess greater financial, personnel and other resources than we have. Most, if not all, of our large competitors operate in many of our geographic and product markets. In addition, other competitors may choose to enter our geographic and product markets. As a result of this competition, we may lose customers or have difficulty acquiring new customers. As a result of competitive pressures on the pricing of products, our revenues or margins may decline.

         We also face significant competition to acquire additional businesses as the business products industry undergoes continuing consolidation. Significant competition exists, or is expected to develop, in the other markets that we serve or are planning to enter as consolidation occurs (or accelerates) in those markets. We believe that our major competitors are actively pursuing acquisitions in the United States and outside of the United States. Many of these entities are well established and have extensive experience in effecting business combinations. These companies, or other large companies, may compete with us for acquisitions in our markets. Such competition could lead to higher prices being paid for acquired companies.

         In response to industry and market changes, including industry consolidation and the continued volatility in the market price of stock of companies in our industries, we consider, from time to time, additional strategies to enhance shareholder value in light of such changes. These include, among others, strategic alliances and joint ventures, spin-offs, purchase, sale or merger transactions with other large companies, recapitalizations and other similar transactions. There can be no assurance that any one of these strategies will be undertaken, or that, if undertaken, any such strategy will be successfully completed.

CONSIDERATION PAID FOR ACQUISITIONS MAY EXCEED ASSET VALUE

         The purchase price of our acquisitions to date have not been established by independent appraisals, but generally have been determined through arms-length negotiations between our management and representatives of the acquired companies. The consideration paid for each acquisition has been based primarily on the value of such company as a going concern rather than the value of the acquired assets. Valuation of these companies determined solely by appraisals of the acquired assets would have been less than the consideration paid for the companies. No assurance can be given that the future performance of such companies will be commensurate with the consideration paid. Moreover, we have incurred and expect to continue to incur significant amortization charges resulting from consideration paid in excess of the fair value of the net assets of the companies acquired in business combinations accounted for under the purchase method of accounting. We may continue to make acquisitions in this manner in the future.

OUR FINANCING MAY NOT BE SUFFICIENT TO CONTINUE OUR ACQUISITION STRATEGY

         We expect to continue to finance acquisitions by using cash as well as shares of Class A Common Stock. In addition, we expect that future acquisitions may require a higher percentage of cash as total consideration. In certain circumstances, we may be unable to use stock for consideration for acquisitions. If we do not have sufficient cash resources or available debt financing to pay the cash consideration for acquisitions, we may be unable to continue the current pace of our aggressive acquisition program. As a result, our business may not produce the level of profitability we hope to achieve and the price of our Class A Common Stock may drop.

         Assuming that the current pace of our acquisitions continues, we will need debt or equity financing. We may not be able to obtain such financing if and when it is needed or any such financing may not be available on acceptable terms. We have a revolving line of credit agreement with our lenders, Bank One and Wells Fargo Bank, which provides us with up to $40 million available for borrowing. The amount available to be borrowed under the credit facility will vary from time to time depending upon the level of our consolidated earnings before interest, taxes, depreciation and amortization on a pro forma basis reflecting completed acquisitions, our total indebtedness and related interest expense. As of May 31, 1999, we had approximately $32 million outstanding under the credit facility at an average annual interest rate of approximately 9.0% and $1.5 million available for future borrowing.

FUTURE RAPID GROWTH MAY STRAIN OUR RESOURCES

         For our business to grow rapidly, we must have an effective planning and management process. Otherwise, we may not successfully implement our expansion program in whole or in part. Our growth will place a significant strain on our managerial, operational and financial resources. To manage this growth effectively, we must further improve our operational, financial and management information systems and continue to identify, attract, train, integrate and retain qualified personnel. These demands may require the addition of new management personnel and the development of additional expertise by existing management. In particular, the successful integration of acquired businesses and the implementation of an expansion strategy will require (1) close monitoring of quality of service, (2) identification and acquisition of physical sites, (3) acquisition and installation of equipment and facilities,
(4) implementation of marketing efforts in new as well as existing markets, (5) employment of qualified personnel for such sites and (6) expansion of our managerial, operational and financial resources. Our resources, including our management personnel, operational and management information systems and financial systems, may not be sufficient to manage the growth in our business.

WE ARE DEPENDENT UPON THE IMPLEMENTATION AND OPERATION OF CERTAIN SYSTEMS

         Any failure of our computerized inventory management and order processing systems and warehouse management and distribution systems would cause our operations to suffer. Any failure of our primary software and management information system, Prelude's Automated Distribution System, may cause our revenues to decrease. Additionally, we may experience delays, complications or expenses in integrating and operating our systems for our recently acquired subsidiaries and future operations, any of which could have a material adverse effect on our results of operations and financial condition.

WE HAVE QUARTERLY FLUCTUATIONS IN OUR OPERATING RESULTS

         Our business is subject to seasonal influences, generally during the first and second quarters of each fiscal year. Our historical revenues and profitability have been lower in the first quarter of our fiscal year, primarily due to the lower level of business activity during the summer months. As our mix of business evolves through future acquisitions, these seasonal fluctuations may continue.

         Quarterly results may also be materially affected by numerous factors, including (1) the timing of acquisitions, (2) the timing and magnitude of costs related to such acquisitions, (3) variations in the prices paid by us for the products we sell, (4) the mix of products sold, (5) general economic conditions and (6) the retroactive restatements in accordance with generally accepted accounting principles of our consolidated financial statements for acquisitions accounted for under the pooling-of-interests method. Moreover, the operating margins of companies we acquire may differ substantially from ours, which could contribute to the further fluctuation in our quarterly operating results. Therefore, results for any one quarter are not necessarily indicative of the results that we may achieve for any subsequent fiscal quarter or for a full fiscal year. However, fluctuations in quarterly operating results may have a material adverse effect on the market price of our Class A Common Stock.

OUR CLASS A COMMON STOCK MAY BE DIFFICULT TO RESELL AND YOU MAY NOT BE ABLE TO RESELL SHARES FOR MORE THAN YOU PAID

         The market price of the Class A Common Stock is subject to significant fluctuations. You may not be able to resell your shares at or above the price you pay for them due to a number of factors, including:

         -        actual or anticipated fluctuations in our operating results;
         - changes in expectations as to our future financial performance or changes in financial estimates of securities analysts;
         -        announcements by us or our existing or future competitors;
         - conditions and trends in the business products or transportation services industries;

         -        adoption of new accounting standards affecting our industries;
         -        departures of management or key personnel;
         - the operating and stock price performance of other comparable companies; or
         -        general market conditions.

         The stock market has recently experienced and may continue to experience extreme price and volume fluctuations that often are unrelated or disproportionate to the operating performance of any specific company. If continued, these broad market fluctuations may adversely affect the trading price of the Class A Common Stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's stock, securities class action litigation has often been instituted against the issuing company. We cannot be certain that such litigation will not occur in the future with respect to us. Such litigation could result in substantial costs and would at a minimum divert management's attention and resources. Any adverse determination in such litigation could also subject us to significant liabilities.

IF WE CANNOT ATTRACT OR RETAIN MANAGEMENT, OUR BUSINESS WILL SUFFER

         Our success is dependent upon the services of our executive officers. We do not carry key man insurance on these officers. We may not be able to locate and retain qualified persons to replace any member of management or to expand our current management if necessary. In addition, our operations are located in diverse geographical locations throughout the United States, further taxing the members of our management team. The prolonged unavailability of any current member of senior management, whether as a result of death, disability or otherwise, could have an adverse effect upon our business. In April 1999, David Neely, our Chairman and Chief Executive Officer resigned. Darwin Deason has assumed the role of Chairman, but the position of Chief Executive Officer has not been filled.

CONTROL BY MANAGEMENT AND SHAREHOLDERS

         As of May 15, 1999, our officers and directors beneficially owned 32.5% of the outstanding shares of the Class A Common Stock and all of the Class B Common Stock and control 59.7% of the voting power of such Common Stock. By virtue of his Class B ownership and proxies with our chief operating officer and former chief executive officer, Darwin Deason, our majority shareholder, effectively controls the outcome of matters submitted to a vote of shareholders and, indirectly, controls all major decisions reached by our Board of Directors and officers.

A STRIKE BY UNIONIZED EMPLOYEES COULD AFFECT OUR PROFITABILITY

         A small number of our employees are members of labor unions. If unionized employees were to engage in a strike or other work stoppage, or if other employees were to become unionized, we could experience a disruption of operations or higher labor costs. This could have a material adverse effect on operations.

PROBLEMS RELATED TO THE YEAR 2000 ISSUE COULD ADVERSELY AFFECT OUR ABILITY TO PROVIDE SERVICES

         The Year 2000 issue could result in system failures or miscalculations, causing disruptions of operations, including a temporary inability to process transactions, send invoices or engage in similar business activities. For further information on our efforts to handle the Year 2000 issue, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Issue" on page 22, below.

SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY LOWER OUR STOCK PRICE AND IMPAIR OUR ABILITY TO RAISE FUNDS IN FUTURE OFFERINGS

         If our shareholders sell substantial amounts of our Class A Common Stock in the public market, the market price of such stock could fall. The price of our Class A Common Stock could also drop as a result of the exercise of options for Common Stock or the perception that such sales or exercise of options could occur. These factors also could make it more difficult for us to raise funds through future offerings of Class A Common Stock.

         As of May 15, 1999, there were 8,557,045 shares of Class A Common Stock outstanding. In addition, as of May 15, 1999, we had outstanding warrants and options to purchase 846,987 shares of Class A Common Stock. The resale of up to 751,753 of the 8,557,045 outstanding shares will be registered by the Registration Statement of which this Prospectus is a part. We believe that the remaining shares outstanding are freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares held by our "affiliates," as defined in Rule 144 under the Securities Act. The shares covered by this Prospectus are freely transferable unless held by our affiliates, subject to the restrictions of Rule 145 of the Securities Act.

         The holders of approximately 1,055,000 outstanding shares have certain rights to have shares registered under the Securities Act pursuant to the terms of agreements between such holders and us. The resale of 620,342 of those 1,055,000 shares will be registered by the Registration Statement of which this Prospectus is a part. We believe that the remaining shares are freely tradeable, subject in certain cases to the restrictions of Rule 144. In addition, we have filed a registration statement on Form S-8 to register a total of 903,557 shares of Class A Common Stock, which is all shares reserved for issuance under our 1998 Stock Incentive Plan, as well as shares underlying certain options granted under a prior stock option plan.

ADDITIONAL SHARES REGISTERED FOR USE IN FUTURE ACQUISITIONS MAY RESULT IN
DILUTION

         The Registration Statement of which this Prospectus is a part covers the issuance of up to 6,366,428 shares of Class A Common Stock from time to time in the future, in one or more business combination transactions. We anticipate issuing some or all of such shares in one or more acquisitions in the future. We may also file additional registration statements in the future covering the issuance of additional shares for acquisitions or other purposes. The use of shares of Class A Common Stock for a portion or all of the consideration to be paid in future acquisitions could result in dilution to the holders of the outstanding Class A Common Stock.

ANTI-TAKEOVER EFFECT OF ARTICLES OF INCORPORATION AND BYLAWS AND OTHER SHAREHOLDER PROTECTION MECHANISMS

         Certain provisions of our Articles and Bylaws may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider being in such shareholder's best interest. This includes attempts that might result in a premium over the market price for the Class A Common Stock. In this regard, our Articles provide that the removal of any director or directors, with or without cause, requires the affirmative vote of at least 80% of the combined voting stock. This provision would restrict the ability of a party to gain control of our Board by acquiring a majority of our voting stock, removing all of the directors and then replacing them with the directors seeking to benefit such party. Additionally, our Bylaws provide that the number of directors shall be fixed, from time to time, by resolution of the Board. Currently, our Board is divided into three classes of directors that are elected for staggered three-year terms. Thus, in any given year, only a portion of our directors would be eligible for election, thereby eliminating the ability of a hostile party to gain control of our Board in a single proxy contest. This makes any unsolicited takeover attempt (including an attempt that is in our shareholders' best interest) more expensive and more difficult. Our Bylaws provide for advance notice procedures with respect to the submission by shareholders of proposals to be acted on at shareholder meetings and of nominations of candidates for election as directors. The establishment of such procedures removes any ambiguity with respect to how matters can be so submitted by shareholders. Further, our Articles permit the Board to establish by resolution one or more series of preferred stock and to establish the powers, designations, preferences and relative, participating, optional, or other special rights of each series of preferred stock. The preferred stock could be issued on terms that are unfavorable to the holders of Class A Common Stock or that could make a takeover or change in control more difficult. Further, we have instituted a shareholder rights plan, which plan may have the effect of discouraging an unsolicited takeover proposal. Moreover, we are subject to the Texas Business Combination Law, which places restrictions on certain business combinations with certain shareholders that could render a change in control more difficult. The Articles and Bylaws, together with the provision of shareholder rights plan and Texas law, may have the effect of discouraging a future takeover attempt by a third party that is not approved by the Board and render the removal of the incumbent management more difficult.

USTS RELATED LITIGATION

         Although we have not been named a party to any significant litigation involving USTS, its former shareholders or its former officers, we believe that there is a risk that existing and future claims and litigation involving former USTS shareholders, officers or business operations may arise in the future to which we may be a party. We would vigorously defend any such action; however, there can be no assurance that we will succeed in such efforts without incurring damages, settlement costs or legal fees.

DISCLOSURE ABOUT MARKET RISK

         Our credit facility subjects us to certain market risks. Our revolving line of credit provides for interest to be charged at the prime rate or at a LIBOR rate plus a margin of 2.75%. Based on our current level of outstanding revolving line of credit, a 1.0% change in interest rate would result in a $0.3 million annual change in interest expense. The remainder of our debt is at fixed interest rates that are not subject to changes in interest rates. We do not own nor are we obligated for other significant debt or equity securities that would be affected by fluctuations in market risk.

                                 DIVIDEND POLICY

         We do not anticipate that dividends will be declared or paid on our Class A Common Stock in the foreseeable future. Rather, we intend to retain any earnings to finance the growth and development of our business. Any payment of cash dividends on our Class A Common Stock in the future will be dependent, among other things, upon our earnings, financial condition, capital requirements and other factors which the Board of Directors deems relevant.

                           PRICE RANGE OF COMMON STOCK

         Our Class A Common Stock began trading on the Nasdaq SmallCap Market on March 20, 1998 under the symbol "PBSI." Before that date, there was no established public trading market for the Class A Common Stock. As of June 8, 1999, we had approximately 3,000 holders of record of our Class A Common Stock. The closing sales price of the Class A Common Stock on June 8, 1999 was $4.81 per share. The following table sets forth, for the period indicated, the high and low sales price of the Class A Common Stock.


     PERIOD                                                            HIGH         LOW
     ------                                                            ----         ---
     Quarter ended March 31, 1998
               (from March 20, 1998)...................              $34.58         $29.89

     Quarter ended June 30, 1998.......................               30.67          15.54

     Quarter ended September 30, 1998..................               24.51           9.41

     Quarter ended December 31, 1998...................               18.82           5.63

     Quarter ended March 31, 1999......................               19.38           7.50

     Quarter ending June 30, 1999
               (up to June 8, 1999)....................               12.44           4.25


                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table presents selected consolidated financial information from continuing operations as of and for each of the five years in the period ended June 30, 1998 as well as the nine month periods ended March 31, 1999 and 1998. The information as of and for each of the three years in the period ended June 30, 1998 was derived from the audited consolidated financial statements of Precept. The consolidated financial information for each of the two years in the period ended June 30, 1995 was derived from a combination of Precept's audited historical consolidated financial statements for the years ended June 30, 1995 and 1994 and the unaudited historical financial statements for two acquired businesses for similar periods. The information for the nine month periods ended March 31, 1999 and 1998 is derived from Precept's unaudited consolidated financial statements, which, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments and certain other adjustments) necessary for a fair presentation of results for such periods. The results for the nine months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full fiscal year. The selected consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements and notes thereto, included in this Prospectus. The selected consolidated financial information is significantly affected by the businesses acquired by Precept for each of the periods presented. The historical financial statements of Precept for all periods presented have been restated to combine the financial statements of two businesses acquired in 1998 that have been accounted for following the pooling of interests method. The amounts presented below are in thousands, except per share data.


                                                                                                         NINE MONTHS ENDED
                                                             FISCAL YEAR ENDED JUNE 30,                      MARCH 31,
                                                  -------------------------------------------------      -----------------
                                                  1998       1997       1996        1995       1994       1999       1998
                                                  ----       ----       ----        ----       ----       ----       ----
STATEMENT OF OPERATIONS DATA:
  Revenue:

    Business products......................      $113,536   $109,397   $105,464     $87,392    $75,538   $103,873    $80,517
    Transportation services................         9,456      6,566      5,840       8,005      5,483     17,992      5,663
                                                 --------   --------   --------     -------    -------   --------    -------
                                                  122,992    115,963    111,304      93,397     81,021    121,865     86,180
  Cost of goods sold.......................        85,281     79,729     75,687      58,994     41,988     80,485     56,742
  Sales commissions........................        15,075     14,615     13,786      11,805     15,756     14,090     10,534
  Selling, general and administrative              16,417     17,229     18,302      18,350     19,038     19,102     15,615
expenses...................................
  Depreciation and amortization............         1,821      1,788      1,677       1,516      1,143      2,460      1,264

  Goodwill write-down and other                        --         --         --          --         --     14,283         --
non-recurring costs........................

  Non-recurring acquisition costs..........           486         --         --          --         --        180        486
                                                 --------   --------   --------     -------    -------   --------    -------

  Operating income (loss)..................         3,912      2,602      1,852       2,732      3,096     (8,735)     1,539
  Interest and other expense ..............         1,936        618        929         357      1,937      1,857        543
  Income (loss) before income taxes........         1,976      1,984        923       2,375      1,159    (10,592)       996
  Income tax provision (benefit)...........           790        828         16         356        791     (1,532)       398
  Net income (loss)........................      $  1,186   $  1,156   $    907     $ 2,019       $368   $ (9,060)   $   598
                                                 --------   --------   --------     -------    -------   --------    -------
                                                 --------   --------   --------     -------    -------   --------    -------
  Diluted net income (loss) per share......      $   0.18   $   0.19   $   0.15     $  0.33      $0.06   $  (1.10)   $  0.09
  Diluted weighted average shares                   6,599      6,089      6,071       6,116      6,135      8,208      6,437
outstanding(1).............................


                                                                                                                 AS OF
                                                                          AS OF JUNE 30,                        MARCH 31,
                                                    ------------------------------------------------------      ---------
                                                    1998         1997         1996         1995       1994        1999
                                                    ----         ----         ----         ----       ----        ----
BALANCE SHEET DATA:

  Trade accounts receivable................         $15,595      $14,235      $15,089     $13,115     $4,073      $20,464
  Inventory................................           5,133        3,225        2,621       3,062        535        5,598
  Working capital..........................          13,837       13,394       15,288      14,583      7,609        6,279
  Property and equipment, net..............           5,751        3,549        2,427       1,961        570        7,531
  Intangible assets, net...................          19,558        5,040        4,774       2,290         --       38,785
  Total assets.............................          56,487       37,292       39,740      31,745     31,224       80,877
  Long-term debt...........................          20,085        7,821        5,397       1,128      1,047       29,677
  Shareholders' equity.....................          22,002       16,102       19,059      18,846     18,545       24,870


---------------------
         (1) Weighted average common outstanding shares for the year ended June 30, 1994 represent the number of shares outstanding as of June 30, 1994, since the actual weighted average common outstanding shares during those years in which Precept was a division of a previous consolidated group is not useful. Pro forma per share and weighted average common outstanding shares reflect the 1 for 7 reverse stock split effected in December 1998.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         Precept is an independent distributor of custom and stock business products and provider of document management services ("Business Products") to businesses in a variety of industries throughout the United States. We also operate corporate transportation services ("Transportation Services") companies in the United States. We were founded in 1988 as a subsidiary of Affiliated Computer Services, Inc. ("ACS") and have grown since then, both internally and through acquisitions. In June 1994, we were spun-off from ACS in a tax-free stock exchange to ACS shareholders in connection with the initial public offering of ACS.

         We were one of the first organizations to begin nationwide consolidation of operating companies in the Business Products industry. Since 1991, we have acquired 21 companies in the Business Products industry plus 12 in the Transportation Services industry.

         A component of our business strategy is to increase the size of our operations through strategic acquisitions and internally generated growth. We place substantial emphasis on improving operational and information system capabilities while integrating acquired operations. Our operational focus also includes continuous upgrading of management systems allowing improved customer access to financial inventory and order status information; new product and service offerings; preferred vendor programs incorporating volume purchasing; regional and district management oversight; and recruiting experienced sales individuals. We believe that these strategies will lead to lower cost of goods and increased sales of various products and services to existing and new customers.

ACQUISITIONS

         Our results of operations and the comparability of our results of operations from period to period have been significantly affected by businesses acquired in each period. From 1991 through the end of the third quarter of fiscal year 1999, we completed 33 acquisitions: 21 Business Products distribution companies and 12 Transportation Services companies. Two Business Products companies acquired in fiscal year 1998 were accounted for using the pooling-of-interests method and, as a result, our consolidated financial statements have been restated to combine our financial statements with the pooled companies' financial statements for all periods prior to the completion of the acquisitions. The remaining acquisitions have been accounted for following the purchase method and, as a result, the results of operations of the acquired companies have been included in our results of operations from the dates of acquisition.

         In the quarter ended March 31, 1999, we acquired one Transportation Services company which provides executive town car and limousine service primarily in the tri-state New York metropolitan area with annual revenues of $2.0 million. The aggregate consideration for this transaction amounted to $1.3 million, paid $0.2 million in cash and $1.1 million in seller notes and debt assumed.

         In the three-month period ended December 31, 1998, we acquired one Transportation Services company located in North Arlington, New Jersey, which provides executive town car and limousine service to the tri-state New York metropolitan area with annual revenues of $14.0 million. This acquisition was paid for with $3.4 million in cash, financed by our revolving line of credit, $3.0 million in fair market value of 336,000 shares of Class A Common Stock, and $2.6 million in assumed debt.

         In the three-month period ended September 30, 1998, we completed the acquisitions of four Business Products companies located in Salt Lake City, Utah; Houston, Texas; Bangor, Maine; and Florence, South Carolina with combined annual revenues of $34.3 million. Such acquisitions were paid for with an aggregate of $5.7 million in cash, financed by our working capital and revolving line of credit, $1.4 million in seller notes, 729,000 shares of Class A Common Stock with a fair market value of $9.6 million, and $1.1 million in assumed debt.

         In the third quarter of fiscal year 1998, we acquired substantially all of the assets of U.S. Transportation Systems, Inc. ("USTS"), a publicly traded company in the Transportation Services industry. On March 18, 1998, we issued 1,373,214 shares of Class A Common Stock and 259,286 warrants to purchase Class A Common Stock for a total value of $4.4 million, assumed and repaid debt of $5.3 million and incurred $1.1 million in direct acquisition costs. We acquired five of the operating businesses of USTS that provided chauffeured limousine, livery and long-haul trucking services based in New York, Michigan, Ohio, Northern Kentucky and the Carolinas. In the fourth quarter of 1998, we sold our 75% interest in the long-haul trucking business, U.S. Trucking Inc. ("USTI") to the owners of the 25% minority interest in USTI in exchange for $0.2 million in cash and an interest bearing note receivable for $1.8 million, which note has been fully reserved. The purchase price of USTS has been allocated as follows:
$12.8 million to goodwill, $0.9 million to accounts receivable, $6.4 million to long-term debt, $3.7 million to accounts payable and accrued liabilities and $0.8 million to other assets.

         In the three month period ended December 31, 1997, we completed the acquisition of two Business Products companies located in Tempe, Arizona and Austin, Texas and one Transportation Services company located in Dallas, Texas. Total annual revenues for the two Business Products companies amounted to $3.5 million. These companies were acquired with seller notes and assumed debt of $1.3 million. The Transportation Services company's annual revenues totaled $3.4 million. This acquisition was paid for with a seller note of $0.4 million and assumed debt of $0.2 million.

         In the three month period ended September 30, 1997, we completed the acquisition of two Business Products companies located in New York and Fort Worth, Texas with annual revenues of $0.6 million. These acquisitions were paid for with $0.5 million in cash, financed by our revolving line of credit.

PURCHASE ACCOUNTING EFFECTS

         Our acquisitions have been primarily accounted for using the purchase accounting method. The acquisitions have currently affected, and will prospectively affect, our results of operations in certain significant respects. Our revenues and operating expenses will be directly affected by the timing of the acquisitions. The aggregate acquisition costs, including assumption of debt, are allocated to the net assets acquired based on the fair market value of such net assets. The allocations of the purchase price results in an increase in the historical book value of certain assets, including property and equipment, and will generally result in the allocation of a portion of the purchase price to goodwill, which results in incremental annual and quarterly amortization expense.

RESULTS OF OPERATIONS

         The following table sets forth various items from continuing operations as a percentage of revenues for the fiscal years ended June 30, 1998, 1997 and 1996 and for the nine months ended March 31, 1999 and 1998.


                                                                                                     NINE MONTHS ENDED
                                                                YEAR ENDED JUNE 30,                      MARCH 31,
                                                           -------------------------------           -----------------
                                                           1998         1997          1996           1999         1998
                                                           ----         ----          ----           ----         ----
Revenue:

   Business products..............................          92.3%        94.3%         94.7%          85.2%       93.4%
   Transportation services........................           7.7%         5.7%          5.3%          14.8%        6.6%
                                                           ------       ------        ------         ------      ------
                                                           100.0%       100.0%        100.0%         100.0%      100.0%
Costs and operating expenses:
   Cost of goods sold.............................          69.3%        68.8%         68.0%          66.0%       65.8%
   Sales commissions..............................          12.3%        12.6%         12.4%          11.6%       12.2%
   Selling, general and administrative............          13.3%        14.9%         16.4%          15.7%       18.1%
   Depreciation and amortization..................           1.5%         1.5%          1.5%           2.0%        1.5%
   Goodwill write-down and non recurring charges..           0.0%         0.0%          0.0%          11.7%        0.0%
   Non-recurring acquisition costs................           0.4%         0.0%          0.0%           0.2%        0.6%
                                                           ------       ------        ------         ------      ------
                                                            96.8%        97.8%         98.3%         107.2%       98.2%



                                            17

Operating income (loss)...........................           3.2%         2.2%          1.7%         (7.2%)        1.8%
Interest and other expense........................           1.6%         0.5%          0.9%           1.5%        0.6%
                                                           ------       ------        ------         ------      ------
Income (loss) before income taxes.................           1.6%         1.7%          0.8%         (8.7%)        1.2%
Income tax provision (benefit)....................           0.6%         0.7%          0.0%         (1.3%)        0.5%
                                                           ------       ------        ------         ------      ------
Net income (loss).................................           1.0%         1.0%          0.8%         (7.4%)        0.7%
                                                           ------       ------        ------         ------      ------
                                                           ------       ------        ------         ------      ------


NINE MONTHS ENDED MARCH 31, 1999 COMPARED TO NINE MONTHS ENDED MARCH 31, 1998

         REVENUE for 1999 increased by $35.7 million, or 41.4%, from $86.2 million in 1998 to $121.9 million in 1999. In 1999, Business Products revenue increased by $23.4 million or 29.0% and Transportation Services revenue increased by $12.3 million or 217.7%. The increase in Business Products revenue was due to the acquisition of nine business products companies during fiscal years 1998 and 1999, which accounted for $21.3 million, and internal growth of $2.1 million. Of the total increase in Transportation Services revenue in 1999, $12.5 million was due to the acquisition of five transportation companies.

         COST OF GOODS SOLD for 1999 increased by $23.7 million, or 41.8%, from $56.7 million in 1998 to $80.4 million in 1999. Cost of goods sold for Business Products increased by $16.6 million of which approximately $7.3 million was due to companies acquired after the beginning of fiscal year 1998. Transportation Services cost of goods sold increased by $5.7 million due primarily to the five transportation companies acquired since the beginning of 1998. As a percentage of revenue, cost of goods sold for 1999 increased by 0.2% from 65.8% in 1998 to 66.0% in 1999. This increase was primarily due to the mix of products sold.

         SALES COMMISSIONS increased by $3.6 million, or 33.8%, in 1999, from $10.5 million in 1998 to $14.1 million in 1999 due primarily to the increased level of Business Products revenue. Sales commissions for the Business Products division increased from 13.0% to 13.5% of Business Products revenue primarily due to the effect of the commission plans of companies acquired since July 1, 1998 and to the increased dollar amount of gross profit in 1999. Total commission expense decreased by 0.6% from 12.2% in 1998 to 11.6% in 1999 because the Transportation Services division contributed a higher proportion of consolidated revenue in 1999.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSE increased by $3.5 million or 33.8% in 1999 from $15.6 million in 1998 to $19.1 million in 1999, which included increased expenses of $4.0 million from business products and transportation services companies acquired. As a percentage of revenue, selling, general and administrative expenses have declined by 2.4% from 18.1% in 1998 to 15.7% in 1999. The reduced expenses in existing operations are primarily a result of our continuing efforts and strategy to realize synergies from acquisitions by merging common administrative and support functions.

         DEPRECIATION AND AMORTIZATION EXPENSE increased $1.2 million in 1999 from $1.2 million in 1998 to $2.4 million in 1999 due largely to the size and timing of the companies acquired since the beginning of 1998.

         GOODWILL WRITE-DOWN AND OTHER NON-RECURRING CHARGES. In the third quarter of fiscal year 1999, we recorded goodwill write-down and other non-recurring charges totaling $14.3 million relating to matters and events which occurred during the third quarter of fiscal year 1999. The significant components are described below.

         GOODWILL

         We received formal notification from Ford Motor Company that the contract for employee bus shuttle service would not be renewed after June 30, 1999. As a result, we evaluated the undiscounted cash flows that will be generated by the remaining operations at our Dearborn, Michigan location. We determined that the cash flows were less than the carrying amount of the net book value of the intangible assets for the location. As a result, we wrote off the amount, $7.4 million, by which the net book value of the intangible assets exceeded the discounted cash flows expected to be generated by the operations in Dearborn. In addition, as part of our periodic assessment of the appropriateness of the carrying value of our long-lived assets, we also wrote-off the net book value of the intangible assets associated with one of our branch offices.

         We expect that the revenue, earnings, and cash flow generated by the Ford contract will be replaced during the next year by contributions from other town car and limousine companies which have been acquired, or which are expected to be acquired during the next fiscal year. We expect that the level of revenue necessary to replace earnings from the Ford contract will need to be higher than the revenue generated by the Ford contract.

         MBF

         On February 16, 1999, substantially all of the management, sales force and employees of MBF Corporation ("MBF") and Mail/Source, Inc. resigned to join a competitor, Peregrine Corporation ("Peregrine") that had been founded and funded by the same individuals. In response to this departure, we have sued Peregrine and the former legal officers of MBF for damages. As of the date hereof, we continue to pursue this litigation for damages while also discussing potential financial settlements. As a result of this departure, we are in the process of closing and selling certain sales offices and warehouses, collecting outstanding accounts receivable, selling inventories and settling certain remaining trade, lease, tax and other obligations. As part of this effort, we have identified $2.6 million of asset write-downs and other charges expected to be incurred in connection with winding down the operations of MBF. These charges include expected losses on the sale of inventories and of land and buildings, expected losses on the collection of accounts receivable, remaining lease obligations, litigation costs, termination costs, and other liabilities.

         During the third quarter ended March 31, 1999, the Business Products revenue from existing operations declined by $2.9 million, principally due to the departure of substantially all of the sales force of MBF. As we wind down and close the sales offices and warehouses of MBF, we expect that our operating income will be negatively affected by approximately $0.4 to $0.6 million during the fourth quarter of 1999 and to a lesser extent, during the first quarter of 2000. In addition, our annual revenues will be negatively affected by approximately $16 million due to the departure of substantially all of the sales force. While we expect that our internal revenue, cash flow, earnings, and cash flow growth rate will offset the loss of MBF's revenues and earnings, there can be no assurance that such revenue and earnings will be recovered.

         OTHER

         During the third quarter of 1999, we recorded $4.3 million of non-recurring charges. These included an investment of $0.5 million in the preferred stock of an entertainment company which was written down to zero value to reflect management's estimate of the recoverability of its investment due to financial difficulties and financial restructuring of the entertainment company. As part of the ongoing litigation with John Alden Insurance Company, we adjusted the value of our trade receivable by $0.5 million to reflect the expected settlement of the litigation. We also wrote down the value of certain notes receivable by $0.5 million to their expected net realizable value. Inventory and trade accounts receivable valuation reserves were increased by $0.9 million. We increased our health claim reserve by $0.3 million based on health claim payment trends during the third quarter of 1999. Other reserves and liabilities increased by $1.6 million to address various matters and events which occurred during the third quarter of 1999.

         INTEREST EXPENSE increased by $1.4 million or 242.0% during 1999, from $0.5 million in 1998 to $1.9 million in 1999 principally due to additional debt incurred by us in 1998 and 1999 to finance our business acquisitions.

         INCOME TAXES are provided at a 14.5% effective rate in 1999 compared to a 40.0% rate in 1998. The change in the effective tax rate for 1999 is due to the non-deductibility of the goodwill write-down and other non-recurring charges and to the goodwill amortization in 1999.

         NET INCOME (LOSS) FROM CONTINUING OPERATIONS decreased by $9.7 million in 1999, from $0.6 million in 1998 to $(9.1) million in 1999, due to the reasons described above. Diluted earnings per share decreased $1.19 from $0.09 in 1998 to $(1.10) in 1999. Diluted earnings per share for the nine months ended March 31, 1999 are not equal to the sum of the quarterly earnings per share due to the difference in the weighted average number of shares caused primarily by the timing of acquisitions where Class A Common Stock was used as part of the purchase consideration.

YEAR ENDED JUNE 30, 1998 COMPARED TO YEAR ENDED JUNE 30, 1997

         REVENUE for 1998 increased by $7.0 million, or 6.1%, from $116.0 million in 1997 to $123.0 million in 1998. In 1998, Business Products revenue increased by $4.1 million or 3.8% and Transportation Services revenues increased $2.9 million or 44.0%. The increase in Business Products revenue was due to the acquisition of three business products companies during 1998, which accounted for $2.1 million, and internal growth from existing and pooled companies of $2.0 million. The internal growth offset the lost sales from three customers who were acquired or who left the geographic markets we serve. The increase in Transportation Services revenue of $2.9 million in 1998 was primarily due to the acquisition of four transportation companies.

         COST OF GOODS SOLD for 1998 increased by $5.6 million, or 7.0%, from $79.7 million in 1997 to $85.3 million in 1996. Cost of goods sold for Business Products increased by $3.1 million of which approximately one-half was due to companies acquired during the year and the remainder was due to internal growth of existing and pooled companies. Transportation Services cost of goods sold increased by $2.5 million due to the four transportation companies acquired during 1998. As a percentage of revenue, cost of goods sold for 1998 increased by 0.5% from 68.8% in 1997 to 69.3% in 1998. This percentage increase was primarily due to the mix of business products sold during the year.

         SALES COMMISSIONS increased by $0.5 million, or 3.1%, in 1998, from $14.6 million in 1997 to $15.1 million in 1998 due primarily to the increased level of Business Products revenue. As a percentage of revenue, sales commissions have been fairly consistent in 1997 and 1998.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSE decreased by $0.8 million or 0.4% in 1998 from $17.2 million in 1997 to $16.4 million in 1998. Increased expenses of $0.8 million from business products and transportation services companies acquired were offset by $1.6 million in reduced expenses in existing business products and corporate functions. As a percentage of revenue, selling, general and administrative expenses have declined by 1.6% from 14.9% in 1997 to 13.3% in 1998. The reduced expenses in existing operations are primarily a result of our continuing efforts and strategy to realize synergies from acquisitions by merging common administrative and support functions.

         NON-RECURRING ACQUISITION COSTS amounted to $0.5 million in 1998 and consist of accounting, legal and investment banking fees, real estate fees, appraisal fees and various regulatory fees incurred in connection with the acquisition of two companies which were accounted for following the pooling of interests method.

         DEPRECIATION AND AMORTIZATION EXPENSE increased $0.1 million in 1998 from $1.7 million in 1997 to $1.8 million in 1998 due largely to the size and timing of the companies acquired in 1998.

         INTEREST AND OTHER EXPENSE increased by $1.3 million or 213.4% during 1998, from $0.6 million in 1997 to $1.9 million in 1998. In 1998, interest expense increased by $0.6 or 92.1%, from $0.6 million in 1997 to $1.2 million in 1998 principally due to additional debt incurred by us in 1998 to finance our acquisitions. Other expenses of $0.8 million in 1998 are due primarily to a subsidiary's write-off of an investment and one-time payment by the shareholder of an acquired subsidiary.

         INCOME TAXES are provided at a 40.0% effective rate in 1998 compared to a 41.7% rate in 1997. This reduction is due primarily to state income tax and non-deductible expense reductions.

YEAR ENDED JUNE 30, 1997 COMPARED TO YEAR ENDED JUNE 30, 1996

         REVENUE increased by $4.7 million or 4.2% in 1997 from $111.3 million in 1996 to $116.0 million in 1997. Approximately $3.7 million of this increase is attributable to business products companies acquired during 1997. The remaining $1.0 million increase in revenue was generated by existing operations, $0.7 million in Transportation Services and $0.3 million in Business Products.

         COST OF GOODS SOLD increased by $4.1 million or 5.3% from $75.7 million in 1996 to $79.8 million in 1997. Approximately $2.6 million of the increase is related to the Business Products acquisitions completed during 1997 and the remaining $1.5 million is due to existing operations. Cost of goods sold increased by 0.8% in 1997 from 68.0% in 1996 to 68.8% in 1997 due to a higher proportion of business products revenue from higher cost products.

         SALES COMMISSIONS increased by $0.8 million, or 6.0%, in 1997 from $13.8 million in 1996 to $14.6 million in 1997, with the increase due to higher Business Products revenue. As a percentage of revenue, sales commissions were fairly consistent from 1996 to 1997.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES decreased by $1.1 million or 5.9% in 1997 from $18.3 million in 1996 to $17.2 million in 1997. In 1997, these expenses were reduced by $1.1 million due largely to a reduction in incentive based compensation paid to executive officers.

         DEPRECIATION AND AMORTIZATION EXPENSE increased by $0.1 million in 1997 from $1.6 million in 1996 to $1.7 million in 1997 due largely to companies acquired during 1997.

         INTEREST AND OTHER EXPENSE decreased by $0.3 million in 1997 from $0.9 million in 1996 to $0.6 million in 1997. This reduction was primarily due to interest expense of $0.4 million in 1996 related to sales and use tax liabilities that did not recur in 1997.

         INCOME TAXES are provided at a 41.7% effective tax rate in 1997 as compared to a 1.6% effective tax rate in 1996. The effective tax rate for 1997 is higher than 40% due primarily to state income taxes and other non-deductible expenses.

LIQUIDITY AND CAPITAL RESOURCES

         NET CASH FLOWS FROM OPERATING ACTIVITIES. In the first nine months of fiscal year 1999, we generated $8.6 million in cash from operations as compared to cash provided of $3.3 million in the first nine months of fiscal year 1998. Cash flow from operations increased as a result of companies acquired during the nine month period ended March 31, 1999 and integration efforts relating to prior acquisitions. In addition, we reduced our working capital by $7.6 million. During the first nine months of 1998, we reduced our working capital by $4.4 million due to the acquisition of USTS.

         NET CASH FLOWS FROM INVESTING ACTIVITIES. During the first nine months of fiscal year 1999, we used $15.2 million in cash for investing activities as compared to a use of $7.9 million for investing activities in the first nine months of fiscal year 1998. During 1999, we acquired four Business Products companies and two Transportation Service companies and used $16.1 million in cash to finance these acquisitions and to pay for contingent consideration on previous acquisitions. During 1998, we acquired three products distribution businesses and four corporate transportation service companies for $7.0 million in cash and acquired $0.9 million of equipment.

         NET CASH FLOWS FROM FINANCING ACTIVITIES. In the first nine months of 1999, $4.8 million of cash was generated by financing activities as compared to $4.3 million of cash generated by financing activities in the first nine months of fiscal year 1998. During the first nine months of 1999, we increased our outstanding revolving line of credit balance by approximately $8.5 million, primarily to finance acquisitions. In addition, we repaid $3.7 million of existing long-term debt, including capital lease obligations. During the first nine months of 1998, we decreased our long-term debt and capital lease obligations by $0.3 million, increased our outstanding revolving line of credit balance by $4.4 million and received $0.2 million in payments in shareholder notes receivable.

         Although the goodwill write-down and other non-recurring charges affected our operating results for 1999, such items did not affect our cash flow from operations. As certain of the obligations provided for in the non-recurring charges are settled, there is likely to be a use of approximately $2.5 million in cash principally during the remainder of 1999 and fiscal year 2000.

         Management believes that the current levels of operations and the cash flow from such operations, the amount available for borrowing under the existing revolving line of credit agreement of $3.2 million and the available cash on hand at March 31, 1999 of $0.5 million will be adequate for fiscal year 1999 to make required payments of principal and interest on our indebtedness, to fund anticipated capital expenditures of approximately $1.0 million for the remainder of fiscal year 1999, and to meet working capital needs.

         On March 22, 1999, we signed a Revolving Line of Credit Agreement ("Credit Agreement") with Bank One, Texas, N.A. The Credit Agreement provides up to $40 million for borrowing by us to be used for acquisitions, working capital, and general corporate purposes. The amount available under the Credit Agreement is determined based on a multiple of three times the trailing twelve months pro forma EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. EBITDA is also adjusted for the historical EBITDA of acquired companies for the periods during the trailing twelve months that the acquired companies results of operations are not included in our historical operating results. The operating results of acquired companies are also adjusted on a pro forma basis for interest, depreciation, amortization, owners' compensation and non-recurring charges.

         Two banks, Bank One, Texas, NA and Wells Fargo Bank, NA, participated in this Credit Agreement. The Credit Agreement provides for an increase of $10 million if new lenders join the banking group or existing lenders increase their levels of commitment.

         The Credit Agreement includes other customary covenants and conditions relating to the conduct and operation of our business. Specifically, each quarter, we will be subject to a 3:1 EBITDA to interest coverage ratio, to minimum net worth levels, and to limits on capital expenditures. In addition, acquisitions of companies with a purchase price greater than $7.5 million individually and $25.0 million on an aggregate annual basis will require approval from the banking group.

INFLATION

         Certain of our business product offerings, particularly paper products, have been and are expected to continue to be subject to significant price fluctuations due to inflationary and other market conditions. In the last five to ten years, the prices for commodity grades of paper have shown considerable volatility. We generally are able to pass such increased costs on to our customers through price increases, although we may not be able to adjust our prices immediately. Significant increases in paper and other costs in the future could materially affect our profitability if these costs cannot be passed on to customers. In general, we do not believe that inflation has had a material effect on our results of operations in recent years. However, there can be no assurance that our business will not be affected by inflation in the future.

YEAR 2000 ISSUE

         We have performed a review of our existing computer software and hardware information systems. To date, we believe that our existing management information systems are year 2000 compliant, except for management information systems at recently acquired subsidiaries and except for certain electronic commerce matters, as described more fully in the next two paragraphs. To the extent that we will be required to expend resources to ensure that the management information systems are year 2000 compliant, we do not expect that significant resources, either cash flow or manpower will be needed.

         Our management identified two subsidiaries that have key information systems that are not year 2000 compliant. We have determined that an upgrade to the key information systems will be sufficient to solve the year 2000 compliance issue at one subsidiary. At the second subsidiary, a conversion of its management information system to our management information system will solve the year 2000 problem. The cost to install the software upgrade and convert information systems at these subsidiaries is expected to range from $400,000 to $700,000 during the remainder of calendar year 1999.

         We conduct a certain portion of our business operations, in particular sales orders, purchasing, billing and shipping, using electronic means of communication outside our management information systems. We are in the process of contacting or being contacted by our significant vendors and customers to verify that the electronic means of communication used are year 2000 compliant. Although this project is still in process, we are not aware of any significant issues in this area. If for some reason, electronic means of communication with certain of our vendors and customers were not year 2000 compliant, we do not expect that this condition would have a material adverse effect on our operations at that time. If necessary, we have processes and procedures in place to conduct such business operations without electronic communication for those specific customers and vendors.

FINANCIAL ACCOUNTING STANDARDS

         The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, that is effective for reporting periods beginning after June 15, 1999. As this statement requires only additional disclosures or does not cover matters relating to us, it will have no effect on our financial position, results of operations or cash flows. We intend to adopt the disclosure requirements of this standard during our fiscal year ended June 30, 2000.

DISCLOSURE ABOUT MARKET RISK

         Our revolving line of credit provides for interest to be charged at the prime rate or at a LIBOR rate plus a margin of 2.75%. Based on our current level of outstanding revolving line of credit, a 1.0% change in interest rate would result in a $0.3 million annual change in interest expense. The remainder of our debt is at fixed interest rates that are not subject to changes in interest rates. We do not own nor are we obligated for other significant debt or equity securities that would be affected by fluctuations in market risk.

FORWARD-LOOKING STATEMENTS

         We are including the following cautionary statement in this Prospectus to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of us. This section should be read in conjunction with the "Risk Factors" beginning on page 6 of this Prospectus. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. From time to time, we may publish or otherwise make available forward-looking statements of this nature. All such subsequent forward-looking statements, whether written or oral and whether made by or on behalf of us, are also expressly qualified by these cautionary statements. Certain statements contained herein are forward-looking statements and accordingly involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. The forward-looking statements contained herein are based on various assumptions, many of which are based, in turn, upon further assumptions. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that management's expectations, beliefs or projections will result or be achieved or accomplished. In addition to the other factors and matters discussed elsewhere herein, the following are important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements:

         1. Changes in economic conditions, in particular those that affect the end users of business products and transportation services, primarily corporations.

         2. Changes in the availability and/or price of paper, in particular if increases in the price of paper are not passed along to our customers.

         3.       Changes in our executive and senior management or control.

         4. Inability to obtain new customers or retain existing customers and contracts.

         5.       Significant changes in the composition of our sales force.

         6. Significant changes in competitive factors, including product pricing conditions, affecting us.

         7. Governmental and regulatory actions and initiatives, including those affecting financing.

         8.       Significant changes from expectations in operating expenses.

         9. Occurrences affecting our ability to obtain funds from operations, debt or equity to finance needed capital acquisitions and other investments.

         10.      Significant changes in rates of interest, inflation or taxes.

         11. Significant changes in our relationship with our employees and the potential adverse effects if labor disputes or grievance were to occur.

         12. Changes in accounting principles and/or the application of such principles to us.

         The foregoing factors could affect our actual results and could cause our actual results during fiscal year 1999 and beyond to be materially different from any anticipated results expressed in any forward-looking statement made by or on behalf of us. We disclaim any obligation to update any forward-looking statements to reflect events or other circumstances after the date of this Prospectus.

DISCONTINUED OPERATIONS

         As part of our business strategy, we decided to focus on our core businesses and discontinue certain non-core business operations. During the first nine months of fiscal 1998, the losses from discontinued operations consisted principally of the losses from Precept Holdings, Inc., which owned and operated certain real estate related investments. During fiscal year 1998, we generated $2.4 million in cash from the sale of our interest in a ranch to a company controlled by our majority shareholder, the former chief executive officer and the chief operating officer, and from the sale of a condominium to our majority shareholder. In September 1998, we sold the remaining assets of our discontinued operations consisting of land, building and an interest in a restaurant to our majority shareholder for $1.2 million in cash.

                                    BUSINESS

         Precept is an independent distributor offering single source solutions for automated document management services, inventory control and order processing via the internet, as well as many other E-commerce services, while providing top quality custom and stock business products to companies of all sizes throughout the United States. We also operate various corporate transportation services companies focusing on chauffeured town car and limousine services. We were founded in 1988 as a regional business products distributor in Dallas, Texas as a subsidiary of ACS and have grown since then, both internally and through acquisitions. In June 1994, we were spun-off from ACS in a tax-free stock exchange to ACS' shareholders in connection with the initial public offering of ACS. In March 1998, our Class A Common Stock became publicly-traded upon the completion of our merger with USTS. We presently operate from approximately 70 locations throughout the United States.

RECENT DEVELOPMENTS

         ACQUISITION OF USTS AND LISTING ON NASDAQ. In March 1998, we acquired certain operations of USTS and listed our Class A Common Stock and warrants to purchase Class A Common Stock on the NASDAQ SmallCap Market. As part of the acquisition of USTS, we issued 1,373,214 shares of Class A Common Stock to USTS and assumed 259,286 warrants held by former shareholders of USTS. In April 1998, USTS distributed such shares to USTS' shareholders. USTS was engaged in business areas which relate to transportation, including providing bus, chauffeured vehicle, and package and delivery transportation-related services. We purchased nearly all of the operating assets and assumed certain liabilities of USTS, after which USTS liquidated and dissolved. The transaction was structured as a tax-free reorganization under the Internal Revenue Service ("IRS") code Section 368(a)(1)(C).

         SALE OF U.S. TRUCKING, INC. On June 1, 1998, we sold our interest in the common stock of U.S. Trucking, Inc., a long-haul trucking business, which we had acquired from USTS on March 19, 1998 to Logistics Management, Inc. Prior to divestiture, we owned an interest in 75% of the common stock of U.S. Trucking, and Logistics Management owned the remaining 25% of the common stock of U.S. Trucking.

         ACQUISITION OF INFOGRAPHIX. On April 13, 1998, we acquired all of the issued and outstanding stock of InfoGraphix, Inc., a Massachusetts corporation. Boston-based InfoGraphix is a single source provider of products and services to corporate marketing departments and a distributor of document management services.

         ACQUISITION OF MBF. On June 19, 1998, we acquired all of the issued and outstanding stock of MBF Corporation, a Louisiana corporation. MBF Corporation is a single source distributor of printed products, distribution services and information solutions.

         ACQUISITION OF CREATIVE. On September 4, 1998, through a merger of our wholly-owned subsidiary, we acquired Creative, Inc., a Maine corporation. Creative operated a business providing printed business forms, distribution services and information solutions to business customers throughout the New England states and had three sales/distribution offices in Maine and two in Massachusetts.

         ACQUISITION OF SOUTHERN. On September 18, 1998, through a merger of our wholly-owned subsidiary, we acquired Southern Systems Business Forms & Data Supply, Inc., a South Carolina corporation. Southern Systems was a Florence, South Carolina-based provider of printed products, distribution services and information solutions with yearly revenues of approximately $14 million.

         ACQUISITION OF GARDEN STATE. On October 1, 1998, through a merger of our wholly-owned subsidiary, we acquired Garden State Leasing & Rent-A-Car Corporation, a New Jersey-based provider of corporate transportation services.

         ACQUISITION OF AMBASSADOR. On May 14, 1999, through mergers with our wholly-owned subsidiary, we acquired Ambassador Limousine Services, Inc. and Ambassador Transportation Services, Inc., both of which are

Connecticut corporations. We also acquired the assets of Ambassador Executive Coaches, L.L.C., a Connecticut limited liability company. The Ambassador companies provide executive town car and limousine services primarily in the tri-state New York area.

         OTHER ACQUISITIONS. In fiscal 1999, we also acquired two additional Business Products companies and two additional Transportation Services companies.

         CREDIT AGREEMENT. On March 22, 1999, we entered into a Revolving Line of Credit Agreement with Bank One, Texas, N.A. which provides us up to $40 million for borrowing to be used for acquisitions, working capital and general corporate purposes. The amount available under the Credit Agreement is determined based on a multiple of three times the trailing twelve months pro forma EBITDA. Two banks, Bank One, Texas, NA and Wells Fargo Bank, NA, participated in this Credit Agreement, which provides for an increase of $10 million if new lenders join the banking group or existing lenders increase their levels of commitment. The Credit Agreement includes other customary covenants and conditions relating to the conduct and operation of Precept's business.

         GOODWILL WRITE-DOWNS AND OTHER NON-RECURRING CHARGES. In the third quarter of fiscal 1999, we recorded goodwill write-down and other non-recurring charges totaling $14.3 million relating to matters and events which occurred during that quarter. We wrote-down $7.4 million related to a customer's nonrenewal of our contract for employee bus shuttle service, $2.6 million related to the resignation of the management and sales force of MBF, a recently acquired business, and $4.3 million related to various other transactions.

         RESIGNATION OF OFFICER AND DIRECTOR. On April 19, 1999, David Neely, our former Chairman and Chief Executive Officer, resigned from his position as an officer and director due to personal and health reasons.

GENERAL

         Business products distributed by us include custom business forms, commercial printing, graphic arts, electronic forms, custom stock labels, computer supplies, envelopes and advertising specialty products. We provide comprehensive information solutions for our customers' business products, inventory control and document management needs. In addition, we provide electronic forms capabilities and integration of our customers' accounting operations to streamline information flow and reduce overall operating costs. Our corporate transportation services companies focus on chauffeured town car and limousine services. Our business strategy is (1) to act as a premier sole source "corporate outsourcer" providing a broad array of business products to our customers while reducing overall procurement costs and providing a high level of customer service, (2) to continue to expand the transportation operations, emphasizing executive town car and limousine services, particularly in the tri-state New York area, the Northeastern United States, and pursue selected acquisition opportunities focusing on the 30 to 40 largest population centers in the United States, and (3) to continue our expansion through strategic acquisitions and internal growth.

         Since our founding and development, our goal has been to acquire or establish a centrally managed network of regional offices and warehouses in major geographic markets throughout the United States. Since 1991, we have completed 21 acquisitions of these regional business products distributors. Once a regional office/warehouse is acquired or established, we seek to leverage our distribution capabilities by acquiring smaller companies or opening satellite sales offices in the surrounding areas. We also seek to increase the sales and profitability of our acquired companies by integrating our business strategy and eliminating redundant operating expenses. Going forward, we plan to continue to actively pursue this consolidation strategy within the business products distribution and document management industries.

         We believe that the acquisition and operational experience of our management team provides us with the ability to execute the growth components of our business strategy. In our fifth year of existence, we were recognized as the largest independent business products distributor by a national business products magazine and are currently one of the top three independent distributors in the United States. Our management team brings extensive experience in the acquisition and integration of businesses. Management also believes we are the "consolidator of choice" in the business products distribution and document management industries.

         The two industries in which we operate are large, fragmented and, we believe, rapidly consolidating. We believe that opportunities exist to consolidate participants in both industries. Our principal competitors in the business products industry are direct manufacturers and other, smaller independent distributors of business products. Management believes the market for business products is in excess of $20 billion annually with the top independent distributors representing $1.7 billion annually, or 8.5% of the total market. We believe independent distributors' market share will continue to grow in the future as more of their target customers make the decision to outsource the distribution of their business products and document management needs.

         We believe that similar consolidation possibilities exist in the corporate transportation services industry. Our management believes that the chauffeured vehicle service segment of the transportation industry, in particular, presents an attractive opportunity for consolidation. Based on industry data, our management understands that in 1998 the chauffeured vehicle service industry represented approximately $4.0 billion in revenues, consists of at least 3,000 companies, is highly fragmented and no single company controls more than 2% of the market.

CONSOLIDATION STRATEGY

BUSINESS PRODUCTS

         We believe numerous factors exist which create a favorable environment and significant opportunities for continued consolidation of the business products distribution and document management industry. Among others, these factors include: (1) the fragmented nature of the industry, (2) the lack of operating and acquisition expertise of target companies, (3) industry participants' desire for liquidity and/or capital requirements for growth, (4) industry participants' desire to utilize our existing management information systems, (5) the pressures of increasing competition, and (6) creation of operating efficiencies and synergies resulting in economies of scale.

         We believe that we possess substantial competitive advantages over other industry consolidators. We base this belief on management's track record in previous growth and consolidation efforts at MTech and ACS as well as its experience in acquiring and integrating businesses at Precept. We believe we can leverage the experience and expertise of our executive management team to become the leading consolidator of the business products distribution and document management industry. Furthermore, we believe that our ability to attract and acquire companies as a "consolidator of choice" is due to (1) our existing operations as a nationwide business products distributor and document management company and (2) our corporate infrastructure and management information systems. Under our business model, acquired companies benefit from the economies of scale of a larger organization while simultaneously retaining local operational control, thereby enabling them to provide flexible and responsive service to long-term customers.

         We seek to achieve operating efficiencies in acquisitions through (1) the combination of certain general and administrative functions, (2) elimination of redundant facilities, (3) improved management information systems and (4) implementation of our preferred vendor and volume purchasing arrangements. We have, over the years, negotiated certain arrangements with manufacturers that we believe will enable us to reduce the level of inventories in acquired companies, thereby allowing more efficient operations. Integration of acquisitions is often a complex process which may entail material nonrecurring expenditures, including facility closing costs, modernization of equipment and computer systems, warehouse assimilation expenses, asset writedowns and severance payments.

          Consideration for acquisitions has typically involved cash, common stock and promissory notes. Acquisitions are made pursuant to acquisition agreements containing customary representations, warranties, covenants and indemnification provisions. We typically obtain non-compete and confidentiality agreements from selling owners.

TRANSPORTATION SERVICES

         We have identified the corporate and contract transportation services industry as a second segment that has significant consolidation opportunities. We intend to pursue a strategy of acquiring businesses that provide chauffeured services in town car sedans and limousines to corporate customers.

         We believe that there are significant advantages in consolidating the chauffeured vehicle service segment of the transportation services industry. Management believes it can increase revenues of acquired companies through the implementation of training and quality assurance programs as well as nationwide marketing of our services. Moreover, we believe we can achieve cost savings in acquisitions through the consolidation of certain administrative functions, increased use of automation, and the elimination of redundant facilities, equipment and personnel.

BUSINESS PRODUCTS

         Our business philosophy lies in the provision of services and distribution, rather than the actual manufacturing of the products we sell. We believe most manufacturers either sell directly to the end user or through independent distributors. Because we utilize in excess of 5,000 manufacturers nationwide that specialize in various products and quantity sizes, our management believes that we have the ability to be our customers' single source supplier, and as such, will provide broader manufacturing capability and enhanced delivery times as compared to direct manufacturers. Our distribution business involves the design, warehousing and distribution of a broad variety of business products. Through our document management services, we provide a single point of contact for the purchase and warehousing of all printed products and related items a customer may use. Typically, we will consult with a customer to perform a documents analysis and then, after determining what documents are required on an ongoing basis, will provide for the design, production, inventory, management, storage and distribution of the documents to the customer on an as-needed basis. Our sophisticated management information systems enable us to offer customized services tailored to specific customer needs. As a result, customers are provided customized product usage and stock status reports, customized billing formats and other custom reports important to their operations.

DISTRIBUTION

         We believe that the current trend of downsizing and vendor reductions, combined with customers' desire to maximize efficient commitment of capital in the inventory of its business products, makes distributors the customers' best source for service and new products. We attempt to deliver a complete solution for our customers' business products, inventory control and document management needs along with the integration of the customers' accounting operations to streamline the customer's workflow processes and reduce overall operating costs. This one-step solution for all the customers' needs allows us to act as the customers' business products outsourcer. As a distributor, we believe we can provide a more effective business products solution because we have the flexibility to offer the products of many vendors and suppliers and not be burdened by offering only the products that we manufacture. Furthermore, by foregoing the extensive capital investment required of a direct manufacturer (e.g. machinery and equipment), we are well positioned to act immediately as new technologies present themselves. In addition to multiple product offerings, we are able to leverage our size and scale to achieve volume purchasing discounts which can be passed on to customers. Finally, acting as a communications link between our customers and suppliers allows us to more efficiently inform suppliers what the end users want while simultaneously making corresponding suggestions for the suppliers' in-plant operations.

         We market our various services directly to individual customers by designing and offering a customized product and service package for each customer after determining its specific needs. To emphasize our customization approach, we can provide through our electronic forms system a single customer catalog with increased utility as opposed to one catalog for all or many customers.

         To accomplish the above, we have developed the following capabilities:

         DISTRIBUTION AND WAREHOUSING. We do not manufacture any business products. Management believes the vast majority of direct manufacturers are wholesale producers and do not sell directly to the end user. As a distributor, we have enhanced relationships with our preferred vendors that typically provide business products at a lower cost. Both pick and pack distribution services as well as full case shipping capabilities are available to our customers. In addition, we provide bulk storage (full case and full pallet), pick and pack and secure storage. Our nationwide warehousing, along with the excess warehouse space offered to us in conjunction with our manufacturing partners, gives us location advantages superior to our competitors.

         DESIGN. We utilize our experienced on-site personnel directly involved with a particular account for design work, rather than a corporate department, to leverage the knowledge derived from hands-on involvement with a particular customer. In addition, we spend significant time with our manufacturing partners on new product developments on behalf of our customers.

         DOCUMENT MANAGEMENT SERVICE. We believe that our innovative management system streamlines business product ordering and distribution, which simplifies document monitoring and storage and encourages "Just-in-Time" business product management. Through our fully integrated on-line Computerized Forms Management and Inventory Analysis System, our customers are able to monitor on-line inventory, track orders, and release products for distribution. We can receive, translate and process all ANSI (American National Standards Institute) standard EDI (Electronic Data Interchange) transaction sets (all versions) to give customers a channel to access information in a seamless manner while providing electronic invoicing and payments. This document management system allows us to maintain absolute control through electronic forms, intelligent forms and print-on-demand features. The complete management system allows a customer to access inventory information, place orders, and make payments, all through electronic interface.

         SALES AND MARKETING. We have a broad customer base and believe that no single customer accounted for more than 6% of total sales during fiscal years 1998, 1997, and 1996. We rely on a commission only based sales force dedicated to all of our products and services, thereby ensuring product and service knowledge focused on our principal customers. We emphasize personal sales and marketing relationships with the customer by providing a single account executive responsible for each customer account. Our sales representatives offer customers customized merchandising and purchasing programs tailored to each customer's needs. Sales representatives have frequent contact with their customers and are accountable for increasing account penetration and solving customer problems. For major accounts, we utilize the "Team Concept" where an experienced team of individuals, including an account executive and a customer service representative, maximize service and enhance long term customer relations. We believe that our presence in 65 locations allows our sales representatives to service customers ranging from small businesses to large, national corporations in multiple locations. Through a continued effort to improve efficiency and provide customized systems and enhancements, we are committed to a long-term partnership with our customers. We compensate our sales force using commissions based on the level of gross profit.

         MANAGEMENT INFORMATION SYSTEMS. We believe that our management information system features state-of-the-art hardware and software fully customized for the business products and document management industry. This customization fully integrates order entry, receiving, distribution, billing, accounts payable and general ledger functions. The system generates reports such as customized summary billing, cost center analysis, inventory stock status and reorder notices. Connectivity is accomplished via direct link, dial up, satellite bounce off, VAN (Value Added Network) systems and personalized Internet access. We have designed, developed and has available an electronic forms package that can operate on a single PC, LAN (Local Area Network), Full Host, or in an Internet environment and features electronic cataloging, print-on-demand, intelligent and interactive form processing and multimedia capabilities (audio and video) for instruction or training needs. We have performed a review of our hardware and software systems and believe that the current management information systems owned or leased by us are Year 2000 compliant with the exception of two acquired subsidiaries' information systems. To the extent that any current means of electronic commerce are found to be non-compliant with the year 2000, we believe that we will be able to continue to conduct such commerce through other electronic or manual methods.

         COMPETITION. We believe that our ability to compete successfully in the business products distribution and document management business is based upon our ability to offer a complete range of products and services and to achieve favorable pricing by maintaining a significant volume of business with our suppliers. Our principal competitors are manufacturers with a direct sales force, local and regional independent distributors and divisions of larger publicly held companies, including Global Docugraphix and Workflow Management.

TRANSPORTATION SERVICES

         We are engaged in the corporate transportation services industry in Dallas/Fort Worth, Texas; Cincinnati, Ohio and Northern Kentucky; Dearborn, Michigan; and in the tri-state New York area. The transportation services division provides chauffeured vehicle services, courier and delivery services, and contract transportation services. Chauffeured vehicle operations located in the Dallas/Fort Worth and tri-state New York area markets provide services under the names Precept Transportation of Texas, Garden State Limousine, Westchester Express, Ambassador Limousine, AAA Guaranteed On Time Limousine and Crown Limousine using a fleet of town cars, stretch limousines, vans and mini-buses. In addition, we provide courier and delivery services primarily in the Dallas/Fort Worth market. Contract transportation services are provided in Dearborn, Michigan and at the Cincinnati/Northern Kentucky airport with a fleet of buses.

         CHAUFFEURED VEHICLE SERVICES. Our chauffeured vehicle service operations are located in tri-state New York area and Dallas County, Dallas and are performed for corporate customers and the general public in the tri-state New York area and Dallas/Fort Worth metropolitan markets. We operate a fleet of 302 vehicles, most of which are company-owned, consisting of a mixture of town cars, stretch limousines, vans and mini-buses. The vehicles are used to provide services for airport shuttles, conventions, social events, business meetings and leisure travel. We also make this chauffeured service available on a worldwide basis through an international reservation and referral network. Corporate customers utilize the services primarily to achieve more efficient use of their employees' time and other resources. Approximately 500 regular customers are served by the two fleets and 420 employees, drivers and independent contractors. There is significant competition in the Dallas/Fort Worth and New York geographic markets.

         COURIER AND DELIVERY SERVICES. The courier and delivery service is provided under the Wingtip and Relay names within the Dallas/Fort Worth metropolitan area. Courier and delivery services are provided on both a scheduled and an unscheduled pick-up and delivery basis for approximately 1,000 customers using a fleet of 113 vehicles that are company-owned, driver-owned and driver-leased. On-board computers in the vehicles, along with automated tracking and dispatching, allow packages to be picked up and delivered within various time constraints including one-hour deliveries. There is significant competition in the Dallas/Fort Worth market from several competitors. The market is unregulated, price sensitive and constantly evolving through the development of new services.

         CONTRACT TRANSPORTATION SERVICE. This portion of our business consists of supplying buses, vans or customized vehicles to customers pursuant to written contracts or purchase orders that are generally awarded on a competitive bid basis. Customers include corporations and governmental agencies. Our ongoing operation in Dearborn, Michigan uses a fleet of 5 vehicles and 15 employees to provide parking lot transportation for Rouge Steel. Our operation in Northern Kentucky uses 17 vehicles and 49 employees to provide long-term parking shuttle and downtown shuttle services at the airport and from the airport to downtown Cincinnati. A smaller portion of each operation's business involves charter bus service on demand based on the availability of buses.

COMPETITION

         We believe that our ability to compete successfully in the business product distribution and document management business is based upon our ability to offer a complete range of products and services and achieving favorable pricing by maintaining a significant volume of business with our suppliers. Our principal competitors in the business products industry are direct manufacturers, local and regional independent distributors and divisions of larger publicly held companies. These competitors include Moore Business Forms, Reynolds & Reynolds, Standard Register, Wallace and Work Flow Management. In the transportation services industry, our principal competitors in the chauffeured vehicle service segment are Cary Limousine, Music Express, Boston Coach and Dave L. Limousine. Our primary competitors in the contract transportation services segment are Coach USA and Laidlaw.

GOVERNMENT REGULATION

         We are subject to regulation by various agencies including the New York, Michigan, Kentucky, Ohio and Texas State Departments of Transportation, the Port Authorities of New York and New Jersey, Dallas and Cincinnati, the U.S. Department of Transportation and the Federal Highway Administration, as well as other state and local authorities. Each of these agencies regulates various aspects of licensing, permitting and operations of our transportation services.

PROPERTIES

         Our executive offices are located at 1909 Woodall Rodgers Freeway, Suite 500, Dallas, Texas in approximately 50,000 square feet of office space leased with a term which expires July 2001. We operate our business products division from 66 sales offices, branch offices and regional offices located primarily in the Southeast, Southwest, Northeast and Central areas in the United States. These offices, including related warehouse space, are primarily leased and range in size from 600 to 28,000 square feet, for a total of approximately 110,000 square feet. We also own 137,000 square feet of office and warehouse space. In addition, we ship products from approximately 25 warehouse locations in the United States. Our largest warehouse facility consists of approximately 100,000 square feet in Dallas that is managed and operated by a third party contractor under a short term agreement. We generally own the equipment, furniture and fixtures in such locations.

         In the transportation division, we operate from approximately 200,000 square feet of leased office, garage, and parking lot space from seven locations in the states of New York, New Jersey, Connecticut, Texas, Michigan and Kentucky. We own and lease our transportation equipment that consists principally of town cars, limousines, vans, mini buses and buses.

         We maintain satisfactory relations with our landlords. We consider our current office and warehouse space to be adequate to serve our existing business operations. We expect to replace our transportation equipment on a recurring basis at the end of the equipment's useful life.

EMPLOYEES

         As of May 15, 1999, we had 1,142 full-time employees, of which 414 are engaged in sales, sales support and warehouse activities, 619 directly provide or support transportation services and 71 are administrative, information systems and management employees. Two of our transportation livery services businesses employ 69 people participating in collective bargaining agreements. These agreements expire in August 2000 and July 2001. We believe that our relations with our employees and unions are satisfactory.

LEGAL PROCEEDINGS

         JOHN ALDEN LIFE INSURANCE CO. On January 25, 1996, we filed a collection action against John Alden Life Insurance Co. ("Alden"), currently pending in the United States District Court for the Southern District of Florida, for approximately $450,000 in past due invoices. Alden has denied that it received any products and has refused to pay us on that basis. Alden and its affiliate, John Alden Systems Corp. have asserted a counterclaim against us alleging that one of our employees participated with an Alden employee in a plan to falsify sales to Alden. Alden is seeking approximately $9 million in damages. We intend to pursue the claims asserted in this collection action, believe that we have meritorious defenses to the above allegations and plan to vigorously defend against them.

         During the third quarter of fiscal year 1999, the Company learned that an insurance company for John Alden Insurance paid $5 million to John Alden for damages. Also during the quarter, John Alden Insurance dismissed its litigation claims against the individuals involved in this matter. Precept and John Alden Insurance discussed settlement

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


of the litigation. John Alden Insurance has offered to drop its claims against Precept in exchange for Precept dropping its claims against John Alden Insurance. Precept is currently reviewing that offer. If the offer is accepted, Precept may be able to recover some amounts from its insurance carrier and certain individuals involved in this matter.

         MBF AND PEREGRINE LITIGATION. On February 16, 1999, substantially all of the sales force, management and employees of MBF Corporation and Mail/Source, Inc. joined Peregrine Corporation, a competitor which was founded and funded by these same individuals. During the third quarter of fiscal year 1999, Precept sued Peregrine Corporation and seven former officers of MBF Corporation for damages. This lawsuit was filed in the Judicial District, Ouachita Parish, Division C, State of Louisiana. The Company and Peregrine are currently negotiating a settlement to this litigation. In the event that Precept and Peregrine cannot come to a settlement satisfactory to Precept, the Company intends to vigorously pursue this litigation for damages.

         OTHER MATTERS. In addition to the foregoing, we are subject to certain other legal proceedings, claims, and disputes which arise in the ordinary course of business. While we have no reason to believe that any pending claims are material, there can be no assurance that such claims, if adversely determined, will not have a material adverse effect on our business, financial condition results or operations or liquidity.

                                                     MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth certain information concerning our directors and officers.

                     NAME                         AGE                              POSITION
                     ----                         ---                              --------
Darwin Deason...............................       57    Director and Chairman of the Executive Committee of the
                                                         Board

Douglas R. Deason...........................       35    President, Chief Operating Officer and Director

William W. Solomon, Jr......................       42    Chief Financial Officer and Director

D. Paul Cabra...............................       52    President, Precept Business Products, Inc.

Ronald P. Sorci.............................       48    President, Precept Transportation Services, L.L.C.

J. Livingston Kosberg.......................       62    Director

Sheldon I. Stein............................       45    Director

Robert Bazinet..............................       58    Director

J.D. Greco..................................       57    Director

         DARWIN DEASON has served as one of our Directors since our formation in 1988 and is currently Chairman of the Executive Committee. Mr. Deason is also currently the Chairman of the Board and Chief Executive Officer of ACS. Prior to the formation of ACS, Mr. Deason spent 20 years with MTech, a data processing subsidiary of MCorp, a bank holding corporation based in Dallas, Texas ("MCorp)", serving as MTech's Chief Executive Officer and Chairman of the Board from 1978 until April 1988, and served on the board of various subsidiaries of MTech and MCorp. Prior to that, Mr. Deason was employed in the data processing department of Gulf Oil in Tulsa, Oklahoma. Darwin Deason is the father of Douglas R. Deason.

         DOUGLAS R. DEASON has served as our President and Chief Operating Officer since 1995 and as a Director since 1998. Mr. Deason joined us in 1991 and from 1993 through 1995 served as Executive Vice President of one of our operating subsidiaries. For the seven years immediately prior to joining us, Mr. Deason was a senior commercial real estate broker with the Dallas branch of New York based Cushman and Wakefield. Douglas R. Deason is the son of Darwin Deason.

         WILLIAM W. SOLOMON, JR. joined Precept in June 1998, after serving as Vice President, Controller, and Acting Chief Financial Officer at American Pad & Paper Company, a publicly-traded company, from September 1996 until June 1998. He has been a Director of Precept since 1998. From 1992 until 1996, he was a Senior Manager with BDO Seidman LLP and Price Waterhouse LLP. Mr. Solomon was Chief Financial Officer and Controller at Eagle Hardware & Garden, a publicly traded home improvement retail company, during the period of 1990-1992. From 1978 through 1990, he was an employee of Ernst & Young LLP.

         D. PAUL CABRA has served as President of Precept Business Products, Inc., the Business Products subsidiary of Precept, since July 1, 1998. Prior thereto, Mr. Cabra served as Executive Vice President of Sales and Operations from August 1997, as the Senior Vice President of Sales for our Central, South and Eastern regions from 1993 to August 1997, and as Branch Manager from June 1991 to 1993. He was the Chief Executive Officer and sole shareholder of CABCO Business Forms, Inc., a business products distributor, which we acquired in 1991. Mr. Cabra has over 18 years experience in the business products industry.

         RONALD P. SORCI has served as President of Precept Transportation Services, LLC, the Transportation Services subsidiary of Precept, since March 1998. Prior to this position, Mr. Sorci served as President and Treasurer (Chief Financial Officer) of USTS since August 1997. From July 1996 until his election as President of USTS, Mr. Sorci was the Controller of USTS. Prior to joining USTS, Mr. Sorci was President and owner of RPS Executive Limousines, Ltd., a luxury town car and limousine service.

         J. LIVINGSTON KOSBERG has served as one of our Directors since 1998. He has been Chairman of the Board of U.S. Physical Therapy, Inc. since April 1992 and as the Chief Executive Officer of that Company from April 1992 to August 1995. From September 1991 to June 1995, Mr. Kosberg also served as Chairman of the Board and was employed by CareerStaff Unlimited, Inc., which is a national provider of temporary rehabilitation therapist staffing. Prior to April 1992, Mr. Kosberg was primarily engaged in managing personal investments through a variety of ventures and entities, including National Rehab Associates, Inc., the predecessor of U.S. Physical Therapy. Mr. Kosberg was Chairman of the Board from April 1990 to April 1992, and a member of the Board from May 1993 to March 1994, of BioMedical Waste Systems, Inc., a medical waste treatment company.

         SHELDON I. STEIN has served as one of our Directors since 1998. He is a Senior Managing Director and ovesees Bear Stearns' U.S. Regional Investment Banking Offices. Mr. Stein received a Bachelors degree Magna Cum Laude from Brandeis University where he was a member of Phi Beta Kappa and a
J. D. from Harvard Law School. He is a director of CellStar Corporation, Home Interiors & Gifts, Inc., Fresh America Corp., The Men's Wearhouse, Inc. and Tandycrafts, Inc. He is also a Trustee of the Greenhill School in Dallas and a Trustee of Brandeis University.

         ROBERT BAZINET has served as one of our Directors since 1998. He was previously President of Creative, Inc., which was acquired by Precept in September 1998. Mr. Bazinet founded Creative in 1984 and has more than 38 years' experience in the printed business products and document management services industry. Mr. Bazinet attended St. Mary's University in Halifax, Nova Scotia.

         J.D. GRECO has served as one of our Directors since 1998. He was previously President of MBF Corporation, which was acquired by Precept in 1998. Mr. Greco's career in printed business products and document management services began when he joined Moore Business Forms in 1969. He received a BA degree in Marketing from Northeast Louisiana University in 1969.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors meets on a regularly scheduled basis to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board of Directors met one time and acted one time by written consent during the fiscal year ended June 30, 1998.

         The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Executive Committee, and the full Board of Directors acts to nominate persons to serve on the Board. The functions of the committees, their current members and the number of meetings held during the fiscal year ended June 30, 1998 are described below.

         The functions performed by the Audit Committee include: recommending to the Board of Directors selection of our independent auditors for the ensuing year; reviewing with the independent auditors and management the scope and results of the audit; reviewing the independence of the independent auditors; reviewing the independent auditors' written recommendations and corresponding actions by management; and meeting with management and the independent auditors to review the effectiveness of our system of internal controls. The committee currently is composed of Robert Bazinet and Sheldon Stein. The committee did not meet during the 1998 fiscal year, but met on September 23, 1998 to discuss and act on matters relating to the 1998 fiscal year.

         The Compensation Committee administers our 1998 Stock Incentive Plan and reviews other matters regarding the compensation of our employees. The committee currently is composed of Darwin Deason and J. Livingston Kosberg. The committee did not meet during the 1998 fiscal year, but met on September 23, 1998 to discuss and act on matters relating to fiscal 1998 compensation matters.

         The function of the Executive Committee is to direct and manage our business and affairs in the intervals between meetings of the Board of Directors. The Executive Committee is empowered to act in lieu of the Board on any matter except that for which the Board has specifically reserved authority for itself and except for those matters specifically reserved for the full Board pursuant to the Texas Business Corporation Act. The Executive Committee is currently comprised of Darwin Deason (Chairman), Douglas R. Deason and J. Livingston Kosberg. The Executive Committee acted by written consent one time and met one time during the 1998 fiscal year.

         During the fiscal year ended June 30, 1998, each director attended more than 75% of the meetings of the Board of Directors and respective committees on which he served.

DIRECTORS' COMPENSATION

         Our directors are not paid any cash compensation for serving on the Board of Directors, although we may in the future decide to pay directors' fees. Nonemployee directors receive automatic option grants. Directors are reimbursed for their travel expenses in connection with meetings.

EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation paid during each of our last three fiscal years to our Chief Executive Officer and each of our other executive officers serving at the end of fiscal year ended June 30, 1998 whose salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers").

                                             SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                              ANNUAL COMPENSATION      COMPENSATION
                                                              -------------------      ------------
                                                                                        SECURITIES
                                                                       OTHER ANNUAL     UNDERLYING
            NAME AND PRINCIPAL POSITION         YEAR        SALARY     COMPENSATION      OPTIONS
            ---------------------------         ----        ------     ------------    ------------
       David L. Neely,                          1998       $241,500       $362,250         --
        Former Chairman and Chief Executive     1997       $241,500       $279,700         --
        Officer............................     1996       $230,000       $345,000         --

       Douglas R. Deason,                       1998       $210,000       $210,000         --
        President and Chief Operating           1997       $210,000       $162,310         --
        Officer............................     1996       $200,000       $200,000         --

       Glenn R. Smith,
        Former Executive Vice                   1998       $104,832       $ 50,000         --
        President--Business Products and        1997       $104,832       $ 25,800         --
        Transportation Groups..............     1996       $ 97,853       $ 67,500         --

                                                1998       $141,783       $100,000         --
       D. Paul Cabra,                           1997       $ 96,000       $ 39,100         --
        President--Business Products Group.     1996       $ 96,000       $ 69,000         --

       Layne A. Deutscher                       1998       $120,000         --             --
        Former Senior Vice President and        1997       $ 15,000         --             --
        General Counsel....................     1996        --              --             --

-------------------------------
(1) None of the Named Executive Officers received personal benefits, securities or property in excess of the lesser of $50,000 or 10% of such individual's reported salary and bonus.

(2) We did not grant any restricted stock awards or SARs or long-term incentive plan payouts to the Named Executive Officers during the fiscal year ended June 30, 1998.

OPTIONS GRANTED AND EXERCISED DURING 1998 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

         No options were granted to or exercised by any of the named executive officers in fiscal year 1998. None of the named executive officers currently hold any options to purchase our securities.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         Our executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is responsible for administering our 1998 Stock Incentive Plan and approving compensation plans for our senior executives, including recommending to the Board of Directors policies and plans concerning salaries, bonuses and other compensation for all executive officers. During fiscal year 1998, the Committee was composed of two independent, nonemployee directors, and one director who is an officer and employee. The Committee is committed to a strong, positive link between business, performance and strategic goals, and compensation and benefit programs.

         EXECUTIVE COMPENSATION. The objective of our executive compensation program is to attract and retain qualified, motivated executives and to closely align their financial interests with both the short and long-term interests of our shareholders. The executive compensation program is intended to provide our executive officers with overall levels of compensation that are competitive within the business services industry, as well as within a broader spectrum of companies of size and complexity.

         The three principal components of our executive compensation program are base salary, annual incentive bonus opportunities, and stock options.

         BASE SALARIES. Each executive officer's base salary is reviewed annually and is subject to adjustment on the basis of individual, corporate, and business unit performance, as well as competitive and inflationary considerations.

         INCENTIVE BONUS. Incentive bonus payments for executive officers other than the Chief Executive Officer and Chief Operating Officer are made at the end of each fiscal year based upon the achievement of consolidated financial criteria, business unit financial criteria, and the attainment of individual goals, all of which are established informally by the Board of Directors. Compensation for the Chief Executive Officer and Chief Operating Officer consisted of a base salary and bonus compensation. Bonus compensation of such officers was substantially dependent on the achievement of three targeted financial measures: consolidated revenues, consolidated earnings before interest, taxes and depreciation, and consolidated pre-tax earnings. During fiscal year 1998, we achieved 100% of such measures. For fiscal year 1998, executive officers were eligible to receive maximum bonuses of between 50% and 150% of salary provided certain financial goals were met.

1998 STOCK INCENTIVE PLAN

         In order to provide greater flexibility for incentive based compensation, our Board of Directors and shareholders adopted the 1998 Stock Incentive Plan (the "1998 Plan") in February of 1998. The 1998 Plan is administered by the Compensation Committee, which determines the individuals eligible to receive awards under the 1998 Plan, the types and number of awards to be granted, the terms and conditions of such awards (including, for example, with respect to options, the exercise price, exercise date, any restrictions on exercise), and prescribes the forms of award agreements. Employees (including employee directors) of and consultants to us and any parent or subsidiary of us as well as outside directors are eligible to receive awards under the 1998 Plan. The 1998 Plan permits the grant of nonstatutory stock options, "stock purchase rights", stock appreciation rights, deferred stock, dividend equivalents and awards of restricted stock. The 1998 Plan also permits the grant of Incentive Stock Options to employees. The maximum aggregate number of shares of Class A Common Stock available for issuance under the 1998 Plan is currently 857,143. In fiscal 1998, we granted an aggregate of 14,286 stock options to our directors under the 1998 Plan.

OTHER EMPLOYEE BENEFIT PLANS

         We have a contributory retirement and savings plan which covers eligible employees and meets the requirements of Section 401(k) of the Internal Revenue Code. The plan also allows us to make a discretionary contribution as determined by our Board of Directors. We have made no contributions to date.

EMPLOYMENT AGREEMENTS

         We have no employment agreements with the Named Executive Officers. We do not anticipate any other contractual compensation arrangements with any such officers.

Submitted by the Compensation Committee of the Board of Directors:

Darwin Deason
J. Livingston Kosberg

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 1998, the members of the Compensation Committee were primarily responsible for determining executive compensation and matters relating to stock options, although certain of such matters were discussed by the full Board of Directors. A director, Darwin Deason, and a former director, David L. Neely, participated in such discussions as members of the Compensation Committee. David Neely, our former Chief Executive Officer, was also an executive officer of a number of our subsidiaries, but received no separate compensation for acting in such capacity.

         We believe that the transactions described below under "Certain Relationships and Related Transactions" are beneficial to us and are on terms as favorable to us as could be obtained from unaffiliated third parties. Such transactions are expected to be continued in the future, with review of and the approval required by the independent members of the Board of Directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In connection with our spinoff from our former parent company, ACS, in 1994, we entered into a Reciprocal Services Agreement (the "Services Agreement") with ACS, effective June 30, 1994, pursuant to which we sell business products and provides package delivery services to ACS. The Services Agreement was amended on May 1, 1998 to extend the term as set forth below. We received approximately $5,400,000 and $4,300,000 from ACS in fiscal 1997 and fiscal 1998, respectively. In addition to the foregoing, ACS provided data processing services to us pursuant to the Services Agreement. We incurred expenses of $416,179 and approximately $300,000 to ACS in fiscal 1997 and fiscal 1998, respectively, for these services. Pricing for ACS services provided to us was no less than ACS' direct costs attributable to such services. We discontinued the purchase of these services from ACS on June 30, 1998. The Services Agreement contains the agreements of ACS and Precept to use reasonable efforts to recommend the services of the other company to their customers and prospects. The Services Agreement, which had an initial term of one year, was extended through April 30, 2005, and thereafter automatically renews for additional consecutive one-year periods. The Services Agreement may be terminated by ACS or Precept upon 180 days' written notice given prior to June 30 of any year during the term of the Services Agreement. Mr. Darwin Deason, one of our directors and Chairman of the Executive Committee, is Chairman and Chief Executive Officer of ACS.

         During fiscal 1996, we loaned each of David L. Neely, our former Chairman and Chief Executive Officer and Douglas R. Deason, our President, Chief Operating Officer and a Director, $379,988, the proceeds of which were used solely to acquire shares of Class A Common Stock from shareholders. The loans were evidenced by notes which become due upon the earlier of (1) June 8, 2005,
(2) upon the sale or transfer of the shares of Class A Common Stock purchased with the proceeds or (3) upon termination of the employment of the maker of the particular note prior to June 8, 2000. Each of the notes were secured by the shares of Class A Common Stock purchased with the proceeds of each loan. Interest accrued at the 90-day U.S. Treasury Bill Rate as stated on June 8 of each year. In lieu of cash payment, annually on June 8, interest was added to the then outstanding principal amount of the note. The notes were paid in full during fiscal 1998.

         On January 2, 1997, in connection with the exercise of options granted on the same date pursuant to our 1996 Stock Option Plan, we made loans to Messrs. Neely, Doug Deason, Smith, Cabra and Walker evidenced by non-interest bearing demand promissory notes payable as consideration for such exercise in the amounts of $42,230; $42,230; $20,600; $30,900 and $20,600, respectively.
These notes were repaid in October 1997.

         In an effort to focus on its core business, we consummated the following transactions in connection with the discontinuation of the business, real estate construction and investments, respectively, of Precept Builders, Inc. ("Builders") and Precept Holdings, Inc. ("Holdings"), two of our subsidiaries that performed real estate and related construction activities.

         During fiscal year 1998, we decreased our ownership percentage in Builders as the result of a private placement of common stock by Builders, which offering was directed solely to (a) the shareholders of Builders (other than Precept), (b) our existing shareholders and (c) any of their affiliates or assignees. Darwin Deason, one of our Directors and the Chairman of the Executive Committee acquired the full amount of the private placement, the other offerees having waived their right to purchase their pro rata portion of the shares in the offering. Our percentage ownership in Builders decreased from 90.5% to 1.8% of the total outstanding stock of Builders, and Darwin Deason holds approximately 98% of the total outstanding stock of Builders. By participating in the offering by Builders, Darwin Deason also agreed (1) to guarantee, if required, existing and future performance bonds securing Builders' construction projects, and (2) to provide to the companies issuing the performance bonds letters of credit up to $7 million securing Builders obligations. These guarantees were previously provided by us, Darwin Deason and certain of our affiliates.

         During fiscal year 1998, we disposed of the majority of the assets of Holdings in order to focus on core operations, including:

         Ranch property located in Bells, Texas (the "Bells Property") owned by Holdings was sold to D3 Holdings, Inc., ("D3 Holdings"), a corporation controlled by Darwin Deason, one of our Directors and Chairman of the Executive

Committee, Douglas Deason, our President and Chief Operating Officer and David Neely, our former Chairman and Chief Executive Officer, for $1,200,000 in cash. It is estimated that the purchase price paid to Holdings for the Bells Property, together with the terms and structure of the purchase was approximately equal to the estimated fair market value of the Bells Property at the time of the sale. We have subsequently entered into a five year lease for a more limited use of the Bells Property with variable monthly rental payments, the amount of which currently is approximately $10,000 per month.

         In 1992, Holdings purchased a building in Dallas for development into condominiums for sale or lease. In April 1994, Darwin Deason leased a one-floor condominium in the building as his residence under an 18-month lease (which was subsequently modified). The lease contained an obligation of Mr. Deason to purchase the condominium for the estimated fair market value of the condominium. During the lease term and prior to the sale of the condominium, Mr. Deason received a waiver of lease payments, the benefit of which was approximately $9,400 per month. In September 1998, one full-floor condominium and one half-floor condominium were sold to Darwin Deason for approximately $1.6 million in cash, which is the estimated fair market value for the condominiums.

         During September 1998, Darwin Deason purchased from Holdings (1) certain real estate located at 72-191 Highway 111, Palm Desert, California (the "Palm Desert Property") for $1,025,125 in cash and (2) a 49% interest in CCC&D Corp., (which represents all of our interest in such entity), a privately held company operating a restaurant on the Palm Desert Property for $90,000 in cash.

         Darwin Deason, one of our directors and the Chairman of the Executive Committee, has entered into proxy agreements with David L. Neely, our former Chief Executive Officer and Chairman of the Board, and Douglas Deason, our President and Chief Operating Officer (and Darwin Deason's son), whereby Darwin Deason controls the votes that may be cast with shares of Class A Common Stock owned by them. Such agreement continues until the majority shareholder's death or his disability, whichever event occurs first.

         Darwin Deason, Precept and ACS, along with two other investors, are the stockholders of DDH Aviation, Inc. ("DDH"), a startup corporate airplane brokerage firm organized in late 1997. On a fully diluted basis, Mr. Deason owns over one-third of the equity interests in DDH. We invested $99,900 and own approximately 3% of the equity interests in DDH. Darwin Deason is the Chairman of the Board and Douglas Deason is a director of the five-member board of directors of DDH. We have access to the aircraft of DDH.

         In fiscal year 1998, we entered into a separation agreement and general release agreement with USTS' former chairman, Michael Margolies, that provided for the resignation of Michael Margolies from our board of directors in exchange for monthly payments of $21,075 through March 2001. In July 1998, we sold the owned and leased buses of one of our subsidiaries to Michael Margolies in exchange for a reduction of $593,000 in our note payable to Mr. Margolies.

                       PRINCIPAL AND SELLING SHAREHOLDERS

         Certain of the shares offered hereby are owned by and offered for the accounts of Stephen A. DiMarco, AAA Guaranteed On-Time Service, L.L.C., FineLine Business Forms, L.L.C. and GBL Graphics, Inc. We will not receive any of the proceeds from the sale of such shares. The selling shareholders received their shares of Class A Common Stock in connection with our acquisitions of the Ambassador companies, AAA Guaranteed On-Time Service, L.L.C. , FineLine Business Forms, L.L.C. and GBL Graphics, Inc.

         The following table sets forth certain information as of the Record Date with respect to the shares of Class A Common Stock and Class B Common Stock beneficially owned by (1) shareholders known to us to own more than 5% of the outstanding shares of such classes, (2) each of our directors and executive officers, (3) all of our executive officers and directors as a group and (4) each selling shareholder. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted.

                                               SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                                                      OWNED                                   OWNED
                                              PRIOR TO THE OFFERING                   AFTER THE OFFERING(2)
                                              ---------------------                   ---------------------
        NAME AND ADDRESS                                                 SHARES
     OF BENEFICIAL OWNER(1)                    NUMBER       PERCENT(3)     OFFERED     NUMBER         PERCENT
Darwin Deason.............................   4,125,811(4)(5)                 --        4,125,811(4)(5)
Douglas R. Deason.........................     729,929(6)      8.0%          --          729,929(6)      8.0%
William W. Solomon, Jr....................          --(7)        --          --               --(7)        --
D. Paul Cabra.............................     148,481(8)      1.6%          --          148,481(8)      1.6%
Ron Sorci.................................       2,786(9)         0          --            2,786(9)         *
J. Livingston Kosberg.....................     162,215(10)     1.9%          --          162,215(10)     1.9%
Sheldon I. Stein..........................          --(11)       --          --               --(11)       --
Robert Bazinet............................     171,384         2.0%          --          171,384         2.0%
Joseph D. Greco...........................     519,213         6.6%          --          519,213         6.6%

All directors and executive
  officers as a group.....................   5,859,819        68.5%          --        5,859,819        68.5%

Beneficial owners of more than 5% of
  Precept Common Stock:

  First Nationwide Bank...................     469,466         6.0%          --          469,466         6.0%
  David L. Neely..........................     735,788         9.4%                      735,788         9.4%
                                                                             --
Selling shareholders:
  Stephen A. DiMarco......................     620,342         7.2%     620,342               --           --
  AAA Guaranteed On-Time Service, L.L.C...      55,696            *      55,696               --           --

  FineLine Business Forms, L.L.C..........      19,048            *      19,048               --           --
  GBL Graphics, Inc.......................      56,667            *      56,667               --           --


--------
*   Less than 1%

(1) The address of each director and officer is in care of us at 1909 Woodall Rodgers Freeway, Suite 500, Dallas, Texas 75201.

(2) Assumes the sale of all shares held by the selling shareholders listed herein and no other sales of Class A Common Stock.

(3)      Based on 8,557,045 shares of Class A Common Stock outstanding at May
         15, 1999.

(4) Includes 592,142 shares of Class B Common Stock. Each share of Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis at any time. Mr. Deason owns all of the issued and outstanding shares of Class B Common Stock.

(5) Includes 1,740,428 shares of Class A Common Stock for which David Neely, Douglas Deason, Paul Cabra and Glenn R. Smith have granted Mr. Deason proxies to vote and an additional 349,957 shares of Class A Common Stock for which Mr. Deason holds proxies from various other shareholders of the Company.

(6) Includes 90,125 shares of Class A Common Stock owned by a trust for the benefit of Douglas Deason's children and for which Darwin Deason serves as Trustee. Darwin Deason and Douglas Deason disclaim beneficial ownership of such shares.

(7) Does not include options to purchase 10,714 shares of Class A Common Stock, which options have not vested and are not currently exercisable.

(8) Does not include options to purchase 28,571 shares of Class A Common Stock, which options have not vested and are not currently exercisable.

(9) Does not include options to purchase 28,571 shares of Class A Common Stock, which options have not vested and are not currently exercisable.

(10) Held by the J. Livingston Kosberg trust of which Mr. Kosberg is the sole trustee. Does not include options to purchase 7,146 shares of Class A Common Stock, which options have not vested and are not currently exercisable.

(11) Does not include options to purchase 17,142 shares of Class A Common Stock, which options have not vested and are not currently exercisable.

                          DESCRIPTION OF SECURITIES

         Our total authorized capital stock consists of 100,000,000 shares of Class A Common Stock, 10,500,000 shares of Class B Common Stock, par value $.01 per share and 3,000,000 shares of Preferred Stock, par value $1.00 per share. As of May 15, 1999, there were 8,557,045 shares of Class A Common Stock held by approximately 3,000 shareholders of record, 592,142 shares of Class B Common Stock held by 1 shareholder of record and no shares of Preferred Stock outstanding. We effected a 1 for 7 reverse stock split on December 4, 1998. The following descriptions of the capital stock are qualified in all respects by reference to our Articles of Incorporation and Bylaws.

         As provided in our Articles of Incorporation, no shareholder is entitled to preemptive rights or cumulative voting rights. Our board of directors also has the authority to fix or alter the powers, designations, preferences and relative, participating, optional or other special rights of all classes of our capital stock; provided, however, that the board of directors may not amend the terms of Class A Common Stock to provide greater powers, preferences and rights than provided in our Articles of Incorporation.

CLASS A COMMON STOCK

         Each holder of Class A Common Stock is entitled to one vote for each share held of record on all matters submitted to the shareholders as a single class with the holders of Class B Common Stock. The Class A Common Stock does not have any conversion rights and is not subject to redemption. After dividends have been declared and set aside for payment or paid on any series of Preferred Stock, each holder of Class A Common Stock and Precept Class B Common Stock is entitled to receive and to share equally in, when, as and if declared by the board of directors, dividends per share, out of the funds legally available therefore, in such amounts as the board of directors may from time to time fix and determine. Upon liquidation, dissolution or winding up of our affairs, whether voluntary of involuntary, after there has been paid or set apart for the holders of any series of Preferred Stock having a preference over the Class A Common Stock or Class B Common Stock, the holders of Class A Common Stock and Class B Common Stock are entitled to receive and to share equally in all of our assets available for distribution to the shareholders. All outstanding shares of Class A Common Stock are fully paid and nonassessable. The shares of Class A Common Stock trade together with certain stock purchase rights pursuant to that certain Rights Agreement described more fully below. See "Rights Agreement; Rights to Purchase Shares of Class A Common Stock," below.

CLASS B COMMON STOCK

         Each holder of Class B Common Stock is entitled to ten votes for each share held of record on all matters submitted to the shareholders as a single class with the holders of Class A Common Stock. Each share of Class B Common Stock is convertible at any time at the option of and without cost to the holder of Class B Common Stock into one fully paid and nonassessable share of Class A Common Stock by surrendering the certificate of Class B Common Stock. In the case of a consolidation or merger of Precept as a result of which the holders of Class A Common Stock are entitled to receive cash, stock or other securities or property with respect to an exchange of the Class A Common Stock, each holder of Class B Common Stock shall have the right to convert such share into the kind and amount of cash, shares of stock or other securities or property receivable by each holder of Class A Common Stock. No holder of Class B Common Stock may transfer such share whether by sale, assignment, gift, bequest, appointment or otherwise except to certain permitted transferees, and upon death of such holder of Class B Common Stock, the Class B Common Stock shall automatically be converted into Class A Common Stock. All outstanding shares of Class B Common Stock are fully paid and nonassessable and are not subject to redemption.

         No person or entity holding shares of Class B Common Stock (a "Class B Holder") may transfer such shares, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee (as hereinafter defined). In the case of a Class B Holder who is a natural person and the beneficial owner of shares of Class B Common Stock to be transferred, a Permitted Transferee consists of (1) such Class B Holder's spouse; provided, however, that upon divorce any Class B Common Stock held by such spouse shall automatically be converted into Class A Common Stock, (2) any lineal descendant of any great-grandparent of such Class B Holder, including adopted children, and such descendant's spouse (such descendants and their spouses, together with such Class B Holder's spouse, are referred to as "family members"), (3) the trustee of a trust for the sole benefit of such Class B Holder or any of such Class B Holder's family members, (4) any charitable organization established by such Class B Holder or any of such Class B
Holder's family members and (5) any partnership made up exclusively of such Class B Holder and any of such Class B Holder's family members or any corporation wholly-owned by such Class B Holder and any of such Class B Holder's family members; provided that, if there is any change in the partners of such partnership or in the shareholders of such corporation that would cause such partnership or corporation no longer to be a Permitted Transferee, any Class B Common Stock held by such partnership or corporation shall automatically be converted into Class A Common Stock. In the case of a Class B Holder that is a partnership or corporation, a Permitted Transferee consists of (1) such partnership's partners or such corporation's stockholders, as the case may be, (2) any transferor to such partnership or corporation of shares of Class B Common Stock after the record date of the initial distribution of Class B Common Stock and (3) successors by merger or consolidation. In the case of a Class B Holder that is an irrevocable trust on the record date of the distribution of Class B Common Stock, a Permitted Transferee consists of (1) certain successor trustees of such trust, (2) any person to whom or for whose benefit principal or income may be distributed under the terms of such trust or any person to whom such trust may be obligated to make future transfers, provided such obligation exists prior to the date such trust becomes a holder of Class B Common Stock and (3) any family member of the creator of such trust. In the case of a Class B Holder that is any trust other than an irrevocable trust on the date of the distribution of Class B Common Stock, a Permitted Transferee consists of (1) certain successor trustees of such trust and (2) the person who established such trust and such person's Permitted Transferees. Upon the death or permanent incapacity of any Class B Holder, such holder's Class B Common
Stock shall automatically be converted into Class A Common Stock. All shares of Class B Common Stock will automatically convert into shares of Class A Common Stock on the ninetieth day after the death of Darwin Deason or upon the conversion by the Deason International Trust of all Class B Common Stock beneficially owned by Mr. Deason into shares of Class A Common Stock.

         Shares of Class B Common Stock are freely transferable among Permitted Transferees, but any other transfer of Class B Common Stock will result in its automatic conversion into Class A Common Stock. The restriction on transfers of shares of Class B Common Stock to other than a Permitted Transferee may preclude or delay a change in control of Precept.

PREFERRED STOCK

         The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any such Preferred Stock could adversely effect the rights of the holders of Class A Common Stock and Class B Common Stock and, therefore, reduce the value of the Class A Common Stock and Class B Common Stock. The ability of the Board of Directors to issue Preferred Stock could discourage, delay or prevent a takeover of Precept.

CLASS A WARRANTS

         The Class A Warrants are listed for trading on the Nasdaq SmallCap Market. Each Class A Warrant allows the holder to purchase one share of Class A Common Stock at a price of $26.74 per share at any time prior to the expiration date of August 26, 1999. We may redeem the Class A Warrants at a price of $.07 per Class A Warrant if the closing bid price for the Class A Common Stock equals or exceeds $36.10 for at least ten consecutive trading days. As of May 15, 1999, we had 302,382 issued and outstanding Class A Warrants.

RIGHTS AGREEMENT; RIGHTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

         On February 2, 1998 our Board of Directors declared a dividend of one common share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was made on February 9, 1998 (a "Record Date") to the shareholders of record at the close of business on that date. Each Right entitles the registered holder to purchase from us one share of Class A Common Stock, at a price of $350.00 (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of February 9, 1998 (the "Rights Agreement") between Precept and Continental Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent").

         Until the earlier to occur of (1) ten Business Days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Class A Common Stock (an "Acquiring Person") or (2) ten Business Days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Class A Common Stock (the earlier of such dates being the "Distribution Date"), the Rights will be evidenced, with respect to any of the certificates for Common Stock outstanding as of the Record Date, by such certificates for the Common Stock with a copy of a Summary of Rights attached to the certificate. Additional Rights will be issued in respect of all shares of Common Stock that are issued after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date, including the Shares issued in the Transfer.

         The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new certificates issued after the Record Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding even without such notation or a copy of a Summary of Rights being attached to such Certificate, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on February 9, 2008, (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by Precept, in each case, as described below.

         The Purchase Price payable and the number of shares of Class A Common Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the Class A Common Stock, (2) upon the grant to holders of the Class A Common Stock of certain rights or warrants to subscribe for or purchase Class A Common Stock at a price or securities convertible into Class A Common Stock with a conversion price less than the then current market price of the Class A Common Stock; (3) upon the distribution to holders of the Class A Common Stock of evidences of indebtedness or assets or of subscription rights or warrants (other than those referred to above); or (4) upon any of the foregoing happens with respect to the Class B Common Stock.

         In the event that any person or entity becomes an Acquiring Person (the beneficial owner of 15% or more of the Class A Common Stock), provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will then be void), will have the right to receive upon exercise that number of shares of Class A Common Stock having a market value of two times the applicable exercise price of the Right.

         The Rights Agreement excludes from the definition of Acquiring Person, Persons who certify to us that they inadvertently acquired in excess of 14.9% of the outstanding Class A Common Stock and thereafter divest such excess Class A Common Stock or who acquire 15% or more of the Class A Common Stock in a Permitted Transaction. A "Permitted Transaction" is a stock acquisition or tender or exchange offer pursuant to a definitive agreement which would result in a person beneficially owning 15% or more of the Class A
Common Stock and which has been approved by the Board of Directors (including a majority of the Directors not in association with an Acquiring Person) prior to the execution of the agreement or the public announcement of the offer.

         In the event that we are acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Right will have the right to receive, upon the exercise of the Right at the then applicable exercise price, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the applicable exercise price of the Right.

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Class A Common Stock will be issued and, in lieu of such fractional shares, an adjustment in cash will be made based on the market price of the Class A Common Stock on the last trading day prior to the date of exercise.

         After a person becomes an Acquiring Person, our Board of Directors may exchange the Rights, other than those Rights owned by the Acquiring Person, in whole or in part, at an exchange ratio of one share of Class A Common Stock per Right, subject to adjustment. However, the Board of Directors cannot conduct an exchange at any time after any Person, together with its Affiliates and Associates, becomes the Beneficial Owner of 50% or more of the outstanding Class A Common Stock.

         At any time prior to any Person becoming an Acquiring Person, a Requisite Majority may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). In addition, the Board of Directors may extend or reduce the period during which the Rights are redeemable, so long as the Rights are redeemable at the time of such extension or reduction. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights, including an amendment to extend the Final Expiration Date, except that from and after the Distribution Date no such amendment may adversely affect the economic interests of the holders of the Rights.

         Until a Right is exercised, the holder of the Right, as such, will have no rights as a shareholder of Precept, including, without limitation, the right to vote, or to receive dividends.

REGISTRATION RIGHTS

         Holders of approximately 1,055,000 shares of Class A Common Stock have certain rights to have such shares registered under the Securities Act pursuant to the terms of agreements between such holders and us. Specifically, such holders have the one-time right to demand that we use our best efforts to register all their shares of Class A Common Stock. Additionally, if at any time we propose to register our securities under the Securities Act (other than on a Form S-4 or Form S-8), we must notify the holders of such proposed offering, and, upon their request we must use our best efforts to register all shares of Class A Common Stock owned by the holders. In such instances, we are responsible for the expenses related to the registration of such shares.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

         Our Articles of Incorporation provide that to the fullest extent permitted by applicable law, a director will not be liable to us or our shareholders for monetary damages for an act or omission in the director's capacity as a director.

         The TBCA permits the indemnification of directors, employees, officers and agents of Texas corporations. Our Articles and Bylaws provide that we shall indemnify any person to the fullest extent permitted by law. Under the TBCA, an officer or director may be indemnified if he acted in good faith and reasonably believed that his conduct (1) was in our best interests and if he acted in his official capacity or (2) was not opposed to our best interests in all other cases. In addition, the indemnitee may not have reasonable cause to believe that his conduct was unlawful in the case of a criminal proceeding. In any case, the indemnitee may not have been found liable to us for improperly receiving a personal benefit or for willful or intentional misconduct in the performance of his duty to us. We (1) must indemnify an officer or director for reasonable expenses if he is successful, (2) may indemnify an officer or director for such reasonable expenses unless he was found liable for willful or intentional misconduct in the performance of his duty to us and (3) may advance reasonable defense expenses if the officer or director undertakes to reimburse us if he is later found not to satisfy the standard for indemnification expenses. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. This provision in the Articles does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under Texas law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

TRADING MARKET, TRANSFER AGENT AND REGISTRAR

         Our Class A Common Stock is traded on the Nasdaq SmallCap Market under the symbol "PBSI." The transfer agent and registrar for the Class A Common Stock is Continental Stock Transfer and Trust Company.

TEXAS ANTI-TAKEOVER LAW AND CERTAIN PROVISIONS

         Certain provisions of our Articles and Bylaws may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider being in such shareholder's best interest. This includes attempts that might result in a premium over the market price for the Class A Common Stock. In this regard, our Articles provide that the removal of any director or directors, with or without cause, requires the affirmative vote of at least 80% of the combined voting stock. This provision would restrict the ability of a party to gain control of our Board by acquiring a majority of our voting stock, removing all of the directors and then replacing them with the directors seeking to benefit such party. Additionally, our Bylaws provide that the number of directors shall be fixed, from time to time, by resolution of the Board. Currently, our Board is divided into three classes of directors that are elected for staggered three-year terms. Thus, in any given year, only a portion of our directors would be eligible for election, thereby eliminating the ability of a hostile party to gain control of our Board in a single proxy contest. This makes any unsolicited takeover attempt (including an attempt that is in our shareholders' best interest) more expensive and more difficult. Our Bylaws provide for advance notice procedures with respect to the submission by shareholders of proposals to be acted on at shareholder meetings and of nominations of candidates for election as directors. The establishment of such procedures removes any ambiguity with respect to how matters can be so submitted by shareholders. Further, our Articles permit the Board to establish by resolution one or more series of preferred stock and to establish the powers, designations, preferences and relative, participating, optional, or other special rights of each series of preferred stock. The preferred stock could be issued on terms that are unfavorable to the holders of Class A Common Stock or that could make a takeover or change in control more difficult. Further, we have instituted a shareholder rights plan, which plan may have the effect of discouraging an unsolicited takeover proposal. Moreover, we are subject to the Texas Business Combination Law, which places restrictions on certain business combinations with certain shareholders that could render a change in control more difficult. The Articles and Bylaws, together with the provision of shareholder rights plan and Texas law, may have the effect of discouraging a future takeover attempt by a third party that is not approved by the Board and render the removal of the incumbent management more difficult.

                       SHARES ELIGIBLE FOR FUTURE SALE

         Future sales of Class A Common Stock by shareholders pursuant to Rule 144 under the Securities Act could have an adverse effect on the market price of our securities.

            As of May 15, 1999, 8,557,045 shares of Class A Common Stock and 592,142 shares of Class B Common Stock were outstanding. In addition, as of May 15, 1999, we had outstanding warrants and options to purchase 846,987 shares of Class A Common Stock. The resale of up to 751,753 of the 8,557,045 shares outstanding will be registered by the Registration Statement of which this Prospectus is a part. We believe that the remaining shares outstanding are freely transferable without restriction or further registration under the Securities Act, except for any shares held by our "affiliates," as defined in Rule 144 under the Securities Act. In general, under Rule 144, subject to the satisfaction of certain other conditions, an affiliate is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Class A Common Stock is quoted on the Nasdaq, the average weekly trading volume during the four calendar weeks preceding the sale. The holders of approximately 1,055,000 outstanding shares have certain rights to have shares registered under the Securities Act pursuant to the terms of agreements between such holders and us. The resale of 620,342 of those 1,055,000 shares will be registered by the Registration Statement of which this Prospectus is a part. We believe that the remaining shares are freely tradeable, subject in certain cases to the restrictions of Rule 144. In addition, we have filed a registration statement on Form S-8 to register a total of 903,557 shares of Class A Common Stock, which is all shares reserved for issuance under our 1998 Stock Incentive Plan, as well as shares underlying certain options granted under a prior stock option plan.

         No assurance can be made as to the effect, if any, that sales of shares of Class A Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Class A Common Stock may be sold in the public market may adversely affect prevailing market prices for the Class A Common Stock and could impair our ability to raise capital in the future through the sale of equity securities.

                              PLAN OF DISTRIBUTION

         This Prospectus covers up to 6,366,428 of Class A Common Stock that we may issue to the owners of assets, businesses or securities we acquire in the future. The consideration offered by us in such acquisitions in addition to the shares of Class A Common Stock offered by this Prospectus may include such cash, debt or other securities (which may be convertible into shares of Class A Common Stock covered by this Prospectus), or assumption by us of liabilities of the business being acquired, or a combination thereof. We expect to determine the terms of any acquisitions by direct negotiations with the person from whom the assets, businesses or securities are acquired. The securities issued in each acquisition will be valued at prices reasonably related to market prices, either when an agreement for the acquisition is entered into, or when we deliver the securities. We will not pay any underwriting discounts or commissions, but we may pay finder's fees in connection with certain acquisitions.

         Additionally, we are registering up to 751,753 shares of Class A Common Stock held by the selling shareholders listed under "Principal and Selling Shareholders" on page 40. For purposes of this discussion regarding the plan of distribution, "selling shareholders" includes donees and pledgees selling share received from a named selling shareholder after the date of this prospectus, as well as selling shareholders who may wish to sell shares that they receive from us in future acquisitions, who may use this Prospectus with our prior written consent. We may limit our consent to a specified time period and subject to certain limitations and conditions, which may vary by agreement. We will provide the information identifying any people reselling securities acquired under this prospectus in a supplement to this prospectus as may then be required by the Securities Act and the rules of the SEC.

         We will not receive any of the proceeds from the resale of the securities by selling shareholders. The selling shareholders may resell all or a portion of the securities beneficially owned by them on any exchange or market on which the purchased securities are listed or quoted, on terms to be determined at the times of such sales. The selling shareholders also may make private sales directly or through a broker. Alternatively, any of the selling shareholders may offer securities purchased under this Prospectus through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling shareholders. The SEC may consider such selling shareholder or any person who receives fees to be an "underwriter," in which case any profit on the resale of the securities purchased by them could deemed to be underwriting commissions or discounts under the Securities Act.

         If required at the time that a particular offer of shares is made, a supplement to this Prospectus will be delivered that describes any material arrangements for the distribution of shares and the terms of the offering, including the names of any underwriters, brokers, dealers or agents and any discounts, commissions or concessions and other items constituting compensation from the selling shareholder.

         Selling shareholders may also offer and sell shares of Class A Common Stock covered by this Prospectus under exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 145(d) under the Securities Act.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the Class A Common Stock to be offered hereby will be passed upon by Jackson Walker L.L.P.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at June 30, 1998 and 1997, and for each of the three years in the period ended June 30, 1998, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                       PRECEPT BUSINESS SERVICES, INC.
                                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

DESCRIPTION                                                                                    PAGE
-----------                                                                                    ----
Condensed consolidated balance sheets as of March 31, 1999 and June 30, 1998............      F - 2
Condensed consolidated statements of operations for the nine-month periods
                  ended March 31, 1999 and 1998.........................................      F - 3
Condensed consolidated statements of cash flows for the nine-month periods
                  ended March 31, 1999 and 1998.........................................      F - 4
Condensed consolidated statements of changes in shareholders' equity for the
                  nine-month periods ended March 31, 1999 and 1998......................      F - 5
Notes to condensed consolidated financial statements....................................      F - 6


Report of independent auditors..........................................................     F - 14
Consolidated balance sheets as of June 30, 1998 and 1997 ...............................     F - 15
Consolidated statements of operations for the years ended June 30, 1998, 1997, and 1996.     F - 16
Consolidated statements of cash flows for the years ended June 30, 1998, 1997, and 1996.     F - 17
Consolidated statements of changes in  shareholders' equity for the three years
                  ended June 30, 1998...................................................     F - 18
Notes to consolidated financial statements..............................................     F - 19

AMBASSADOR LIMOUSINE SERVICES, INC.
AMBASSADOR TRANSPORTATION SERVICES, INC.
AMBASSADOR EXECUTIVE COACHES, LLC

Report of independent auditors..........................................................
Combined balance sheet as of March 31, 1999 ............................................
Combined statement of income and changes in retained earnings for the year ended
                  March 31, 1999........................................................
Combined statement of cash flows for the year ended March 31, 1999......................
Notes to combined financial statements..................................................

GARDEN STATE LEASING & RENT A CAR, INC.

Report of independent auditors..........................................................
Balance sheet as of September 30, 1998..................................................
Statement of income and changes in retained earnings for the nine months ended
                  September 30, 1998....................................................
Statement of cash flows for the nine months ended September 30, 1998....................
Notes to financial statements...........................................................

SOUTHERN SYSTEMS BUSINESS FORMS AND DATA SUPPLIES, INC.

Report of independent auditors..........................................................
Balance sheet as of  September 30, 1998.................................................
Statement of income and changes in retained earnings for the eleven months ended
                  September 30, 1998....................................................
Statement of cash flows for the eleven months ended September 30, 1998..................
Notes to financial statements...........................................................

                                       PRECEPT BUSINESS SERVICES, INC.
                                    CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                                March 31,         June 30,
                                                                                   1999             1998
                                                                                ---------         --------
                                                  ASSETS

Current assets:

   Cash and cash equivalents.............................................      $     510,476     $   2,291,303
   Trade accounts receivable, net of $1,395,000 and $404,000
       allowance for doubtful accounts, respectively.....................         20,463,506        15,595,234
   Accounts receivable from affiliates...................................          1,022,825         1,186,908
   Other accounts receivable.............................................          1,265,718         1,609,529
   Inventory.............................................................          5,597,938         5,133,484
   Other current assets..................................................          2,216,922           805,151
   Deferred income taxes                                                           1,531,986           499,264
   Net assets of discontinued operations.................................                  -         1,115,125
                                                                               -------------     -------------
       Total current assets..............................................         32,609,371        28,235,998

Property and equipment, net..............................................          7,530,651         5,751,487
Intangible assets, net...................................................         38,785,022        19,558,050
Deferred income taxes....................................................          1,101,681         1,102,372
Other assets.............................................................            850,509         1,838,697
                                                                               -------------     -------------
           Total assets..................................................      $  80,877,234     $  56,486,604
                                                                               -------------     -------------
                                                                               -------------     -------------
                                   LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

   Trade accounts payable................................................      $  12,225,246     $   5,844,671
   Accrued compensation                                                            1,373,983         1,943,964
   Other accounts payable and accrued expenses...........................          9,838,414         5,189,268
   Current portion of long-term debt.....................................          2,892,392         1,421,477
                                                                               -------------     -------------
       Total current liabilities.........................................         26,330,035        14,399,380

Long-term debt...........................................................         29,676,880        20,084,756
Commitments and contingencies
Shareholders' equity:

   Preferred stock, $1.00 par value; 3,000,000 authorized shares, none issued              -                 -
   Class A common stock, $0.01 par value; 100,000,000 authorized shares
       and 8,029,642 and 6,870,126 issued shares, respectively...........             80,296            68,701
   Class B common stock, $0.01 par value; 10,500,000 authorized shares
       and 592,142 shares outstanding....................................              5,921             5,921
   Additional paid-in capital............................................         36,450,733        23,515,022
   Retained earnings (accumulated deficit)...............................        (10,455,556)       (1,395,905)
                                                                               -------------     -------------
                                                                                  26,081,394        22,193,739

   Class A treasury stock - 148,636 shares...............................         (1,211,075)         (191,271)
                                                                               -------------     -------------
       Total shareholders' equity........................................         24,870,319        22,002,468
                                                                               -------------     -------------
           Total liabilities and shareholders' equity....................      $  80,877,234     $  56,486,604
                                                                               -------------     -------------
                                                                               -------------     -------------

     See accompanying notes to condensed consolidated financial statements.

                                       PRECEPT BUSINESS SERVICES, INC.
                               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                          Nine months ended
                                                                                                March 31,
                                                                                        ---------------------
                                                                                        1999             1998
                                                                                        ----             ----
Revenue:

   Business products                                                                $ 103,873,555    $  80,516,847
   Transportation services..................................................           17,991,729        5,663,059
                                                                                    -------------    -------------
                                                                                      121,865,284       86,179,906

Costs and expenses:

   Cost of goods sold.......................................................           80,484,287       56,741,177
   Sales commissions                                                                   14,090,459       10,534,447
   Selling, general and administrative......................................           19,102,466       15,615,314
   Depreciation and amortization............................................            2,460,114        1,264,487
   Goodwill write-down and other non-recurring charges......................           14,283,000                -
   Non-recurring acquisition costs..........................................              180,000          485,555
                                                                                    -------------    -------------
                                                                                      130,600,326       84,640,980
                                                                                    -------------    -------------
Operating income (loss).....................................................           (8,735,042)       1,538,926

Interest expense............................................................            1,856,595          542,830
                                                                                    -------------    -------------
Income (loss) from continuing operations before income taxes................          (10,591,637)         996,096

Income tax provision (benefit)..............................................           (1,531,986)         398,438
                                                                                    --------------   -------------
Income (loss) from continuing operations....................................           (9,059,651)         597,658

Loss from discontinued operations, net of applicable income taxes...........                    -         (467,392)
                                                                                    --------------   -------------

Net income (loss)...........................................................        $  (9,059,651)   $     130,266
                                                                                    --------------   -------------
                                                                                    --------------   -------------

Basic net income per share:

   Income (loss) from continuing operations.................................        $        (1.10)  $         0.09
   Loss from discontinued operations........................................                     -            (0.07)
                                                                                    --------------   -------------
   Net income (loss)........................................................        $        (1.10)  $         0.02
                                                                                    --------------   -------------
                                                                                    --------------   -------------
      Weighted average shares outstanding...................................             8,207,717       6,391,557

Diluted net income per share:

   Income (loss) from continuing operations.................................        $        (1.10)  $         0.09
   Loss from discontinued operations........................................                       -          (0.07)
                                                                                    --------------   -------------
   Net income (loss)........................................................        $        (1.10)  $         0.02
                                                                                    --------------   -------------
                                                                                    --------------   -------------
   Weighted average shares outstanding......................................             8,207,717        6,436,760


     See accompanying notes to condensed consolidated financial statements

                                       PRECEPT BUSINESS SERVICES, INC.
                               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           Nine months ended
                                                                                               March 31,
                                                                                        ---------------------
                                                                                        1999             1998
                                                                                        ----             ----
Cash flows from operating activities:

   Net income (loss).......................................................         $ (9,059,651)     $    130,266

   Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

       Depreciation and amortization.......................................             2,460,114        1,264,487
       Deferred income taxes...............................................             1,032,722          499,264
       Goodwill write-down and other non-recurring charges.................            14,283,000                -
       Non-recurring acquisition costs.....................................               180,000          485,555
       Changes in operating assets and liabilities, net of effects from acquisitions:

           Trade accounts receivable.......................................            (1,790,787)      (1,987,788)
           Accounts receivable from affiliates.............................               164,083         (260,153)
           Other accounts receivable.......................................               343,811         (407,718)
           Inventory.......................................................              (223,196)      (2,821,872)
           Other current assets............................................              (718,779)        (540,791)
           Income taxes refundable.........................................                     -         (234,079)
           Net assets of discontinued operations...........................                     -         1,719,497
           Trade accounts payable..........................................             4,018,501        1,353,727
           Accrued compensation............................................            (1,943,964)        (238,559)
           Other assets and liabilities, net...............................              (124,550)       4,423,317
                                                                                    -------------    -------------
       Net cash provided by operating activities...........................             8,621,304        3,385,153
                                                                                    -------------    -------------

Cash flows provided by (used in) investing activities:

   Acquisitions of businesses, including earnout payments..................           (16,128,345)      (7,086,000)
   Sale of net assets of discontinued operations...........................             1,115,125                -
   Acquisition of property and equipment, net..............................              (229,479)        (857,713)
                                                                                    --------------   --------------
       Net cash used in investing activities...............................           (15,242,699)      (7,943,713)
                                                                                    --------------   --------------

Cash flows provided by (used in) financing activities:

   Repayment of shareholder notes receivable...............................                     -          208,060
   Payments on long-term debt..............................................            (1,049,878)        (227,305)
   Payments of capital lease obligations...................................            (2,644,076)         (74,193)
   Borrowings on revolving line of credit, net of repayments...............             8,534,522        4,408,120
                                                                                    -------------    -------------
       Net cash provided by financing activities...........................             4,840,568        4,314,682
                                                                                    -------------    -------------

Decrease in cash and cash equivalents......................................            (1,780,827)        (243,878)
Cash and cash equivalents at beginning of period...........................             2,291,303        1,675,824
                                                                                    -------------    -------------
Cash and cash equivalents at end of period.................................         $     510,476    $   1,431,946
                                                                                    -------------    -------------
                                                                                    -------------    -------------
Cash paid for:
   Interest................................................................         $   1,420,467    $     657,631
   Income taxes............................................................         $     212,544    $     676,341


      See accompanying notes to condensed consolidated financial statements

                           PRECEPT BUSINESS SERVICES, INC.
        CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                           RETAINED
                                  CLASS A     CLASS B     ADDITIONAL       EARNINGS                             TOTAL
                                  COMMON      COMMON       PAID-IN       (ACCUMULATED                        SHAREHOLDERS'
                                   STOCK       STOCK        CAPITAL         DEFICIT)           OTHER            EQUITY
                                  -------     -------     ----------     ------------          -----         -------------
Balance, June 30, 1998..........  $ 68,701   $  5,921     $23,515,022    $  (1,395,905)     $  (191,271)     $ 22,002,468
Issuance of shares to
   acquire businesses...........    10,646          -      12,533,319                -                -        12,543,965
Conversion of notes and
   exercise of stock options           949          -         402,392                -          (20,603)          382,738
Stock re-purchase...............         -          -               -                -         (999,201)         (999,201)
Net income......................         -          -               -       (9,059,651)               -        (9,059,651)
                                  --------   --------    ------------    -------------      -----------      ------------
Balance, March 31, 1999.........  $ 80,296   $  5,921    $ 36,450,733    $ (10,455,556)     $(1,211,075)     $ 24,870,319
                                  --------   --------    ------------    -------------      -----------      ------------
                                  --------   --------    ------------    -------------      -----------      ------------

Balance, June 30, 1997..........  $ 46,458   $ 14,433    $ 17,803,121    $    (750,062)     $(1,012,307)     $ 16,101,643

Issuance of shares to
   acquire businesses...........    13,732          -       4,265,243                -                -         4,278,975

Repayment of shareholder
   notes receivable.............         -          -               -                -          208,060           208,060
Net income......................         -          -               -          130,266                -           130,266
                                  --------   --------    ------------    -------------      -----------      ------------
Balance, March 31, 1998.........  $ 60,190   $ 14,433     $22,068,364    $    (619,796)     $  (804,247)     $ 20,718,944
                                  --------   --------    ------------    -------------      -----------      ------------
                                  --------   --------    ------------    -------------      -----------      ------------

     See accompanying notes to condensed consolidated financial statements

                      PRECEPT BUSINESS SERVICES, INC.
           NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                              MARCH 31, 1999

1.       BUSINESS

         Precept Business Services, Inc. and its subsidiaries ("Precept" or the "Company") primarily engage in business products distribution management and services and, to a lesser extent, in executive chauffeured limousine, livery and courier services. The business products management business comprises arranging for the manufacture, storage, and distribution of business forms, computer supplies, advertising information and other related business products for small- to large-sized corporate customers. Precept operates from offices throughout the United States. The transportation services are provided from locations in the tri-state New York metropolitan area and in the states of Texas, Michigan, Kentucky and Ohio.

         PUBLICLY TRADED COMPANY

         Precept's Class A common stock trades under the NASDAQ symbol "PBSI" and its warrants trade under the NASDAQ symbol "PBSIW."

         CONSOLIDATED FINANCIAL STATEMENTS

         The consolidated financial statements comprise the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

         PRO FORMA INFORMATION

         The pro forma information included in these financial statements and notes is unaudited.

         FISCAL YEAR END AND QUARTERLY REPORTING PERIODS

         The Company maintains a June 30 fiscal year end and ends its quarterly reporting periods on September 30, December 31, and March 31, respectively. For purposes of the Company's current report on Form 10-Q, references to 1999 and 1998 are meant to be the nine-month reporting periods ended March 31, 1999 and 1998, respectively.

         REVERSE STOCK SPLIT

         On November 11, 1998, the shareholders of the Company approved a one for seven reverse stock split that became effective December 4, 1998. All financial and share information presented in this report has been restated to give effect to this reverse stock split.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Significant accounting policies followed in the preparation of the consolidated financial statements are consistent with the accounting policies described in the Company's notes to consolidated financial statements included in the Company's Annual Report to Shareholders and Form 10-K for the fiscal year ended June 30, 1998.

         INTERIM FINANCIAL INFORMATION

         The accompanying interim financial statements are unaudited. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although the Company believes that the disclosures included herein are adequate to make the information presented not misleading. These interim financial statements should be read in conjunction with the Company's consolidated financial statements for the year ended June 30, 1998. The interim financial statements include all adjustments, consisting only of normal recurring adjustments and certain other adjustments in the third quarter of 1999, necessary for a fair presentation of the Company's financial position, its results of operations and its cash flows. Operating results for any particular interim period are not necessarily indicative of the operating results for a full fiscal year.

         The financial information as of June 30, 1998 is derived from the Company's audited financial statements.

         COMPREHENSIVE INCOME

         The Company adopted the new accounting standard on comprehensive income in the first quarter of fiscal year 1999, which requires companies to disclose comprehensive income separately from net income from operations. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-ownership sources. It includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. Comprehensive income (loss) is equal to net earnings as presented in the consolidated statements of operations for the nine months ended March 31, 1999 and 1998.

3.       ACQUISITIONS

         In the quarter ended March 31, 1999, the Company acquired one corporate transportation services company which provides executive town car and limousine service primarily in the tri-state New York metropolitan area with annual revenues of $2.0 million. This acquisition was accounted for using the purchase method of accounting. For this purchase acquisition, the aggregate acquisition cost was allocated to the net assets acquired based on the fair market value of such net assets. The operating results of this company have been included in the Company's historical results of operations for all periods following the acquisition. The aggregate acquisition cost for this purchased business amounted to $1.3 million, paid $0.2 million in cash, funded by working capital and the Company's line of credit and $1.1 million in seller notes and debt assumed.

         During the second quarter of fiscal year 1999, the Company acquired one corporate transportation services company located in North Arlington, New Jersey, which provides executive limousine and town car service to the tri-state New York metropolitan area with annual revenues of $14.0 million. This acquisition was accounted for using the purchase method of accounting. For this purchase acquisition, the aggregate acquisition cost was allocated to the net assets acquired based on the fair market value of such net assets. The operating results of this company have been included in the Company's historical results of operations for all periods following the acquisition. The aggregate acquisition cost for this purchased business amounted to $9.0 million and consisted of $3.4 million in cash, funded by working capital and the Company's revolving line of credit, 0.3 million shares of Class A common stock with an aggregate fair market value of $3.0 million, and $2.6 million in assumed debt and transaction costs.

         During the first quarter of fiscal year 1999, Precept acquired four business products distribution companies with combined annual revenues of $34.3 million. These acquisitions were accounted for using the purchase method of accounting. For each of these purchase acquisitions, the aggregate acquisition cost was allocated to the net assets acquired based on the fair market value of such net assets. The operating results of such companies have been included in the Company's historical results of operations for all periods following the acquisition. The aggregate acquisition cost for such purchased businesses amounted to $18.0 million and consisted of $5.7 million in cash, funded by working capital and the Company's revolving line of credit, 0.7 million shares of Class A common stock with an aggregate fair market value of $9.6 million, and $2.7 million in seller notes and assumed debt.

         In the third quarter of fiscal year 1998, the Company acquired U.S. Transportation Systems, Inc. ("USTS"), a publicly traded company in the transportation services industry. On March 18, 1998, Precept issued 1,373,214 shares of its Class A common stock and 259,286 warrants to purchase Class A common stock for a total value of $4.4 million, assumed and repaid debt of $5.3 million and incurred $1.1 million in direct acquisition costs. Precept acquired four of the operating businesses of USTS that provided chauffeured limousine, livery and long-haul trucking services based in New York, Michigan, Ohio,

Northern Kentucky and the Carolinas. In the fourth quarter of 1998, Precept sold its 75% interest in the long-haul trucking business, U.S. Trucking Inc. ("USTI") to the owners of the 25% minority interest in USTI in exchange for $0.2 million in cash and an interest bearing note receivable for $1.8 million, which note has been fully reserved. The purchase price of USTS has been allocated as follows:
$12.8 million to goodwill, $0.9 million to accounts receivable, $6.4 million to long-term debt, $3.7 million to accounts payable and accrued liabilities and $0.8 million to other assets.

         In the second quarter of fiscal year 1998, the Company completed the acquisition of two business products companies located in Tempe, Arizona and Austin, Texas and one corporate transportation service company located in Dallas, Texas. These acquisitions were accounted for using the purchase method of accounting. Total annual revenues for the two business products companies amounted to $3.5 million. These companies were acquired with seller notes and assumed debt of $1.3 million. The purchase of these two business products companies has been allocated as follows: $30,498 to equipment and $1.3 million to goodwill. The transportation company's annual revenues totaled $3.4 million. This acquisition was paid for with a seller note of $0.4 million and assumed debt of $0.2 million and was allocated as follows: $0.2 million to vehicles and other assets and $0.4 million to goodwill.

         During the first quarter of fiscal year 1998, the Company completed the purchase of two business products distributors for a total of $0.5 million. The acquisitions were accounted for using the purchase method of accounting with the majority of the purchase price attributable to accounts receivable, inventory, equipment and goodwill. The combined annual revenues for these two companies were $0.6 million.

         In the fourth quarter of fiscal year 1998, the Company issued 0.9 million shares of its Class A common stock with an aggregate fair market value of $18.3 million at the date of acquisition in order to acquire two business products distribution companies, InfoGraphix Inc. and MBF Corporation. These acquisitions have been accounted for using the pooling of interests method of accounting. The Company's consolidated financial statements give retroactive effect to the acquisitions of such companies for all periods presented.

         The following presents the separate results from continuing operations of the Company (excluding the results of InfoGraphix and MBF prior to the dates on which they were acquired) and of InfoGraphix and MBF up to the dates on which they were acquired.


                                                                                   Nine months ended
                                                                                     March 31, 1998
                                                                                   -----------------
  Revenue:

     Company (excluding InfoGraphix and MBF).................................          $ 57,051,797
     InfoGraphix.............................................................            16,570,903
     MBF.....................................................................            12,557,206
                                                                                       ------------
     Company.................................................................          $ 86,179,906
                                                                                       ------------
                                                                                       ------------
  Net income (loss):

     Company (excluding InfoGraphix and MBF).................................          $    206,494
     InfoGraphix.............................................................                24,114
     MBF.....................................................................               367,050
                                                                                       ------------
     Company.................................................................          $    597,658
                                                                                       ------------
                                                                                       ------------

         The following table summarizes the consideration for the purchase acquisitions completed and the fair value of the assets acquired.

                                                                                  Nine months ended
                                                                                      March 31,
                                                                           ------------------------------
                                                                                1999             1998
                                                                           -------------    -------------
Purchase consideration:
     Cash paid.....................................................        $   9,386,000    $   5,735,000
     Amounts due sellers of acquired businesses....................            2,060,000        1,168,000
     Stock and warrants issued.....................................           12,544,000        4,318,000
     Liabilities assumed...........................................            4,122,000        3,911,000
     Other.........................................................              234,000           60,000
                                                                           -------------    -------------
Fair value of assets acquired......................................        $  28,346,000    $  15,192,000
                                                                           -------------    -------------
                                                                           -------------    -------------

                                                                                  Nine months ended
                                                                                      March 31,
                                                                           ------------------------------
                                                                               1999             1998
                                                                           -------------    -------------
Allocation of fair value of assets acquired:
     Goodwill and intangible assets................................        $  24,272,000    $  15,154,000
     Accounts receivable...........................................            3,939,000          878,000
     Inventory and other, net......................................              135,000         (840,000)
                                                                           -------------    --------------
                                                                           $  28,346,000    $  15,192,000
                                                                           -------------    --------------
                                                                           -------------    --------------


         The following table presents the pro forma results of continuing operations as if all the acquisitions described above had occurred at the beginning of each period presented. Pro forma adjustments reflect additional amortization expense since the excess of acquisition cost over the fair value of the assets acquired is amortized for a full period. Pro forma adjustments also reflect additional interest expense due to the related debt being outstanding for a full period. The income tax effect of the pro forma adjustments has also been reflected. These pro forma results are presented for comparative purposes only and do not purport to be indicative of what would have occurred had the businesses actually been acquired as of those dates or of results which may occur in the future. The pro forma results of operations presented below exclude goodwill write-down and other non-recurring charges that were recorded during the third quarter of 1999.

                                                                                  Nine months ended
                                                                                      March 31,
                                                                           -------------------------------
                                                                               1999              1998
                                                                           -------------     -------------
     Total revenues...................................................     $ 133,089,011     $ 136,249,285
     Income before income taxes ......................................     $   5,192,710     $   6,675,203
     Net income.......................................................     $   2,700,209     $   3,540,224
     Diluted net income per share.....................................     $       0.32      $       0.58


         If the goodwill write-down and other non-recurring charges had been included in the pro forma results for the nine-month period ended March 31, 1999, income (loss) before income taxes would have been ($9,270,290), net loss would have been ($8,372,551), and diluted net loss per share would have been ($1.00).

         Since March 31, 1999, Precept has acquired two corporate transportation services companies which provide executive town car and limousine service primarily in the tri-state New York metropolitan area with annual revenues of $6.7 million. The aggregate consideration for these transactions amounted to $9.1 million, paid $2.2 million in cash, $4.4 million in common stock, $0.2 million in preferred stock and approximately $2.3 million in debt assumed. Assets with a preliminary aggregate fair value of $9.1 million were acquired, with a preliminary allocation as follows: $7.1 million to goodwill and intangible assets, $2.0 million to property, plant, and equipment, $0.3 million to accounts receivable, and $0.3 million (net) to other liabilities.

         The operational results of these acquisitions are not considered to be significant enough to significantly affect the pro forma results presented above; therefore, the pro forma effects of these acquisitions on the Company's pro forma operating results have not been separately disclosed.

4.       PROPERTY AND EQUIPMENT

         Property and equipment consists of the following:

                                                                             March 31,       June 30,
                                              Estimated Lives                 1999             1998
                                              ---------------              -------------    -------------
     Land                                                                  $     411,000    $     411,000
     Buildings                                15 to 40 years                   1,778,854        1,670,926
     Leasehold improvements                    1 to 10 years                     769,951          455,118
     Equipment and vehicles                    3 to 5 years                   10,441,723        7,020,965
     Capitalized leasehold rights              3 to 5 years                    1,243,147        1,353,279
                                                                           -------------    -------------
                                                                              14,644,675       10,911,288

     Accumulated depreciation and amortization....................             7,183,059        5,159,801
                                                                           -------------    -------------
                                                                           $   7,530,651    $   5,751,487
                                                                           -------------    -------------
                                                                           -------------    -------------


5.       INTANGIBLE ASSETS

         Intangible assets consist of the following:

                                                                             March 31,        June 30,
                                                                               1999             1998
                                                                           -------------    -------------
     Goodwill..........................................................    $  43,619,517    $  23,955,689
     Non-compete agreements............................................          755,659          755,659
                                                                           -------------    -------------
                                                                              44,375,176       24,711,348
     Accumulated amortization..........................................        5,590,154        5,153,298
                                                                           -------------    -------------
                                                                           $  38,785,022    $  19,558,050
                                                                           -------------    -------------
                                                                           -------------    -------------


6.       LONG-TERM DEBT

         Long-term debt consists of the following:

                                                                             March 31,        June 30,
                                                                              1999              1998
                                                                           -------------    -------------
     Revolving line of credit..........................................    $  24,500,000    $  15,965,478
     Note payable and long-term liability to shareholder...............          357,823          813,803
     Convertible notes payable to sellers..............................        3,359,599        2,114,435
     Capitalized lease obligations and other notes payable.............        4,351,850        2,612,517
                                                                           -------------    -------------
                                                                              32,569,272       21,506,233
     Less current portion due within one year..........................        2,892,392        1,421,477
                                                                           -------------    -------------
     Long-term debt....................................................    $  29,676,880    $  20,084,756
                                                                           -------------    -------------
                                                                           -------------    -------------


         REVOLVING LINE OF CREDIT

         On March 20, 1999, the Company completed a $40 million revolving line of credit with its two banks for borrowing to finance working capital and acquisition needs. The line of credit bears interest at prime (7.75% at March 31, 1999) plus 1.75% or at LIBOR plus a maximum margin of 2.75%. The margin rate may be lower based on the Company's ratio of debt to earnings before interest, taxes, depreciation and amortization ("EBITDA"). As of March 31, 1999, the margin rate was 2.75%. The revolving line of credit includes restrictions on the level of interest coverage, debt to EBITDA coverage, net worth levels, dividends, and capital expenditures. The line of credit is secured by substantially all of the assets of the Company. The revolving line of credit is due and payable on March 31, 2001. The amount of the line of credit which is available is determined by a ratio of three times the trailing twelve months pro forma EBITDA. The pro forma EBITDA gives effect to the acquisitions made by the Company which are not included in the historical results of the Company with certain adjustments for compensation and non-recurring expenses. The amount available is adjusted concurrent with each acquisition.

         Two banks, Bank One, Texas, NA and Wells Fargo Bank, NA, participated in this Credit Agreement. The Credit Agreement provides for an increase of $10 million if new lenders join the banking group or existing lenders increase their levels of commitment.

         The Credit Agreement includes other customary covenants and conditions relating to the conduct and operation of Precept's business. Specifically, each quarter, Precept will be subject to a 3:1 EBITDA to interest coverage ratio, to minimum net worth levels, and to limits on capital expenditures. In addition, acquisitions of companies with a purchase price greater than $7.5 million individually and $25 million on an aggregate annual basis will require approval from the banking group.

7.       SEGMENT INFORMATION

         The table below presents certain segment information from continuing operations for the nine-month periods ended March 31, 1999 and 1998. For the first nine months in 1999 and 1998, intersegment sales included in operating income below were not significant for the business products segment and amounted to $292,376 and $333,758 for the transportation services segment.

                                                                                   Nine months ended
                                                                                       March 31,
                                                                            ----------------------------------
                                                                                1999                1998
                                                                            -------------       --------------
Operating income:

     Business products.................................................      $  7,108,767       $   5,834,012
     Transportation services...........................................         3,317,253             (35,382)
     Other.............................................................       (19,161,062)         (4,259,704)
                                                                             -------------      -------------
         Total operating income........................................        (8,735,042)          1,538,926
Interest expense.......................................................         1,856,595             542,830
                                                                             -------------      -------------
Income before income taxes.............................................      $(10,591,637)      $     996,096
                                                                             -------------      -------------
                                                                             -------------      -------------

                                                                                March 31,         June 30,
                                                                                  1999             1998
                                                                             -------------      -------------
Identifiable assets:

     Business products.................................................      $  50,663,836      $  39,173,092
     Transportation services...........................................         24,435,805         15,944,523
     Other.............................................................          5,777,593          1,368,989
                                                                             -------------      -------------
         Total identifiable assets.....................................      $  80,877,234      $  56,486,604
                                                                             -------------      -------------
                                                                             -------------      -------------

8.       WEIGHTED AVERAGE SHARES OUTSTANDING

         The following table provides information regarding the basic weighted average shares outstanding for the nine-month periods ended March 31, 1999 and 1998. Diluted weighted average shares are not presented due to their anti-dilutive impact for the nine-month period ended March 31, 1999 and due to the immaterial impact on earnings per share for the nine-month period ended March 31, 1998.

                                                                               Nine months ended
                                                                                    March 31,
                                                                          --------------------------
                                                                             1999               1998
                                                                             ----               ----
Basic and diluted weighted average shares outstanding:
     Common shares, Class A and Class B, outstanding at the beginning
         of the period............................................        7,393,919        6,232,854
     Common shares repurchased....................................          (79,000)               -
     Common shares issued upon exercise of options................           45,415                -
     Common shares issued upon conversion of note receivable......           47,250                -
     Common shares used to acquire businesses during the period...        1,064,615        1,230,357
                                                                          ---------        ---------
     Common shares, Class A and Class B, outstanding at the end of
         the period...............................................        8,473,148        7,463,211
                                                                          ---------        ---------
                                                                          ---------        ---------
     Weighted average number of common shares outstanding during the
         period based on the number of days outstanding ..........        8,207,717        6,391,557
                                                                          ---------        ---------
                                                                          ---------        ---------


9.   GOODWILL WRITE-DOWN AND OTHER NON-RECURRING CHARGES

         In the third quarter of fiscal year 1999, Precept recorded goodwill write-down and other non-recurring charges totaling $14.3 million relating to matters and events which occurred during the third quarter of fiscal year 1999. The significant components are described below.

         GOODWILL

         Precept received formal notification from Ford Motor Company that the contract for employee bus shuttle service would not be renewed after June 30, 1999. As a result, Precept evaluated the undiscounted cash flows that will be generated by the remaining operations at its Dearborn, Michigan location. The Company determined that the cash flows were less than the carrying amount of the net book value of the intangible assets for this location. As a result, the Company wrote off the amount, $7.4 million, by which the net book value of the intangible assets exceeded the discounted cash flows expected to be generated by the operations in Dearborn. In addition, as part of the Company's periodic assessment of the appropriateness of the carrying value of its long-lived assets, the Company also wrote-off the net book value of the intangible assets associated with one of its branch offices.

         MBF

         On February 16, 1999, substantially all of the management, sales force and employees of MBF Corporation ("MBF") and Mail/Source, Inc. resigned from the Company to join a competitor, Peregrine Corporation ("Peregrine") that had been founded and funded by the same individuals. In response to this departure, Precept has sued Peregrine and the former legal officers of MBF for damages. Precept continues to pursue its litigation for damages while also discussing potential financial settlements. As a result of this departure, Precept is in the process of closing and selling its sales offices and warehouses, collecting outstanding accounts receivable, selling inventories and settling its remaining trade, lease, tax and other obligations. As part of this effort, Precept has identified $2.6 million of asset write-downs and other charges expected to be incurred in connection with winding down the operations of MBF. These charges include expected losses on the sale of inventories and of land and buildings, expected losses on the collection of accounts receivable, remaining lease obligations, litigation costs, termination costs, and other liabilities.

         OTHER

         During the third quarter of 1999, Precept recorded $4.3 million of non-recurring charges. These included an investment of $0.5 million in the preferred stock of an entertainment company which was written down to zero value to reflect management's estimate of the recoverability of its investment due to financial difficulties and financial restructuring of the entertainment company. As part of the ongoing litigation with John Alden Insurance Company, Precept adjusted the value of its trade receivable by $0.5 million to reflect the expected settlement of the litigation. The Company also wrote down the value of certain notes receivable by $0.5 million to their expected net realizable value. Inventory and trade accounts receivable valuation reserves were increased by $0.9 million. The Company increased its health claim reserve by $0.3 million based on health claim payment trends during the third quarter of 1999. Other reserves and liabilities increased by $1.6 million to address various matters and evens which occurred during the third quarter of 1999.

REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Precept Business Services, Inc.

         We have audited the accompanying consolidated balance sheets of Precept Business Services, Inc., as of June 30, 1998 and 1997, and the related consolidated statements of operations, cash flows, and changes in shareholders' equity for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Precept Business Services, Inc. at June 30, 1998 and 1997, and the consolidated results of its operations, cash flows and changes in shareholders' equity for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.

Dallas, Texas                                        ERNST & YOUNG LLP
September 23, 1998, except Note 15,
    as to which the date is June 9, 1999

                                       PRECEPT BUSINESS SERVICES, INC.
                                         CONSOLIDATED BALANCE SHEETS

                                                                                            June 30,
                                                                                   ---------------------------
                                                                                   1998                   1997
                                                                                   ----                   ----
                                                  ASSETS

Current assets:

   Cash and cash equivalents...........................................        $   2,291,303     $   2,432,202
   Trade accounts receivable, net of $404,000 and $599,000 allowance
       for doubtful accounts, respectively.............................           15,595,234        14,235,193
   Accounts receivable from affiliates.................................            1,186,908           503,571
   Other accounts receivable...........................................            1,609,529           510,177
   Inventory...........................................................            5,133,484         3,225,470
   Other current assets................................................              805,151           926,805
   Income taxes refundable.............................................                -               277,766
   Deferred income taxes                                                             499,264         1,090,886
   Net assets of discontinued operations...............................            1,115,125         3,560,246
                                                                             ---------------   ---------------
       Total current assets............................................           28,235,998        26,762,316

Property and equipment, net............................................            5,751,487         3,549,201
Intangible assets, net.................................................           19,558,050         5,039,906
Deferred income taxes..................................................            1,102,372           615,019
Other assets...........................................................            1,838,697         1,325,104
                                                                             ---------------   ---------------
       Total assets....................................................        $  56,486,604     $  37,291,546
                                                                             ---------------   ---------------
                                                                             ---------------   ---------------

                                   LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

   Trade accounts payable..............................................        $   5,844,671     $   5,964,755
   Accrued compensation................................................            1,943,964         1,650,125
   Sales and use taxes payable.........................................              540,254         1,181,047
   Other accounts payable and accrued expenses.........................            4,649,014         2,095,753
   Subsidiaries' notes payable to banks................................                -             2,234,235
   Current portion of long-term debt...................................            1,421,477           243,215
                                                                             ---------------   ---------------
       Total current liabilities.......................................           14,399,380        13,369,130

Long-term debt.........................................................           20,084,756         7,820,773
Commitments and contingencies
Shareholders' equity:

   Preferred stock, $1.00 par value; 3,000,000 authorized shares, none issued
   Class A common stock, $0.01 par value; 100,000,000 authorized shares and 6,870,126 and 4,645,769 issued shares in 1998 and 1997,
       respectively....................................................               68,701            46,458
   Class B common stock, $0.01 par value; 10,500,000 authorized shares and 592,143 and 1,443,285 issued shares in 1998 and 1997,
       respectively....................................................                5,921            14,433
   Additional paid-in-capital..........................................           23,515,022        17,803,121
   Retained earnings (accumulated deficit).............................           (1,395,905)         (750,062)
                                                                             ----------------  ----------------
                                                                                  22,193,739        17,113,950

   Class A treasury stock - 68,406 shares..............................             (191,271)         (191,271)
   Shareholder notes for stock purchases...............................               -               (821,036)
                                                                             ---------------   ----------------
       Total shareholders' equity......................................           22,002,468        16,101,643
                                                                             ---------------   ---------------
           Total liabilities and shareholders' equity..................        $  56,486,604     $  37,291,546
                                                                             ---------------   ---------------
                                                                             ---------------   ---------------


          See accompanying notes to consolidated financial statements.

                                       PRECEPT BUSINESS SERVICES, INC.
                                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               Year ended June 30,
                                                                --------------------------------------------------
                                                                      1998              1997             1996
                                                                ---------------   ---------------  ---------------
Revenues:

   Business products......................................        $ 113,536,213     $ 109,396,670    $ 105,463,909
   Transportation services.................................           9,455,575         6,565,838        5,839,916
                                                                  -------------     -------------    -------------
                                                                    122,991,788       115,962,508      111,303,825
Costs and expenses:
   Cost of goods sold......................................          85,281,274        79,729,325       75,686,601
   Sales commissions.......................................          15,074,985        14,615,160       13,786,430
   Selling, general and administrative.....................          16,416,142        17,228,760       18,301,558
   Depreciation and amortization...........................           1,820,935         1,787,624        1,676,533
   Non-recurring acquisition costs.........................             485,555              -                -
                                                                  -------------     -------------    ----------
                                                                    119,078,891       113,360,869      109,451,122
                                                                  -------------     -------------    -------------
Operating income...........................................           3,912,897         2,601,639        1,852,703
Interest and other expense:
   Interest expense........................................           1,195,086           621,961          547,319
   Other expense (income)..................................             741,454            (4,211)         381,530
                                                                  -------------     --------------   -------------
                                                                      1,936,540           617,750          928,849
                                                                  -------------     -------------    -------------
Income from continuing operations before income taxes......           1,976,357         1,983,889          923,854
Income tax provision ......................................             790,544           828,098           16,833
                                                                  -------------     -------------    -------------
Income from continuing operations..........................           1,185,813         1,155,791          907,021
                                                                  -------------     -------------    -------------
Discontinued operations:
   Loss from disposal of discontinued operations, net of
       applicable income taxes.............................                -             (497,971)            -
   Loss from discontinued operations, net of applicable income
       taxes....                                                       (467,392)       (3,341,111)         (64,394)
                                                                  --------------    --------------   --------------
   Loss from discontinued operations.......................            (467,392)       (3,839,082)         (64,394)
                                                                  --------------    --------------   --------------
Net income (loss)..........................................       $     718,421     $  (2,683,291)   $     842,627
                                                                  --------------    --------------   --------------
                                                                  --------------    --------------   --------------
Basic net income (loss) per share:

   Income from continuing operations.......................       $         0.18    $         0.19   $         0.15
   Loss from discontinued operations.......................                (0.07)            (0.63)           (0.01)
                                                                  --------------    --------------   --------------
   Net income (loss).......................................       $         0.11    $        (0.44)  $         0.14
                                                                  --------------    --------------   --------------
                                                                  --------------    --------------   --------------
   Weighted average shares outstanding.....................           6,480,325         6,089,047        6,070,714

Diluted net income (loss) per share:

   Income from continuing operations.......................       $         0.18    $         0.19   $         0.15
   Loss from discontinued operations.......................                (0.07)            (0.63)           (0.01)
                                                                  --------------    --------------   --------------
   Net income (loss).......................................       $         0.11    $        (0.44)  $         0.14
                                                                  --------------    --------------   --------------
                                                                  --------------    --------------   --------------
   Weighted average shares outstanding.....................           6,598,657         6,089,047        6,070,714


          See accompanying notes to consolidated financial statements.

                                       PRECEPT BUSINESS SERVICES, INC.
                                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               Year ended June 30,
                                                                --------------------------------------------------
                                                                      1998              1997             1996
                                                                ---------------   ---------------  ---------------
Cash flows from operating activities:
   Net income (loss)..........................................    $     718,421     $  (2,683,291)   $     842,627
   Adjustments to reconcile net income (loss) to net cash
       provided by (used in) operating activities:
       Depreciation and amortization..........................        1,820,935         1,787,624        1,676,533
       Write off of property and equipment, net...............             -              408,245             -
       Write off of intangible assets, net....................             -              150,477             -
       Loss from disposal of discontinued operations..........             -              497,971             -
       Deferred income taxes..................................          104,269          (160,728)        (529,668)
       Changes in operating assets and liabilities, net of
           effects from acquisitions
           Trade accounts receivable.........................          (483,981)        9,261,454       (7,890,237)
           Accounts receivable from affiliates...............          (683,337)             -            (612,976)
           Other accounts receivable.........................        (1,099,352)          (49,504)         (51,479)
           Inventory.........................................        (1,902,976)         (575,567)         440,939
           Cost in excess of billings on uncompleted contracts,
                subcontracts payable and retainage                         -           (4,923,077)       3,385,213
           Other current assets..............................          (772,583)         (505,394)        (541,214)
           Income taxes refundable...........................           277,766          (277,766)            -
           Trade accounts payable............................          (822,560)          281,101          205,370
           Accrued compensation..............................           293,839          (132,523)         331,335
           Sales and use taxes payable.......................          (640,793)       (1,450,960)       1,968,689
           Other assets and liabilities, net.................        (1,198,083)         (925,409)         180,136
                                                                  --------------    --------------   -------------
       Net cash provided by (used in) operating activities...        (4,388,435)          702,653         (594,732)
                                                                  --------------    --------------   -------------
Cash flows provided by (used in) investing activities:
   Acquisitions of businesses, including earnout payments.....       (7,086,000)       (1,185,575)      (3,536,436)
   Acquisition of property and equipment, net.................         (857,713)       (1,882,096)      (1,178,781)
   Sale of assets of discontinued operations.................         2,445,121              -                -
   Maturity of restricted certificate of deposit..............             -                 -           1,732,500
                                                                  --------------    --------------   -------------
       Net cash used in investing activities..................       (5,498,592)       (3,067,671)      (2,982,717)
                                                                  --------------    --------------   -------------

Cash flows provided by (used in) financing activities:
   Payments on long-term debt.................................          (41,000)          286,237         (377,429)
   Issuance of common stock...................................             -               30,900             -
   Capital contribution (dividend to shareholder), net........             -             (307,000)         106,000
   Purchase of treasury stock.................................             -                 -             (50,000)
   Issuance (payments) of capital lease obligations...........          257,972           (82,642)            -
   Repayment of shareholder notes.............................          821,036              -                -
   Borrowings on revolving line of credit.....................       44,516,000         9,766,000        8,409,978
   Payments on revolving line of credit.......................      (35,807,880)       (7,979,819)      (3,909,839)
                                                                  --------------    --------------   -------------
       Net cash provided by financing activities..............        9,746,128         1,713,676        4,178,710
                                                                  --------------    --------------   -------------

Net increase (decrease) in cash and cash equivalents..........         (140,899)         (651,342)         601,261
Cash and cash equivalents at beginning of year................        2,432,202         3,083,544        2,482,283
                                                                  --------------    --------------   -------------
Cash and cash equivalents at end of year......................    $   2,291,303     $   2,432,202    $   3,083,544
                                                                  --------------    --------------   -------------
                                                                  --------------    --------------   -------------
Supplemental disclosure:
   Cash paid for:
       Interest...............................................    $   1,195,086     $     621,961    $     547,319
       Income taxes ..........................................    $     790,543     $     828,098    $      16,833


       See accompanying notes to consolidated financial statements

                                PRECEPT BUSINESS SERVICES, INC.
                  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                             RETAINED
                                CLASS A      CLASS B       ADDITIONAL        EARNINGS                        TOTAL
                                COMMON       COMMON         PAID-IN        (ACCUMULATED                  SHAREHOLDERS'
                                 STOCK        STOCK         CAPITAL          DEFICIT)        OTHER          EQUITY
                               --------     --------      -----------     -------------   ----------     -------------
Balance, June 30, 1995.........$ 33,856     $ 21,649      $16,954,547     $   1,904,602   $  (68,863)    $ 18,845,791

   Capital contribution........    -           -              615,000             -            -              615,000
   Purchase of treasury
       stock...................    -           -               -                  -         (122,408)        (122,408)
   Issuance of shareholder
       notes...................    -           -               -                  -         (612,976)        (612,976)
   Distribution to
       shareholder of
       acquired subsidiary.....    -           -               -               (509,000)       -             (509,000)
   Conversion of Class B
       to Class A common
       stock                      7,217       (7,217)          -                  -            -              -
   Net income..................    -           -               -                842,627        -              842,627
                               --------     --------      -----------     -------------   ----------     ------------
Balance, June 30, 1996.........  41,073       14,432       17,569,547         2,238,229     (804,247)      19,059,034

   Exercise of stock
       options.................   5,384        -              233,576             -            -              238,960
   Issuance of shareholder
       notes...................    -           -               -                  -         (208,060)        (208,060)

   Distribution to
       shareholder of
       acquired subsidiary.....    -           -               -               (305,000)       -             (305,000)
   Net loss....................    -           -               -             (2,683,291)       -           (2,683,291)
                               --------     --------      -----------     -------------   ----------     ------------
Balance, June 30, 1997.........  46,457       14,432       17,803,123          (750,062)  (1,012,307)      16,101,643

   Repayment of
       shareholder notes.......    -           -               -                  -          821,036          821,036

   Contribution of
       retained earnings
       by shareholder of
       acquired subsidiary.....    -           -            1,364,264        (1,364,264)       -              -

   Acquisition of USTS.........  13,733                     4,347,635             -            -            4,361,368
   Conversion of Class B
       to Class A common
       stock...................   8,511       (8,511)          -                  -            -              -
   Net income..................    -           -               -                718,421        -              718,421
                               --------     --------      -----------     -------------   ----------     ------------
Balance, June 30, 1998.........$ 68,701     $  5,921      $23,515,022     $  (1,395,905)  $ (191,271)    $ 22,002,468
                               --------     --------      -----------     -------------   ----------     ------------
                               --------     --------      -----------     -------------   ----------     ------------


          See accompanying notes to consolidated financial statements.

                         PRECEPT BUSINESS SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 1998, 1997 AND 1996

1. BUSINESS

         Precept Business Services, Inc. and its subsidiaries ("Precept" or the "Company") primarily engage in business products distribution management and services and, to a lesser extent, in executive chauffeured limousine, livery and courier services. The business products management business comprises arranging for the manufacture, storage, and distribution of business forms, computer supplies, advertising information and other related business products for mid- to large-sized corporate customers. Precept operates from offices throughout the United States. The transportation services are provided from locations in Texas, New York, Ohio and Michigan.

         PUBLICLY TRADED COMPANY

         In March 1998, Precept completed its acquisition of U. S. Transportation Services, Inc. ("USTS"), a company whose common stock was publicly traded on the NASDAQ SmallCap Market ("NASDAQ"). As part of this acquisition, Precept listed its Class A common shares and its warrants to purchase Class A common shares for public trading with NASDAQ and issued 1,373,214 shares of its Class A common stock to USTS and 259,286 warrants to the former USTS warrant holders. Precept's Class A common stock trades under the NASDAQ symbol "PBSIA" and its warrants trade under the NASDAQ symbol "PBSIW."

         CONSOLIDATED FINANCIAL STATEMENTS

         The consolidated financial statements comprise the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

         NAME CHANGE

         During the fourth quarter of fiscal year 1998, in connection with its strategic focus on being a consolidator in the business products and transportation services industries, the Company changed its name from Precept Investors, Inc. to Precept Business Services, Inc.

         PRO FORMA INFORMATION

         The pro forma information included in these financial statements and notes is unaudited.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Significant accounting policies followed in the preparation of the consolidated financial statements are as follows:

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

         ACCOUNTING FOR ACQUISITIONS OF BUSINESSES

         The Company evaluates each business acquisition separately. For businesses acquired which have been or will be accounted for using the purchase method of accounting, the cost to acquire the business includes the current consideration and future contingent consideration provided by the Company, debt assumed by the Company and direct acquisition costs. The aggregate acquisition cost is allocated to the net assets and liabilities of the business acquired based on the fair values of net assets and liabilities. Any amount not specifically allocated to an identified asset and liability is considered to be goodwill. The results of operations of the businesses acquired are included in the operating results of the Company from the dates of acquisition.

         For businesses acquired which have been or will be accounted for using the pooling method of accounting, the non-recurring acquisition costs incurred to acquire such businesses are charged to operating results in the period that such acquisition is consummated. The historical financial statements of the Company have been and will be restated for all periods presented to include the financial statements of the businesses acquired.

         CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid, interest-bearing instruments with an original maturity of three months or less to be cash equivalents.

         REVENUE RECOGNITION

         Revenue is recognized when the Company ships goods or provides transportation services to its customer. For items shipped directly to the customer from the vendor, the Company recognizes revenue when the Company receives notification that the vendor has shipped goods to the customer. For certain customers, the Company enters into a business products management agreement under which the customer asks the Company to hold and manage customized products that the customer has ordered. Under this arrangement, the Company generally recognizes the revenue at the time the goods are received in its warehouse, which also represents the time that title passes to the customer.

         Concentration of credit risk with respect to trade accounts receivable is limited due to the large number of customers and their geographic dispersion across the United States. The Company performs periodic credit evaluations of its customers and does not require collateral. Historically, the Company has not experienced significant losses related to individual customers or groups of customers in any particular industry or geographic area. The effects of returns, discounts and other incentives are estimated and recorded at the time of shipment. Damaged or defective products may be returned to the Company for replacement or credit. An allowance is maintained at a level that management believes is sufficient to cover potential credit losses, including damaged, defective and returned products and discounts, on trade accounts receivable.

         The allowance for doubtful accounts was $404,000, $599,000 and $499,000 as of June 30, 1998, 1997 and 1996. No customer accounted for more than 10% of the Company's revenue in 1998, 1997 or 1996.

         INVENTORY

         Inventory consists of products held for resale and is valued at the lower of cost or market; cost is determined on first-in first-out and specific identification methods. Market value is determined based on replacement cost or net realizable value.

         PROPERTY AND EQUIPMENT

         Property and equipment are recorded at cost. The cost of property and equipment held under capital leases, primarily transportation equipment, is equal to the lower of the net present value of the minimum lease payments or the fair value of the leased property at the inception of the lease. Depreciation of property and equipment and amortization of capitalized leasehold rights are computed using the straight-line method over the estimated useful lives of the assets. Significant repairs or betterments, which extend the useful life of an asset, are capitalized and depreciated over the assets' remaining useful lives.

                       PRECEPT BUSINESS SERVICES, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997 and 1996

         LONG-LIVED ASSETS

         It is the Company's policy to periodically review the fair market value of its business operations and assess the operating performance and cash flows of its business operations. If based on such assessment, the Company identifies situations which indicate potential impairment or negative cash flow conditions, then the Company will evaluate the net carrying value of its long-lived assets, including goodwill and intangible assets, through an assessment of the estimated future cash flows related to such assets. In the event that assets are found to be carried at amounts which are in excess of estimated undiscounted net future cash flows, the assets will be adjusted for impairment to a level commensurate with a discounted flow analysis of the underlying assets. Based upon its most recent assessment, the Company does not believe an impairment of long-lived assets exists at June 30, 1998.

         INTANGIBLE ASSETS

         Goodwill represents the cost in excess of fair value of the net assets of companies acquired in purchase transactions. Goodwill is amortized using the straight-line method over periods ranging from 10 to 40 years. Other intangible assets represent amounts allocated to non-compete agreements and are amortized using the straight-line method over periods ranging from three to ten years.

         DEBT ISSUANCE COSTS

         Costs associated with obtaining and implementing the Company's revolver and term debt agreements are capitalized and amortized using the effective interest rate method over the terms of the related debt agreements.

         INTERNALLY DEVELOPED SOFTWARE

         Costs related to internally developed software such as supplies and internal general and administrative salaries, except for programmers and other employees directly associated with the projects, are expensed as incurred as a component of selling, general and administrative expenses. External costs and internal programming costs related to internally developed software such as outside programmers and consultants are capitalized and expensed over the expected useful life of the software, normally three to five years.

         INCOME TAXES

         The Company accounts for income taxes following the liability method, which prescribes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred tax assets are recognized, net of any valuation allowance, for deductible temporary differences and tax net operating losses ("NOL") and tax credit carryforwards. Deferred tax expense represents the change in the deferred tax asset or liability balances. The Company periodically reviews the realizability of its deferred tax assets and, as needed, records valuation allowances when realizability of the deferred tax asset is not likely.

         NET INCOME PER SHARE

         Net income per share is presented in dual fashion - basic and diluted net income (loss) per share. Basic net income (loss) per share excludes dilution, is based on the number of shares actually outstanding, and is computed by dividing the income available to common shareholders by the weighted average number of shares outstanding for the period. Diluted net income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The difference between the weighted-average number of common shares used for the calculation of basic net income (loss) per share and the weighted-average number of common shares used for diluted net income (loss) per share is comprised of the dilutive effect of the outstanding common stock

                       PRECEPT BUSINESS SERVICES, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997 and 1996

options and common stock which would be issued upon the conversion of certain notes payable. However, the Company's warrants and a certain portion of the Company's convertible notes payable were not included in the computation of diluted net income (loss) per share as they would not have been exercised.

         The weighted average number of outstanding common shares is calculated based on the historical timing of the common stock transactions, except that the historical number of shares have been retroactively restated for any shares issued in connection with businesses acquired as pooling of interests transactions.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying values of Precept's financial instruments approximate the fair values of such instruments due either to the short-term nature of the instruments, the variable interest rate associated with the instruments, or the conversion features of the instruments. The Company's financial instruments include, but are not limited to, cash and cash equivalents, accounts receivable, notes receivable, accounts payable, and long-term debt.

         EXPENSE ALLOCATION TO DISCONTINUED AND CONTINUING OPERATIONS

         The Company allocates interest expense on its borrowings to discontinued and continuing operations proportionately based on net assets of each of the respective components. Interest expense allocated to discontinued operations was $0, $150,278 and $146,743 in 1998, 1997 and 1996, respectively.
General corporate administrative expenses have not been allocated to discontinued operations.

         RECLASSIFICATIONS

         Certain reclassifications, none of which affect net income, have been made to the 1997 and 1996 consolidated financial statements in order to conform to the 1998 presentation.

3. ACQUISITIONS

         During fiscal year 1998, Precept acquired 5 business products distribution companies and 4 transportation companies. All the acquisitions except for two business products distribution companies were accounted for using the purchase method of accounting. For these purchase acquisitions, the aggregate acquisition is allocated to the net assets acquired based on the fair value of such net assets. The operating results of such companies have been included in the Company's historical results of operations for all periods following the acquisition. The aggregate acquisition cost for such purchased businesses, except USTS, amounted to $3.6 million and consisted of $0.4 million in cash, funded by working capital and the Company's revolver line of credit and $3.2 million in seller notes and assumed debt.

         The most significant of these acquisitions was Precept's purchase of U.S. Transportation Systems, Inc., a publicly traded company in the transportation services industry. On March 18, 1998, Precept issued 1,373,214 shares of its Class A common stock and 259,286 warrants to purchase Class A common stock for a total value of $4.4 million, assumed and repaid debt of $5.3 million and incurred $1.1 million in direct acquisition costs. Precept acquired five of the operating businesses of USTS that provided chauffeured limousine, livery and long haul trucking services based in New York, Michigan, Ohio, Northern Kentucky and the Carolinas. In June 1998, Precept sold its 75% interest in the long-haul trucking business, U.S. Trucking, Inc. ("USTI") to the owners of the 25% minority interest in USTI in exchange for $0.2 million in cash and an interest bearing note receivable for $1.8 million, which note has been fully reserved. The purchase price has been preliminarily allocated as follows: $12.8 million to goodwill, $0.9 million to account receivable, $6.4 million to long-term debt, $3.7 million to accounts payable and accrued liabilities and $0.8 million to other assets.

                       PRECEPT BUSINESS SERVICES, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997 and 1996

         In fiscal year 1998, the Company issued 877,791 shares of its Class A common stock with an aggregate fair market value of $18.3 million at the date of acquisition in order to acquire two business products distribution companies, InfoGraphix and MBF. These acquisitions have been accounted for using the pooling of interests method of accounting. The Company's consolidated financial statements give retroactive effect to the acquisitions of such companies for all periods presented.

         The following presents the separate results from continuing operations, in each of the three periods presented, of the Company (excluding the results of InfoGraphix and MBF prior to the dates on which they were acquired) and of InfoGraphix and MBF up to the dates on which they were acquired.


                                                                         YEAR ENDED JUNE 30,
                                                         ------------------------------------------------
                                                              1998              1997             1996
                                                         -------------     -------------    -------------
  Revenues:
     Company (excluding InfoGraphix and MBF).......      $  85,290,642     $  77,343,925    $  72,431,932
     InfoGraphix...................................         18,487,919        20,626,814       19,672,759
     MBF...........................................         19,213,227        17,991,769       19,199,134
                                                         -------------     -------------    -------------
     Company.......................................      $ 122,991,788     $ 115,962,508    $ 111,303,825
                                                         -------------     -------------    -------------
                                                         -------------     -------------    -------------
  Net income (loss):
     Company (excluding InfoGraphix and MBF).......      $     658,890     $     531,606    $    (265,775)
     InfoGraphix...................................            331,825           388,205        1,089,838
     MBF...........................................            195,098           235,980           82,958
                                                         -------------     -------------    -------------
     Company.......................................      $   1,185,813     $   1,155,791    $     907,021
                                                         -------------     -------------    -------------
                                                         -------------     -------------    -------------

         During fiscal year 1997, the Company completed the purchase of certain assets of two business forms distributors for a total of $0.9 million plus up to $6.3 million of contingent consideration based on the subsequent operating results over a five year period for one of the businesses acquired. The acquisitions were accounted for using the purchase method of accounting with the majority of the purchase price attributable to accounts receivable, inventory, equipment and goodwill. The transactions generated $0.3 million of goodwill in fiscal year 1997. Approximately $0.1 million of the contingent consideration was earned during 1997.

         During fiscal year 1996, the Company acquired the assets of two business forms distributors for a total of $3.0 million plus up to $3.5 million of contingent consideration based on the subsequent operating results of the businesses for an agreed upon amount of time. The acquisitions were accounted for using the purchase method of accounting. Approximately $0.2 million, $0.3 million and $0.1 million of the contingent consideration were earned during fiscal years 1998, 1997 and 1996, respectively. As of June 30, 1998, no additional contingent consideration related to one of the businesses acquired is required since Precept entered into an agreement whereby all rights to any additional contingent consideration were terminated in exchange for a one time payment of $0.2 million in fiscal year 1997.

         The following table summarized the consideration for the purchase acquisitions completed and the fair value of the assets acquired.


                                                                         YEAR ENDED JUNE 30,
                                                         ------------------------------------------------
Purchase consideration:                                       1998              1997             1996
                                                         -------------     -------------    -------------
     Cash paid.......................................    $   5,735,000     $     908,000    $   3,056,000
     Amounts due sellers of acquired businesses......        1,168,000            -                -
     Stock and warrants issued.......................        4,318,000            -                -
     Liabilities assumed.............................        3,911,000            -                -
     Other...........................................           60,000            -                -
                                                         -------------     -------------    -------------
Fair value of net assets acquired....................    $  15,192,000     $     908,000    $   3,056,000
                                                         -------------     -------------    -------------
                                                         -------------     -------------    -------------

                       PRECEPT BUSINESS SERVICES, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997 and 1996


                                                                         YEAR ENDED JUNE 30,
                                                         ------------------------------------------------
Allocation of fair value of net assets acquired:              1998              1997             1996
                                                         --------------    -------------    -------------
     Goodwill and intangible assets..................    $  15,154,000     $     274,000    $   2,762,000
     Accounts receivable.............................          878,000           400,000            -
     Property and equipment..........................        2,441,000             -                -
     Inventory and other, net........................       (3,281,000)          234,000          294,000
                                                         --------------    -------------    -------------
                                                         $  15,192,000     $     908,000    $   3,056,000
                                                         --------------    -------------    -------------
                                                         --------------    -------------    -------------

         The following table presents the pro forma results of continuing operations as if all the acquisitions described above had occurred at the beginning of each year presented. Pro forma adjustments reflect additional amortization expense since the fair value of the assets acquired is amortized for a full year. Pro forma adjustments also reflect additional interest expense due to the related debt being outstanding for a full year. The income tax effect of the pro forma adjustments has also been reflected. These pro forma results are presented for comparative purposes only and do not purport to be indicative of what would have occurred had the businesses actually been acquired as of those dates or of results which may occur in the future.


                                                                       YEAR ENDED JUNE 30,
                                                         ------------------------------------------------
                                                              1998              1997             1996
                                                         --------------    -------------    -------------
     Total revenues..................................    $ 133,565,318     $ 136,060,668    $141,590,000
     Income before income taxes .....................    $   2,975,263     $   4,649,734    $  3,383,000
     Net income......................................    $   1,785,158     $   2,708,879    $  1,949,000
     Basic and diluted net income per share..........    $        0.03     $        0.05    $       0.05


         During the first quarter of fiscal year 1999, Precept has acquired four business products distribution companies. Aggregate consideration for these transactions amounted to $21.0 million, paid $7.8 million in cash, $1.4 million in seller notes, 757,143 shares of common stock with a market value of $11.7 million and $0.1 million in debt assumed. Assets with a preliminary aggregate fair value of $21.0 million were acquired with a preliminary allocation as follows: $15.9 million to goodwill and intangible assets, $4.0 million to accounts receivable, $1.5 million to inventory and $0.4 million (net) to other liabilities.

         If these acquisitions had been completed at the beginning of fiscal year 1998, the pro forma results of continuing operations would have been as shown below. Pro forma adjustments have been recorded for amortization, interest and income taxes.


                                                                            YEAR ENDED
                                                                           JUNE 30, 1998
                                                                           -------------
     Total revenues....................................................    $ 167,900,000

     Income before income taxes........................................    $   5,550,000

     Net income........................................................    $   3,335,000

     Basic and diluted net income per share............................    $        0.06

                       PRECEPT BUSINESS SERVICES, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997 and 1996

4. PROPERTY AND EQUIPMENT

         Property and equipment consists of the following:


                                                                                      JUNE 30,
                                                                           ------------------------------
                                              ESTIMATED LIVES                   1998             1997
                                              ---------------              -------------    -------------
     Land                                                                  $     411,000    $      61,000
     Buildings                                15 to 40 years                   1,670,926        1,654,390
     Leasehold improvements                    1 to 10 years                     455,118          439,216
     Equipment and vehicles                    3 to 5 years                    7,020,965        4,062,933
     Capitalized leasehold rights              3 to 5 years                    1,353,279          784,931
                                                                           -------------    -------------
                                                                              10,911,288        7,002,470
     Accumulated depreciation and amortization                                 5,159,801        3,453,269
                                                                           -------------    -------------
                                                                           $   5,751,487    $   3,549,201
                                                                           -------------    -------------
                                                                           -------------    -------------

5. INTANGIBLE ASSETS

         Intangible assets consist of the following:


                                                                                      JUNE 30,
                                                                           ------------------------------
                                                                                1998             1997
                                                                           -------------    -------------
     Goodwill..........................................................    $  23,510,689    $   8,704,812
     Non-compete agreements............................................        1,200,659          810,659
                                                                           -------------    -------------
                                                                              24,711,348        9,515,471
     Accumulated amortization..........................................        5,153,298        4,475,565
                                                                           -------------    -------------
                                                                           $  19,558,050    $   5,039,906
                                                                           -------------    -------------
                                                                           -------------    -------------

6. LONG-TERM DEBT

         Long-term debt consists of the following:


                                                                                      JUNE 30,
                                                                           ------------------------------
                                                                                1998             1997
                                                                           -------------    -------------
     Revolving line of credit..........................................    $  15,965,478    $   6,275,000
     Note payable and long-term liability to shareholder...............          813,803            -
     Convertible notes payable to sellers..............................        2,114,435            -
     Mortgage and equipment notes payable..............................          317,813          284,849
     Capitalized lease obligations.....................................          960,261          702,289
     Other.............................................................        1,334,443          801,850
                                                                           -------------    -------------
                                                                              21,506,233        8,063,988
     Less current portion due within one year..........................        1,421,477          243,215
                                                                           -------------    -------------
     Long-term debt....................................................    $  20,084,756    $   7,820,773
                                                                           -------------    -------------
                                                                           -------------    -------------



         REVOLVING LINE OF CREDIT

         The Company's revolving line of credit with its bank has $25.0 million available for borrowing by the Company for working capital and acquisition needs. The line of credit bears interest at prime, 8.5% at June 30, 1998, or at LIBOR plus a maximum margin of 2.75%. The margin rate may be lower based on the Company's ratio of debt to earnings before interest, taxes, depreciation and amortization ("EBITDA"). As of June 30, 1998, the margin was 2.5%. The revolving line of credit includes restrictions as to the current ratios and debt service coverage as well as borrowing restrictions based upon accounts receivable, inventory and property and equipment. The line of credit is secured by substantially all of the assets of the continuing operations of the Company. The revolving line of credit is due and payable on September 30, 2001.

                       PRECEPT BUSINESS SERVICES, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997 and 1996

         NOTE PAYABLE AND LONG-TERM LIABILITY TO SHAREHOLDER

         The note payable to shareholder is unsecured, bears interest at 8.5% and is payable in monthly installments of $32,378 through fiscal year 1999. The long-term liability to shareholder is a non-interest bearing separation obligation to a current shareholder and former director of the Company which is payable at $21,075 monthly through March 2001.

         CONVERTIBLE NOTES PAYABLE TO SELLERS

         The convertible notes payable are unsecured, bear interest at rates from 6.75% to 8.5% and require annual payments ranging from $47,025 to $288,650 through October 2002. The notes may be converted at the sellers' options into shares of the Company's Class A common stock at either the current market value of the stock or the price of the stock when the Company became publicly traded.

         MORTGAGE AND EQUIPMENT NOTES PAYABLE

         These notes are secured and bear interest at rates from 7% to 11.75% and require annual payments ranging from $6,000 to $88,000 over the terms of the notes. Land, building and equipment with a net book value of $2,076,521 at June 30, 1998 are pledged as collateral for the notes.

         CAPITALIZED LEASE OBLIGATIONS

         Future minimum lease payments under the capital leases are as follows:
$360,225 in 1999, $296,165 in 2000, $254,276 in 2001, $45,798 in 2002, $3,797 in
2003 and none thereafter. Such amounts exclude payments for interest of $211,561. Capitalized leasehold rights with a net book value of $872,940 at June 30, 1998 are pledged as collateral under the lease agreements.

         OTHER

         Other long-term debt includes a note payable incurred in connection with a stadium suite owned by the Company. The note accrues interest at 9% a year and is paid $60,000 annually.

7. INCOME TAXES

         The provision (benefit) for federal and state income taxes attributable to continuing operations consists of the following:


                                                                       YEAR ENDED JUNE 30,
                                                         -------------------------------------------------
                                                              1998              1997             1996
                                                         -------------     --------------   --------------
     Current.........................................    $     686,275     $     988,826    $     546,501
     Deferred........................................          104,269          (160,728)        (529,668)
                                                         -------------     --------------   --------------
                                                         $     790,544     $     828,098    $      16,833
                                                         -------------     --------------   --------------
                                                         -------------     --------------   --------------

         The provision for income taxes from continuing operations varies from the statutory federal income tax rate as a result of the following:


                                                                       YEAR ENDED JUNE 30,
                                                         --------------------------------------------------
                                                               1998              1997             1996
                                                         --------------    --------------   ---------------
     Statutory income tax expense at statutory rate..    $     671,961     $     674,522    $     356,034
     State income tax expense, less federal benefit..           98,864           119,033           62,830
     Expenses treated differently for book and tax
         reporting purposes..........................          221,217           233,589
     Other - primarily difference between income
         taxes on S and C corporations for an
         acquired subsidiary.........................         (201,498)         (199,046)         (402,031)
                                                         --------------    --------------   ---------------
     Income tax provision............................    $      790,544    $     828,098    $      16,833
                                                         --------------    --------------   ---------------
                                                         --------------    --------------   ---------------

                       PRECEPT BUSINESS SERVICES, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997 and 1996

         One of the Company's acquired subsidiaries was an S corporation, an entity which is not subject to federal income tax. If the operating results of such entity were subject to federal income tax, on a pro forma basis, the Company's net income (loss) would have been $939,638, ($2,916,880), and $472,082, and the Company's diluted net income (loss) per share would have been $0.14, ($0.48), and $0.08, respectively, for each of the years in the three year period ended June 30, 1998.

         During fiscal year 1996, the Company received a federal income tax refund related to physical inventory adjustments that pertained to years when the Company was a subsidiary of ACS. Under the Company's tax sharing agreement with ACS, the benefit of $0.6 million accrued to the company. At the time of spin-off of the Company from ACS on June 30, 1994, the assets and liabilities of Precept were recorded through a capital contribution equal to the net book value of the assets and liabilities of Precept. Therefore, this refund has been credited directly to paid-in capital as it results form periods prior to the formation of the Company and would have affected paid-in capital if it were known at June 30, 1994.

         Temporary tax differences affected and categorized by financial statement line item are as follows:


                                                                                      JUNE 30,
                                                                           ------------------------------
                                                                                 1998             1997
                                                                           --------------   --------------
     Deferred tax assets:
         Accrued expenses..............................................    $     981,150    $   1,318,401
         Asset book/tax basis difference...............................        1,257,758          943,344
         Accrued compensation..........................................             -              81,432
                                                                           --------------   --------------
              Total deferred tax assets................................        2,238,908        2,343,177
     Valuation allowance...............................................         (637,272)        (637,272)
                                                                           --------------   --------------
                                                                           $   1,601,636    $   1,705,905
                                                                           --------------   --------------
                                                                           --------------   --------------

8. EMPLOYEE BENEFIT PLANS

         Precept maintains a 401(k) plan that is available to qualified employees meeting certain eligibility requirements. Participants may contribute up to 15% of their compensation. On a discretionary basis, the Company may match up to 6% of the participants' compensation. For the Company's primary plan, the Company made no contributions in 1998, 1997 and 1996. Certain subsidiaries of the Company have, or had prior to acquisition, 401(k) plans that allow for voluntary pre-tax contributions by the employees and a matching contribution by the subsidiaries. For these plans, the subsidiaries made contributions of $67,069, $35,147 and $13,750 in 1998, 1997 and 1996, respectively.

9. SHAREHOLDERS' EQUITY

         STOCK SPLIT AND REVERSE SPLIT

         In March 1998, the Company's board of directors approved a 3.15438 for 1 stock split for the Class A and Class B common stock. In November 1998, the Company's board of directors approved a 1 for 7 reverse stock split for the Class A and Class B common stock, which was effective December 4, 1998. The financial statements of the Company have been retroactively restated to reflect these stock splits.

         CLASS B COMMON STOCK

         All the outstanding shares of Class B common stock are held by the majority shareholder of the Company, who is also a director of the Company and the Chairman and director of an affiliated company, ACS. The shares of Class B common stock are convertible into Class A common stock at a one for one conversion ratio at the option of the Class B shareholder. The shares of Class B common stock have the right to ten votes per share for any matter to be voted on by the Company's shareholders.

                       PRECEPT BUSINESS SERVICES, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997 and 1996

         WARRANTS

         Warrants to purchase 259,286 shares of common stock were issued by Precept to replace USTS warrants previously outstanding. Each warrant allows the holder to purchase one share of the Company's class A common stock at a price of $26.74 per share. The warrants expire on August 26, 1999. Such warrants are redeemable by the Company at $0.01 per share if the daily closing price of the Company's Class A common stock remains above $36.10 for at least ten consecutive days.

         1998 STOCK INCENTIVE PLAN

         In February 1998, the Company adopted the 1998 Stock Incentive Plan ("1998 Plan"). The plan authorized the grant of up to 857,143 shares of the Company's Class A common stock in the form of non-qualified stock options. Generally, options granted vest over a five-year period. The vesting period may be modified at the time of grant by the administrator. The term of the options is at the discretion of the administrator, but not to exceed ten years. In April 1998, three outside directors received options to purchase 14,286 shares of Class A common stock at the fair market value of $27.13 on the date of the grant.

         1996 STOCK OPTION PLAN

         In December 1996, the Company adopted the 1996 Stock Option Plan ("1996 Plan"). The plan authorizes the grant of up to 585,813 shares of the Company's Class A common stock in the form of non-qualified stock options. Generally, options granted vest on a pro-rata basis over a five-year period, although the vesting period may be modified at the time of grant by the administrator of the plan. The term of the options granted is at the discretion of the administrator, but not to exceed ten years. During January 1997, 538,408 options were granted with immediate vesting, and exercised for one share each of common stock at an exercise price of $0.441 per share. In April 1997, 46,414 options were granted, with immediate vesting, and an exercise price of $0.441 per share. These options remained outstanding as of June 30, 1998 and are not exercisable until certain provisions of the grant are met. In conjunction with the adoption of the 1998 Plan, the Company's board of directors decided that there would be no further grants of options under the 1996 Plan.

         RIGHT TO PURCHASE SHARES OF CLASS A COMMON STOCK

         On February 2, 1998, the Company's board of directors declared a dividend of one common share purchase right (a "Right") for each outstanding share of Precept's common stock. The dividend was made February 9, 1998 to the shareholders of record at the close of business on that date. Each Right entitles the registered holder to purchaser from Precept one share of Precept Class A common stock at a price of $350.00, subject to adjustment. Class A common stock issued after such dividend also incorporates such Right. The terms of the Rights have been designed to provide the holders of the rights with anti-takeover defenses. As of June 30, 1998, no Rights have been exercised.

         The remaining authorized, but unissued, shares of Class A common stock are reserved for issuance for stock options, warrants and Rights.

         CAPITAL TRANSACTIONS WITH SHAREHOLDER OF ACQUIRED SUBSIDIARY

         In 1997 and 1996, one of the Company's acquired subsidiaries, which was an S corporation, distributed dividends to the former shareholder of the subsidiary. In addition, the retained earnings of such subsidiary at the date of acquisition have been recorded as a contribution to paid in capital as the shareholder of such S corporation is deemed to have distributed such earnings to himself and subsequently contributed such amount as paid in capital.

                       PRECEPT BUSINESS SERVICES, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997 and 1996

10. COMMITMENTS AND CONTINGENCIES

         LEASE COMMITMENTS

         The Company is obligated under non-cancelable operating leases for office space, warehouse space and equipment which expire at various times through 2007. Annual minimum lease commitments under these leases amount to $2.2 million in 1999, $1.9 million in 2000, $1.4 million in 2001, $0.4 million in 2002, $0.2 million in 2003 and $0.9 million thereafter. Total rent expense amounted to $2.6 million, $2.9 million and $2.4 million in 1998, 1997 and 1996, respectively.

         LITIGATION - JOHN ALDEN LIFE INSURANCE CO.

         On January 25, 1996, Precept filed a collection action against John Alden Life Insurance Co. ("Alden"), currently pending in the United States District Court for the Southern District of Florida, for approximately $0.4 million in past due invoices. Alden has denied that it received any products and has refused to pay Precept on that basis. Alden and its affiliate, John Alden Systems Corp. ("Alden Systems") have asserted a counterclaim against Precept alleging that a Precept employee participated with an Alden employee in a plan to falsify sales to Alden. Alden is seeking approximately $9.0 million in damages. Precept intends to pursue the claims asserted in its collection action, believes that it has meritorious defenses to the above allegations and plans to vigorously defend against them.

         OTHER LITIGATION AND CLAIMS

         In addition to the foregoing, Precept is subject to certain other legal proceedings, claims, and disputes which arise in the ordinary course of business. While Precept has no reason to believe that the effects of any pending claims are material, there can be no assurance that such the effect of such claims, if adversely determined, will not have a material adverse effect on the business, financial condition, results of operations or liquidity of Precept.

11. SEGMENT INFORMATION

         The Company operates principally in the business products and transportation industry segments. Operations in the business products segment involves arranging for the manufacture, storage and distribution of business forms, computer supplies, advertising information and other related business products for mid- to large- sized corporate customers. Operations in the transportation segment primarily involve chauffeured limousine, livery and courier services. Total revenue by industry includes both sales to unaffiliated customers, as reported in the Company's consolidated statements of operations, and intersegment sales, which are eliminated in the Company's consolidated financial statements. Intersegment sales included in operating profits below were $20,075, $25,028 and $35,735 for the business products segment and $177,723, $220,363 and $230,165 in the transportation services segment for the years ended June 30, 1998, 1997 and 1996, respectively.

         In computing operating income (loss), none of the following items have been added or deducted: general corporate expenses (these expenses were included in the computation of Corporate and Other operating income (loss)), interest expense, income taxes and loss from discontinued operations. Depreciation expense and capital expenditures for each fiscal year by segment are shown below. Identifiable assets by industry segment are those assets that are used in the Company's operations in each industry. Corporate assets are principally certain investments and net assets of discontinued operations.

                       PRECEPT BUSINESS SERVICES, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997 and 1996

         Segment data as of and for the years ended June 30 are as follows:


                                                                         YEAR ENDED JUNE 30,
                                                         -------------------------------------------------
                                                               1998              1997             1996
                                                         --------------    -------------    --------------
     Operating income:
         Business products.........................      $   3,893,954     $   2,428,637    $   1,852,064
         Transportation ...........................            315,572          (116,271)          88,582
         Other and corporate.......................           (296,629)          289,273          (87,943)
                                                         --------------    -------------    --------------
              Total operating income...............      $   3,912,897     $   2,601,639    $   1,852,703
                                                         --------------    -------------    --------------
                                                         --------------    -------------    --------------
     Depreciation and amortization:................
         Business products.........................      $   1,387,548     $   1,336,099    $   1,286,964
         Transportation ...........................            412,194           414,717          316,611
         Other and corporate.......................             21,192            36,808           72,958
                                                         -------------     -------------    -------------
              Total depreciation and amortization..      $   1,820,934     $   1,787,624    $   1,676,533
                                                         --------------    -------------    --------------
                                                         --------------    -------------    --------------

     Capital expenditures:
         Business products.........................      $     184,495     $   1,804,146    $   1,178,781
         Transportation...........................             673,218            77,950            -
         Other and corporate.......................              -                 -                -
                                                         --------------    -------------    --------------
              Total capital expenditures...........      $     857,713     $   1,882,096    $   1,178,781
                                                         --------------    -------------    --------------
                                                         --------------    -------------    --------------

     Identifiable assets:
         Business products.........................      $  37,978,428     $  31,034,819    $  29,239,629
         Transportation............................         15,944,523         1,247,953        2,488,849
         Other and corporate.......................          2,563,653         5,008,774        8,011,130
                                                         -------------     -------------    -------------
              Total identifiable assets............      $  56,486,604     $  37,291,546    $  39,739,608
                                                         --------------    -------------    --------------
                                                         --------------    -------------    --------------


12.  DISCONTINUED OPERATIONS

         In February 1997, the Company decided to reduce its investment in Builders and to sell the majority of the assets of Holdings, the two subsidiaries that performed real estate and related construction activities.

         The company owned 810 shares of Builders' common stock, making it an 81% shareholder of Builders. Effective March 31, 1997, the Company obtained additional 1,000 shares, increasing its ownership to 90.5%, in exchange for a contribution of capital of approximately $2.3 million. During 1998, Builders sold 100,000 shares to the majority shareholder of the Company, diluting the Company's ownership percentage to 1.8%. Consequently, the Company recorded the net assets of Builders at the estimated expected value remaining at the disposal date, which is zero.

         During fiscal year 1998, the Company disposed of the majority of the assets of Holdings. These assets included one condominium, a ranch, land and building, and an investment in a restaurant. The condominium, land and building and investment were sold to the majority shareholder of the Company during fiscal year 1998 and the first quarter of fiscal year 1999. The sales prices were equal to the carrying value of the assets at June 30, 1997 and the assets were sold for cash. The ranch was also sold for cash during fiscal year 1998 to a company owned by the majority shareholder, the chief executive officer and the chief operating officer of Precept.

         Following is a summary of the net assets and results of operations of the two entities, which have been reported as discontinued operations for all periods presented in the consolidated balance sheets and the consolidated statements of operations. The net assets of the discontinued operations as of June 30, 1998 and 1997, exclude amounts related to Builders, as described above.

                       PRECEPT BUSINESS SERVICES, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997 and 1996


                                                                                      JUNE 30,
                                                                           ------------------------------
                                                                                1998             1997
                                                                           -------------    -------------
     Accounts receivable  and unbilled work........................        $       -        $      66,055
     Other current assets..........................................                -               34,907
     Land, property and equipment, net.............................            1,115,125        3,988,007
                                                                           -------------    -------------
         Total assets..............................................            1,115,125        4,088,969
     Accounts payable and other accrued expenses...................                -              525,286
     Non-current liabilities.......................................                -                3,437
                                                                           -------------    -------------
         Net assets of discontinued operations.....................        $   1,115,125    $   3,560,246
                                                                           -------------    -------------
                                                                           -------------    -------------


                                                                       YEAR ENDED JUNE 30,
                                                         -------------------------------------------------
                                                              1998              1997             1996
                                                         --------------    -------------    --------------
     Revenue  .......................................    $     127,279     $  82,661,862    $  39,341,903
     Costs and expenses..............................          940,806        86,002,973       39,443,119
     Loss from disposal..............................            -              (497,971)           -
                                                         --------------    -------------    --------------
     Loss before income taxes........................         (813,527)       (3,839,082)        (101,216)
     Income tax benefit..............................         (346,135)            -              (36,822)
                                                         --------------    -------------    --------------
     Net loss from discontinued operations...........    $    (467,392)    $  (3,839,042)   $     (64,394)
                                                         --------------    -------------    --------------
                                                         --------------    -------------    --------------

         A federal net operating loss ("NOL") carryforward of $2.9 million was generated by discontinued operations during fiscal 1997. A deferred tax asset of $1.4 million attributable to discontinued operations, most of which is applicable to this NOL have been fully reserved with a valuation allowance due to the uncertainty of the use of the asset to offset future taxable income of discontinued operations.

13.  TRANSACTIONS WITH AFFILIATES AND SHAREHOLDERS

         SPIN-OFF FROM AFFILIATED COMPUTER SERVICES

         On June 30, 1994, the businesses of the Company were merged and the Company's common stock was distributed on a pro rata basis to the shareholders of the Company's former parent, Affiliated Computer Services ("ACS"). The financial statements of the Company at the time of the spin-off reflected the financial position and results of the combined businesses on a historical cost basis. As a result of the spin-off from ACS, Precept and ACS entered into a Reciprocal Services Agreement ("Services Agreement"), as discussed below.

         SERVICES AGREEMENT WITH ACS

         Under terms of the Services Agreement, Precept will sell business forms and supplies and provide courier and administrative services at prices that result in an average gross margin of 30% (20% gross margin prior to June 30, 1997). Revenues for services provided to ACS under this agreement were $4.3 million, $5.4 million and $6.0 million in 1998, 1997 and 1996, respectively. Amounts due from ACS were $1.1 million and $0.5 million at June 30, 1998 and 1997, respectively. In addition, the Company purchases certain general and administrative services, including data processing, from ACS. Except for the rental of office space and data processing support for its courier business, Precept discontinued purchasing such services in the fourth quarter of fiscal year 1998. Precept incurred expenses of $0.3 million, $0.4 million and $0.3 million from ACS for these services in 1998, 1997 and 1996, respectively.

         LINKED SALES ARRANGEMENT WITH ACS SHAREHOLDERS

         In connection with the spin-off from ACS, shareholders of ACS receiving shares of Precept agreed to a "linked sales" arrangement for a two year period commencing June 30, 1994 and ending June 30, 1996. Under the arrangement, a selling shareholder of ACS stock was required to sell an equal number of shares of stock in the Company at approximately the same time. To accommodate the selling shareholders, if a third-party purchaser was not available, the company agreed to purchase its shares at $2.80 per share,

                       PRECEPT BUSINESS SERVICES, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997 and 1996

which amount was payable at the end of 15 years without interest. Common stock acquired under these arrangements was classified as treasury stock with the offsetting obligation reflected in long-term debt. The treasury stock and related debt are carried at this redemption price in these financial statements. During 1996 and 1995, the Company repurchased 43,778 and 24,628 shares for $122,406 and $68,863, respectively, which is classified as a reduction of shareholders' equity.

         LOANS TO CERTAIN EXECUTIVES

         During the fiscal year ended June 30, 1996, the Company loaned certain senior executives $0.8 million to be used exclusively to purchase the Company's stock from selling shareholders. The shareholder notes were paid down to $0.6 million as of June 30, 1997 and were fully repaid in fiscal year ended June 30, 1998.

         In conjunction with the purchase of Class A common stock and with the exercise of stock options under the Company's stock option plan, a note receivable, with recourse, was issued by the Company for the purchase of the Company's stock by certain executives. As of June 30, 1997, such shareholder notes were classified as a reduction of shareholders' equity. Such shareholder notes were repaid during the fiscal year ended June 30, 1998.

         CLASS B COMMON STOCK

         Precept's Class B common stock is held exclusively by the major shareholder and is entitled to vote at 10 votes for each share held. Class A common stock receives one vote on matters subject to a vote of the shareholders. During fiscal year 1998, the major shareholder converted 851,142 shares of Class B common stock into an equal number of shares of Class A common stock.

         SALE OF LAND, BUILDING AND INVESTMENT IN RESTAURANT

         During September 1998, Precept completed the sale of land and building and its investment in a restaurant business to its majority shareholder for $1.1 million in cash. The property and equipment for such operations were classified as net assets of discontinued operations at June 30, 1998.

         LEASE OF RANCH

         Precept is party to a five year lease for a limited use of a ranch which is owned by a company controlled by the Company's majority shareholder, chief executive officer and chief operating officer. This ranch was previously owned by Precept and was sold to this company in November 1997 for $1,200,000. Precept is liable for variable monthly lease payments of approximately $10,000 during the lease term.

         PROXIES

         The majority shareholder has entered into proxies with the chief executive and the chief operating officer of the Company whereby the majority shareholder controls the votes that may be cast with shares owned by the two officers. Such proxies continue until the majority shareholder's death or his disability, whichever event occurs first.

         TRANSACTIONS WITH FORMER DIRECTOR AND USTS FORMER CHAIRMAN

          Subsequent to the USTS acquisition, Precept entered into a separation agreement and general release with USTS' former chairman that included his resignation from Precept's board of directors in exchange for monthly payments of $21,075 through March 2001. In July 1998, Precept sold the owned and leased buses of one of its businesses to USTS' former chairman in exchange for a reduction of $0.6 million in Precept's note payable to him. These events were considered in the allocation of the purchase price from the acquisition of USTS.

                       PRECEPT BUSINESS SERVICES, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended June 30, 1998, 1997 and 1996

14. SUBSEQUENT EVENTS

         ACQUISITIONS

         As discussed more fully in Note 3, Precept has completed four acquisitions of businesses since June 30, 1998.

15. REVERSE STOCK SPLIT

         On December 4, 1998, the Company effected a 1 for 7 reverse stock split for its common stock, warrants, and stock options, as approved by the shareholders at the November 11, 1998 annual shareholders meeting. All share and per share information has been restated to reflect the 1 for 7 reverse split.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT MADE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PRECEPT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PRECEPT SINCE SUCH DATE.

---------------







               TABLE OF CONTENTS

                                              PAGE
                                              ----
Where You Can Find More Information             2
Prospectus Summary.......................       3
Risk Factors.............................       6
Dividend Policy..........................       13
Price Range of Common Stock..............       13
Selected Consolidated Financial Data.....       14
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations..............................       16
Business.................................       25
Management...............................       33
Certain Relationships and Related
 Transactions............................       38
Principal and Selling Shareholders.......       40
Description of Securities................       42
Shares Eligible for Future Sale..........       47
Plan of Distribution.....................       48
Legal Matters............................       48
Experts..................................       48
Index to Financial Statements............      F-1



                                7,118,181 SHARES

                         PRECEPT BUSINESS SERVICES, INC.

                              CLASS A COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------






                                 June ____, 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the Texas Business Corporation Act (the "TBCA"), a Texas corporation may in general indemnify a director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding by virtue of his position in the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of criminal proceedings, had no reasonable cause to believe his conduct was unlawful. Further, a Texas corporation may indemnify a director or officer in an action brought by or in the right of the corporation only if such director or officer was not found liable to the corporation, unless or only to the extent that a court finds him to be fairly and reasonably entitled to indemnity for such expenses as the court deems proper, within statutory limits.

     The Registrant's Restated Articles of Incorporation, as amended, provide that each person who (i) is or was a director, officer, employee or agent of Registrant or (ii) is or was serving at the request of Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, or other enterprise or employee benefit plan (including the heirs, executors, administrators or estate of such person) shall be indemnified by the Registrant to the fullest extent that a corporation is required or permitted to grant indemnification to such person under the TBCA. Reasonable expenses incurred by a director, officer, employee or agent of the Registrant, who was, is or is threatened to be made a named defendant or respondent in a proceeding shall be paid or reimbursed by the Registrant, in advance of the final disposition of the proceeding, to the maximum extent permitted under the TBCA.

     Additionally, Registrant's Restated Articles of Incorporation, as amended, eliminate in certain circumstances the monetary liability of directors of Registrant for an act or omission in the director's capacity as a director. This provision does not eliminate or limit the liability for (i) a breach of a director's duty of loyalty to Registrant or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) an act or omission for which the liability of the director is expressly provided for by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend.

     The above discussion of the Registrant's Restated Articles of Incorporation, as amended, and Bylaws and of the TBCA is not intended to be exhaustive and is qualified in its entirety by the Restated Articles of Incorporation, as amended, and Bylaws and the TBCA.

     The Registrant carries directors' and officers' liability insurance which insures Registrant's directors and officers against liability for any "wrongful act" arising out of their position, and which is not reimbursable under the Registrant's Bylaws or which, if reimbursable, Registrant has not paid or is unable to pay. These provisions of the policy pertaining to officers and directors are also subject to several exclusions, including losses covered under other forms of insurance, losses occasioned by violations of governmental regulations and ordinances, losses for which insurance would be against public policy and others recited therein.

     The Registrant has entered into an Indemnification Agreement with each of its directors to provide indemnification for expenses incurred by such director, by reason of the fact that he is a director, in connection with certain lawsuits or proceedings. To be eligible for such indemnification, the director must have acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, the Registrant has agreed to indemnify each director against any amount which such director is legally obligated to pay relating to or arising out of any claim against such director because of any act, failure to act or neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, which such director commits, suffers, permits or acquiesces in while acting in his capacity as a director or officer of the Registrant, or, at the request of the Registrant, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

    ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibits:

     EXHIBIT      DESCRIPTION
       2.1        Agreement and Plan of Reorganization dated as of November 16,
                  1997 by and among U.S. Transportation Systems, Inc., Precept
                  Investors, Inc., and Precept Acquisition Company, L.L.C.(1)

       2.2        USTS Plan of Liquidation and Dissolution(1)

       2.3        Stock Purchase Agreement by and among Precept Business
                  Products, Inc., Precept Business Services, Inc., InfoGraphix,
                  Inc. and James Gorin(3)

       2.4 Stock Purchase Agreement dated as of June 13, 1998 by and among the Company, Precept Business Products, Inc., MBF
                  Corporation, and J.D. Greco(4)

       2.5 Agreement and Plan of Merger dated as of September 1, 1998 by and among the Company, Creative Acquisition Corp., Creative,
                  Edward Curtis and Robert Bazinet(5)

       2.6 Agreement and Plan of Merger dated as of August 26, 1998 by and among the Company, Precept Acquisition Corp., Southern
                  Systems Business Forms & Data Supplies, Inc., a South Carolina corporation ("Southern") and each of the shareholders of Southern(6)

       2.7        Revolving Line of Credit Agreement dated March 22, 1999(7)

       3.1        Amended and Restated Articles of Incorporation(1)

       3.2        Bylaws(1)

       3.3        Warrant Agent Agreement(1)

       3.4        Form of Precept Class A Warrant Certificate(1)

       3.5        Form of Precept Class A Common Stock Certificate(1)

       3.6        Form of Rights Agreement between Precept and Continental Stock
                  Transfer & Trust Co.(1)

       3.7        Form of Irrevocable Proxy granted to Darwin Deason by various
                  Precept Investors shareholders(1)

      10.1        Form of Registration Rights Agreement by and among Precept
                  Investors, Inc., Michael Margolies, and The Margolies Family
                  Trust(1)

      10.2        Form of Employment Agreement by and between Precept Investors,
                  Inc., and Michael Margolies(1)

      10.3        Form of Employment Agreement by and between Precept Investors,
                  Inc. and Ron Sorci(1)

      10.4        Reciprocal Services Agreement (as amended), dated June 30,
                  1994, between Precept and ACS(1)

      10.5        First Amendment to Reciprocal Services Agreement, dated May 1,
                  1998, between Precept and ACS(7)

      10.6        Form of Directors Indemnification Agreement(1)


                                         II-2


      10.7        Precept 1998 Stock Incentive Plan(1)

      10.8        Credit Agreement and Line of Credit Note, dated as of July 1,
                  1997, between Precept Investors, Inc. and Wells Fargo Bank
                  (Texas), National Association(1)

      10.9        First Amended and Restated Credit Agreement and Line of Credit
                  Note, dated March 20, 1998, between Precept Business Services,
                  Inc. and Wells Fargo Bank (Texas), National Association(2)

      10.10 Separation Agreement and General Release, dated July 20, 1998, by and among Precept Business Services, Inc. and Michael
                  Margolies(7)

      21          Precept Subsidiaries(8)

      23.1        Consent of Ernst & Young LLP(8)

      27.1        Financial Data Schedule(9)


-------------------
    (1) Previously filed as an exhibit to the Company's registration statement on Form S-4 (file no. 333-42689) and incorporated herein by reference.
    (2) Previously filed as an exhibit to the Company's Form 10-Q for the quarterly period ended December 31, 1997.
    (3)  Previously filed as an exhibit to the Company's Form 8-K dated
         April 28, 1998.
    (4)  Previously filed as an exhibit to the Company's Form 8-K dated
         July 6, 1998.
    (5) Previously filed as an exhibit to the Company's Form 8-K filed September 18, 1998.
    (6) Previously filed as an exhibit to the Company's Form 8-K filed September 25, 1998.
    (7) Previously filed as an exhibit to the Company's Form 8-K filed on April 13, 1999.
    (8)  Filed herewith.
    (9) Previously filed as an exhibit to the Company's Form 10-Q for the quarterly period ended March 31, 1999.

    ITEM 22.  UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      to include any prospectus required by
                                    Section  10(a)(3) of the Securities Act
                                    of 1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule
                                    424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on June 15, 1999.

                                             PRECEPT BUSINESS SERVICES, INC.

                                             By: /s/ Douglas R. Deason
                                                 ------------------------------
                                                 Douglas R. Deason
                                                 (Principal Executive Officer)


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Douglas R. Deason and William W. Solomon, Jr. his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                               TITLE                                         DATE
/s/ Darwin Deason                       Director and Chairman of the Executive        June 15, 1999
--------------------------------        Committee of the Board
Darwin Deason

/s/ Douglas R. Deason                   President, Chief Operating Officer and        June 15, 1999
--------------------------------        Director (Principal Executive Officer)
Douglas R. Deason

/s/ William W. Solomon, Jr.             Chief Financial Officer and Director          June 15, 1999
--------------------------------        (Principal Financial and Accounting Officer)
William W. Solomon, Jr.

/s/ J. Livingston Kosberg               Director                                      June 15, 1999
--------------------------------
J. Livingston Kosberg

/s/ Sheldon I. Stein                    Director                                      June 15, 1999
--------------------------------
Sheldon I. Stein

/s/ Robert Bazinet                      Director                                      June 15, 1999
--------------------------------
Robert Bazinet

/s/ J. D. Greco                         Director                                      June 15, 1999
--------------------------------
J. D. Greco


                              INDEX TO EXHIBITS

     EXHIBIT      DESCRIPTION
       2.1        Agreement and Plan of Reorganization dated as of November 16,
                  1997 by and among U.S. Transportation Systems, Inc., Precept
                  Investors, Inc., and Precept Acquisition Company, L.L.C.(1)

       2.2        USTS Plan of Liquidation and Dissolution(1)

       2.3        Stock Purchase Agreement by and among Precept Business
                  Products, Inc., Precept Business Services, Inc., InfoGraphix,
                  Inc. and James Gorin(3)

       2.4 Stock Purchase Agreement dated as of June 13, 1998 by and among the Company, Precept Business Products, Inc., MBF
                  Corporation, and J.D. Greco(4)

       2.5 Agreement and Plan of Merger dated as of September 1, 1998 by and among the Company, Creative Acquisition Corp., Creative,
                  Edward Curtis and Robert Bazinet(5)

       2.6 Agreement and Plan of Merger dated as of August 26, 1998 by and among the Company, Precept Acquisition Corp., Southern
                  Systems Business Forms & Data Supplies, Inc., a South Carolina corporation ("Southern") and each of the shareholders of Southern(6)

       2.7        Revolving Line of Credit Agreement dated March 22, 1999(7)

       3.1        Amended and Restated Articles of Incorporation(1)

       3.2        Bylaws(1)

       3.3        Warrant Agent Agreement(1)

       3.4        Form of Precept Class A Warrant Certificate(1)

       3.5        Form of Precept Class A Common Stock Certificate(1)

       3.6        Form of Rights Agreement between Precept and Continental Stock
                  Transfer & Trust Co.(1)

       3.7        Form of Irrevocable Proxy granted to Darwin Deason by various
                  Precept Investors shareholders(1)

      10.1        Form of Registration Rights Agreement by and among Precept
                  Investors, Inc., Michael Margolies, and The Margolies Family
                  Trust(1)

      10.2        Form of Employment Agreement by and between Precept Investors,
                  Inc., and Michael Margolies(1)

      10.3        Form of Employment Agreement by and between Precept Investors,
                  Inc. and Ron Sorci(1)

      10.4        Reciprocal Services Agreement (as amended), dated June 30,
                  1994, between Precept and ACS(1)

      10.5        First Amendment to Reciprocal Services Agreement, dated May 1,
                  1998, between Precept and ACS(7)

      10.6        Form of Directors Indemnification Agreement(1)

      10.7        Precept 1998 Stock Incentive Plan(1)

      10.8        Credit Agreement and Line of Credit Note, dated as of July 1,
                  1997, between Precept Investors, Inc. and Wells Fargo Bank
                  (Texas), National Association(1)



     EXHIBIT      DESCRIPTION

      10.9        First Amended and Restated Credit Agreement and Line of Credit
                  Note, dated March 20, 1998, between Precept Business Services,
                  Inc. and Wells Fargo Bank (Texas), National Association(2)

      10.10 Separation Agreement and General Release, dated July 20, 1998, by and among Precept Business Services, Inc. and Michael
                  Margolies(7)

      21          Precept Subsidiaries(8)

      23.1        Consent of Ernst & Young LLP(8)

      27.1        Financial Data Schedule(9)


-------------------
    (1) Previously filed as an exhibit to the Company's registration statement on Form S-4 (file no. 333-42689) and incorporated herein by reference.
    (2) Previously filed as an exhibit to the Company's Form 10-Q for the quarterly period ended December 31, 1997.
    (3)  Previously filed as an exhibit to the Company's Form 8-K dated
         April 28, 1998.
    (4)  Previously filed as an exhibit to the Company's Form 8-K dated
         July 6, 1998.
    (5) Previously filed as an exhibit to the Company's Form 8-K filed September 18, 1998.
    (6) Previously filed as an exhibit to the Company's Form 8-K filed September 25, 1998.
    (7) Previously filed as an exhibit to the Company's Form 8-K filed on April 13, 1999.
    (8)  Filed herewith.
    (9) Previously filed as an exhibit to the Company's Form 10-Q for the quarterly period ended March 31, 1999.